EXECUTION VERSION
BRIDGE LOAN AND SECURITY AGREEMENT
dated as of February 23, 2024
by and among
UNITI FIBER BRIDGE BORROWER LLC,
as Borrower,
THE OTHER LOAN PARTIES
SIGNATORY HERETO FROM TIME TO TIME,
VARIOUS LENDERS,
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent,
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Account Bank and Verification Agent,
and
BARCLAYS BANK PLC,
as Facility Agent, a Lead Arranger and Sole Structuring Agent
and
DEUTSCHE BANK AG, NEW YORK BRANCH
CITIBANK, N.A.,
as Lead Arrangers

$350,000,000 Multi-Draw Bridge Term Loan Facility

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	4.2	Conditions Precedent to each Delayed Draw Loan	68

V.	REPRESENTATIONS AND WARRANTIES		69

	5.1	Organization, Powers, Capitalization, Good Standing, Business	69
	5.2	Authorization of Borrowing, Authority, etc.	69
	5.3	Fiber Network Assets	70
	5.4	Customer Contracts; Agreements	71
	5.5	Litigation; Adverse Facts	71
	5.6	Payment of Taxes	71
	5.7	Performance of Agreements; No Material Adverse Effect	71
	5.8	Compliance with Law; ERISA	72
	5.9	Governmental Regulation	72
	5.10	[Reserved]	72
	5.11	Employee Benefit Plans	72
	5.12	Solvency	72
	5.13	Use of Proceeds and Margin Security	72
	5.14	[Reserved]	72
	5.15	Investments; Ownership of the Loan Parties	72
	5.16	Environmental Compliance	73
	5.17	Anti-Corruption Laws and Sanctions	73
	5.18	Separate Legal Entity	74
	5.19	Financial Statements	74
	5.20	Accuracy of Disclosure	74
	5.21	Beneficial Ownership	74
	5.22	Risk Retention	74

VI.	AFFIRMATIVE COVENANTS		75

	6.1	Financial Statements, Reports and Other Information.	75
	6.2	Payment of Obligations	77
	6.3	Conduct of Business and Maintenance of Existence and Assets	77
	6.4	Compliance with Legal and Other Obligations	78
	6.5	Insurance	78
	6.6	True Books; Underlying Collateral Matters	79
	6.7	[Reserved]	79
	6.8	Further Assurances; Additional Loan Parties	79
	6.9	Use of Proceeds	80
	6.10	Performance of Agreements	80
	6.11	Interest Reserve	80
	6.12	Cash Management Systems	81
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	6.13	[Reserved].	83
	6.14	Operation and Maintenance of the Fiber Network Assets	84
	6.15	Inspection	84
	6.16	IRU Agreements	84
	6.17	Risk Retention	85
	6.18	Management Agreement	85
	6.19	Interest Rate Protection	86
	6.20	Post-Closing Actions	86
	6.21	Separateness Covenants	86

VII.	NEGATIVE COVENANTS		89

	7.1	Indebtedness	89
	7.2	Liens; Negative Pledges	89
	7.3	Restricted Payments	90
	7.4	Transactions with Affiliates	90
	7.5	Organizational Documents; Fiscal Year; Use of Proceeds	91
	7.6	Transfer of Collateral	91
	7.7	Contingent Obligations and Risks	91
	7.8	Permitted Activities of Holdings	91
	7.9	Anti-Terrorism	92
	7.10	[Reserved]	92
	7.11	[Reserved]	92
	7.12	[Reserved]	93
	7.13	Disposition of Fiber Network Assets.	93
	7.14	Financial Maintenance Covenant	93

VIII.	EVENTS OF DEFAULT		94

IX.	ADDITIONAL RIGHTS AND REMEDIES AFTER DEFAULT		97

	9.1	Additional Rights and Remedies	97
	9.2	Application of Proceeds	98
	9.3	Rights to Appoint Receiver	99
	9.4	Attorney-in-Fact	99
	9.5	Rights and Remedies not Exclusive	99

X.	WAIVERS AND JUDICIAL PROCEEDINGS		100

	10.1	Waivers	100
	10.2	Delay; No Waiver of Defaults	100
	10.3	Jury Waiver; Jurisdiction	100
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	10.4	Amendment and Waivers	101

XI.	EFFECTIVE DATE AND TERMINATION		103

	11.1	Effectiveness and Termination	103
	11.2	Survival	104

XII.	MISCELLANEOUS		104

	12.1	Governing Law; Jurisdiction; Service of Process; Venue	104
	12.2	Successors and Assigns; Assignments and Participations	105
	12.3	Application of Payments	108
	12.4	Indemnity	108
	12.5	Notices	109
	12.6	Severability; Captions; Counterparts; Electronic Signatures	111
	12.7	Expenses	112
	12.8	Entire Agreement	113
	12.9	Approvals and Duties	113
	12.10	Publicity and Confidentiality	113
	12.11	Cooperation	114
	12.12	[Reserved]	115
	12.13	Recognition of U.S. Special Resolution Regimes	115
	12.14	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	116
	12.15	Original Issue Discount Legend.	118

XIII.	AGENT PROVISIONS; SETTLEMENT		118

	13.1	Administrative Agent	118
	13.2	Lender Consent	126
	13.3	Set-off and Sharing of Payments	126
	13.4	Disbursement of Funds	127
	13.5	Availability of Lenders’ Pro Rata Share; Return of Payments	127
	13.6	Dissemination of Information	128
	13.7	Defaulting Lender	128
	13.8	Taxes	129
	13.9	Patriot Act and other KYC Requirements	133
	13.10	Manager	133
	13.11	Withholding Tax	133
	13.12	Interest Rate Protection Agreements	134
	13.13	Erroneous Payments	134
	13.14	Facility Agent	137
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XIV.	GUARANTY.		141

	14.1	Guaranty of the Guaranteed Obligations	141
	14.2	Payment by Guarantors	141
	14.3	Liability of Each Guarantor Absolute	141
	14.4	Waivers by the Guarantors	143
	14.5	Each Guarantor’s Rights of Subrogation, Contribution, etc.	144
	14.6	Subordination of Other Obligations	144
	14.7	Continuing Guaranty	145
	14.8	Authority of the Guarantors or the Borrower	145
	14.9	Financial Condition of the Borrower	145
	14.10	Bankruptcy, etc.	145

XV.	THE ACCOUNT BANK		146

	15.1	Duties of the Account Bank.	146
	15.2	Certain Matters Affecting the Account Bank	148
	15.3	Account Bank’s Disclaimer	151
	15.4	[Reserved]	151
	15.5	Fees and Expenses of Account Bank and Verification Agent; Indemnification of the Account Bank and Verification Agent	151
	15.6	[Reserved]	152
	15.7	Resignation and Removal of Account Bank	152
	15.8	Successor Account Bank	153
	15.9	Merger or Consolidation of Account Bank	153
	15.10	Multiple Roles	154
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EXHIBITS
Exhibit A    Form of Note
Exhibit B    Form of Borrowing Request
Exhibit C    Form of Solvency Certificate
Exhibit D    Form of Risk Retention Letter
Exhibit E    Form of Compliance Certificate
Exhibit F    Form of Assignment Agreement
Exhibit G     Form of Interest Election Request
Exhibit H    Form of Secured Party Designation Notice
Exhibit I    Form of IRU Agreement
Exhibit J    Form of Management Agreement

ANNEXES
Annex 1    Commitments
SCHEDULES
Schedule 1.1(a)    Closing Date Contributed Contracts
Schedule 1.1(b)    Closing Date Contributed Equipment
Schedule 1.1(c)    Specified Contracts
Schedule 2.13    Pledged Equity Interests
Schedule 5.15    Schedule of Investments
Schedule 6.20    Schedule of Post-Close Actions
Schedule 12.5    Notice Addresses

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BRIDGE LOAN AND SECURITY AGREEMENT
This BRIDGE LOAN AND SECURITY AGREEMENT (as it may be amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”), dated as of February 23, 2024 (the “Effective Date”), is entered into by and among Uniti Fiber Bridge Borrower LLC, a Delaware limited liability company (“Borrower”), Uniti Fiber Bridge HoldCo LLC, a Delaware limited liability company (“Holdings”), each of the Asset Entities from time to time party hereto as Subsidiary Guarantors, each of the financial institutions from time to time party hereto as Lenders, Wilmington Trust, National Association (“Wilmington”), as administrative agent and collateral agent for the Lenders (in such capacities, together with its successors and assigns, the “Administrative Agent”), Wilmington, as account bank and verification agent for itself and for the Lenders (in such capacities, together with its successors and assigns, the “Account Bank” and “Verification Agent”) and Barclays Bank PLC, as facility agent for itself and for the Lenders (in such capacity, together with its successors and assigns, the “Facility Agent”).
WHEREAS, capitalized terms used herein shall have the meanings ascribed thereto in Section 1.1;
WHEREAS, in connection with the Transactions, the Borrower has requested that (i) on the Effective Date, the Lenders extend $350,000,000 in Commitments to the Borrower and (ii) on and after the Closing Date, the Lenders lend to the Borrower Term Loans from time to time in an initial aggregate principal amount of up to $350,000,000, the proceeds of which will be used on the Closing Date solely to finance the Transactions; and
WHEREAS, each Loan Party has agreed to (x) secure the Secured Obligations by granting to the Administrative Agent, for the benefit of itself and the Lenders, a Lien on substantially all of its assets, including without limitation, all right, title and interest in and to any Uniti Fiber Business Assets owned by such Loan Party on the Closing Date, and (y) provide the Guaranty of the Guaranteed Obligations, in each case on the terms set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the Loan Parties, Administrative Agent and Lenders hereby agree as follows:
I.    DEFINITIONS
1.1    Defined Terms. For purposes of the Transaction Documents, in addition to the definitions above and elsewhere in this Agreement or the other Transaction Documents, the terms listed in this Article I shall have the meanings given such terms in this Article I.
“Account Bank” shall have the meaning assigned to it in Recitals.
“Account Bank Control Agreement” shall mean the account control agreement, dated as of the Closing Date, by and among the Borrower, the Administrative Agent and the Account Bank, as securities intermediary, with respect to the Trust Accounts.
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“Account Bank Fee” shall mean the fees, expenses and indemnities to be paid to the Account Bank pursuant to a written agreement between the Account Bank and the Borrower.
“Account Collateral” shall mean all of the Loan Parties’ right, title and interest in and to the Pledged Accounts, the Reserves, all monies and amounts which may from time to time be on deposit therein, all monies, checks, notes, instruments, documents, deposits, and credits from time to time in the possession of the Administrative Agent representing or evidencing such Pledged Accounts and Reserves and all earnings and investments held therein and proceeds thereof.
“Account Control Agreement” shall mean (i) with respect to any Trust Account, the Account Bank Control Agreement and (ii) with respect to any other applicable Pledged Account, each agreement, in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Requisite Lenders), pursuant to which the Administrative Agent, the applicable Loan Party and the bank maintaining the applicable Deposit Account have agreed, among other things, that (i) the Administrative Agent shall have “control” over such Deposit Account (within the meaning of the UCC) and (ii) solely upon the trigger events set forth in such Account Control Agreement, such bank will comply with instructions originated by the Administrative Agent directing disposition of the funds in such Deposit Account without further consent from any other Person (including the Borrower).
“Account Debtor” shall mean any Person who is obligated or may become obligated to another Person under, with respect to, or on account of, an Account.
“Accounts” shall mean “accounts” (as such term is defined in the UCC) in which any Person now or hereafter has rights.
“Additional Documents” shall have the meaning assigned to it in Section 2.10(e).
“Administrative Agent” shall have the meaning assigned to it in the introductory paragraph hereof.
“Administrative Agent Fee” means the fees, expenses and indemnities to be paid to the Administrative Agent pursuant to the Administrative Agent Fee Letter.
“Administrative Agent Fee Letter” means that certain fee letter agreement, dated as of the Closing Date, between the Borrower and the Administrative Agent.
“Administrative Agent’s Account” shall mean the account of the Administrative Agent as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” or “affiliate” shall mean, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (and the correlative

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terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.
“Agreement” shall have the meaning assigned to it in the introductory paragraph hereof.
“Agent” means, the Administrative Agent and/or the Facility Agent, as the context may require.
“Agent Related Parties” means, (i) with respect to the Administrative Agent, the Administrative Agent’s Affiliates and the officers, directors, employee, agents, members, managers, partners, advisors and other representatives of the Administrative Agent and of each of the Administrative Agent’s Affiliates and the permitted successors and assigns of the foregoing and (ii) with respect to the Facility Agent, the Facility Agent’s Affiliates and the officers, directors, employee, agents, members, managers, partners, advisors and other representatives of the Facility Agent and of each of the Facility Agent’s Affiliates and the permitted successors and assigns of the foregoing.
“Aggregate Annualized Run Rate Revenue” means, as of any Determination Date, (i) the Annualized Run Rate Revenue plus (ii) any Retained Collections Contributions in accordance with Section 2.16(b).
“Allocated Loan Amount” shall mean, for any Fiber Network Assets as of any date of determination with respect to a Disposition of such Fiber Network Assets, the product of (a) the percentage equivalent of a fraction (i) the numerator of which is the excess, if any, of (x) the Aggregate Annualized Run Rate Revenue of all Fiber Network Assets as of such date prior to giving effect to such Disposition over (y) the Aggregate Annualized Run Rate Revenue of all Fiber Network Assets as of such date after giving Pro Forma Effect to such Disposition and (ii) the denominator of which is the Aggregate Annualized Run Rate Revenue of all Fiber Network Assets as of such date prior to giving Pro Forma Effect to such Disposition and (b) the Total Outstandings as of such date.
“Annualized Run Rate Revenue” means, as of any Determination Date, an amount equal to (a) the excess of (i) Retained Collections for the most recently completed Quarterly Collection Period over (ii) the sum (without duplication) of (x) the Management Fee for such Quarterly Collection Period, (y) the Monthly Fiber Network Operating Expenses for the months in such Quarterly Collection Period and (z) insurance expenses and local or other property and similar taxes (including payments in lieu of taxes) paid by the Loan Parties with respect to the Fiber Network Assets during such Quarterly Collection Period, multiplied by (b) four. Notwithstanding anything contained in this definition to the contrary, the Annualized Run Rate Revenue for the fiscal quarter ended December 31, 2023 shall be deemed to be an amount agreed in writing between the Facility Agent and the Borrower.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its Subsidiaries from time to time concerning or relating to bribery or corruption.

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“Applicable Law” shall mean any and all federal, state, local and/or applicable foreign statutes, ordinances, rules, regulations, court orders and decrees, administrative orders and decrees, and other legal requirements applicable to any Loan Party, including, but not limited to, all applicable state and federal usury laws.
“Applicable Margin” shall mean on any date:
(I) from and after the Closing Date to, but excluding, the Scheduled Repayment Date, (a) for any SOFR Loan, 3.75% per annum and (b) for any Base Rate Loan, 2.75% per annum;
(II) during the Initial Step-Up Period, (a) for any SOFR Loan, 4.50% per annum and (b) for any Base Rate Loan, 3.50% per annum; and
(III) during the Second Step-Up Period, (a) for any SOFR Loan, 5.25% per annum and (b) for any Base Rate Loan, 4.25% per annum.
“Asset Entities” shall mean, collectively, (i) Uniti Fiber GulfCo LLC, a Delaware limited liability company, bankruptcy-remote special purpose entity and a direct Wholly-Owned Subsidiary of the Borrower as of the Closing Date and (ii) any other bankruptcy-remote special purpose entity that is a Wholly-Owned Subsidiary of the Borrower and party hereto pursuant to a Joinder Agreement that holds any relevant Uniti Fiber Business Assets pursuant to a Fiber Network Assets Transfer.
“Assignment Agreement” shall mean an Assignment and Assumption substantially in the form of Exhibit F hereto or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, the tenor for such Benchmark pursuant to this Agreement as of such date.
“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time.
“Base Rate” means, on any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1.00% and (c) Term SOFR for an Interest Period of one month in effect on such day plus 1.00%; provided that changes in any rate of interest calculated by reference to the Base Rate shall take effect simultaneously with each change in the Base Rate and the Base Rate will in no event be higher than the maximum rate permitted by applicable law. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or Term SOFR for any reason, the Base Rate shall be determined without regard to clause (b) or (c) above, as applicable, until the circumstances giving rise to such inability no longer exist.
“Base Rate Loans” means any Loan that bears interest at the Base Rate as provided in this Agreement.

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“Basel III” shall mean the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated.
“Benchmark” means, initially, Term SOFR; provided that, if a Benchmark Transition Event and the Benchmark Replacement Date with respect thereto have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.5(g).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that (x) can be determined by the Administrative Agent (acting at the direction of the Requisite Lenders) for the applicable Benchmark Replacement Date and (y) is administratively feasible as determined by the Administrative Agent:
(1)    Daily Simple SOFR; and
(2)    the sum of: (a) the alternate rate of interest that has been selected by the Administrative Agent (acting at the direction of the Requisite Lenders) (in consultation with the Borrower) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated secured financings or securitizations relating to the relevant asset class, as applicable at such time and (b) the Benchmark Replacement Adjustment.
If at any time the Benchmark Replacement as determined pursuant to this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.
“Benchmark Replacement Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (acting at the direction of the Requisite Lenders) and the Borrower giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated secured financing or securitization transactions at such time; provided that such Benchmark Replacement Adjustment shall be administratively feasible as determined by the Administrative Agent.
“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including but not limited to changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments

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of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (acting at the direction of the Requisite Lenders) and the Borrower decide may be appropriate to reflect the adoption and implementation of such rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (acting at the direction of the Requisite Lenders) determines that no market practice for the administration of such rate exists, in such other manner of administration as (x) the Administrative Agent (acting at the direction of the Requisite Lenders) determines (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents and (y) is administratively feasible as determined by the Administrative Agent.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark, or if the then-current Benchmark is Term SOFR, with respect to the Term SOFR Reference Rate:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide the applicable Available Tenor of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to the applicable Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

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(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by or the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) is no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Beneficiary” shall mean the Administrative Agent, each Lender and any Counterparty in respect of any Secured Swap Obligations.
“Borrower” shall have the meaning assigned to it in the introductory paragraph hereof.
“Borrowing Request” shall have the meaning assigned to it in Section 2.3.
“Business Day” shall mean any day other than (a) a Saturday, a Sunday or any day which is a federal holiday or (b) any day on which banking institutions or trust companies in New York City, the State of New York or the State of Delaware are authorized or obligated by law, regulation or executive order to remain closed; provided that when used in connection with any interest rate settings for any Term SOFR Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.
“Capital Markets Transaction” means, in connection with any Disposition of Fiber Network Assets pursuant to Section 7.13(b), any offering of senior secured securitized debt securities by a newly formed special purpose entity that is a direct or indirect Wholly-Owned Subsidiary of Uniti Fiber OpCo Holdings; provided that (i) such debt securities are secured

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primarily by such Fiber Network Assets and (ii) the proceeds of such offering are applied to refinance, in part, the Facilities.
“Casualty Event” shall mean any event that gives rise to the receipt by any Loan Party of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in law, rule or treaty in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” shall mean the failure of Holdings, directly or indirectly through Wholly-Owned Subsidiaries, to own all of the Equity Interests in the Borrower (other than during the short-term pendency of any Permitted Reorganization to the extent such interim failure to own is reasonably necessary or advisable to effectuate such Permitted Reorganization); it being understood and agreed, for the avoidance of doubt, that (i) any Permitted Reorganization that results in one or more “co-holdings”, directly or indirectly through Wholly-Owned Subsidiaries, owning all of the Equity Interests in one or more “co-borrowers” shall not trigger a “Change of Control” for any purpose under this Agreement or any other Transaction Document so long as each such “co-holdings” is a Loan Party and the Equity Interests in such “co-borrowers” owned by such “co-holdings” are subject to Liens in favor of the Administrative Agent and constitute Pledged Collateral hereunder and (ii) any Permitted Change of Control shall not trigger a “Change of Control” for any purpose under this Agreement or any other Transaction Document.
“Closing Date” shall have the meaning assigned to it in Section 4.1.
“Closing Date Loans” shall have the meaning assigned to it in Section 2.1(b)(i).
“Closing Date Certificate” shall mean an officer’s certificate, dated as of the Closing Date, executed by a Responsible Officer of each Loan Party in his or her capacity as a Responsible Officer of such Loan Party and not in his or her individual capacity and substantially in the form of Exhibit C.
“Closing Date Contributed Contracts” means the non-regulated and interstate customer contracts set forth on Schedule 1.1(a) relating to the Uniti Fiber Business with respect to the Gulf Coast region (including Alabama, Florida, Louisiana and/or Mississippi) and directly or

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indirectly, contributed, sold and/or otherwise transferred to the applicable the Loan Parties on the Closing Date.
“Closing Date Contributed Equipment” shall mean the customer premises equipment used for the Uniti Fiber Business set forth on Schedule 1.1(b) and directly or indirectly contributed, sold and/or otherwise transferred to the applicable the Loan Parties on the Closing Date.
“Closing Date Fiber Network Assets Transfers” shall have the meaning assigned to it in Section 4.1(m).
“Closing Date Transaction Documents” shall mean, collectively and each individually, this Agreement, the Notes (if any issued on the Closing Date), the Management Agreement, the IRU Agreement executed and delivered on the Closing Date, the Risk Retention Letter, the Funding Direction Letter, the Facility Agent Fee Letter and the Administrative Agent Fee Letter.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.
“Collateral” shall have the meaning assigned to it in Section 2.10(a) and shall exclude, for the avoidance of doubt, any Excluded Property.
“Collections” shall mean, without duplication, all collections received with respect to the Uniti Fiber Business pursuant to the Closing Date Contributed Contracts, any other Customer Contracts and any other Collateral.
“Collections Accounts” shall mean any Deposit Account of a Loan Party used to receive proceeds of Accounts from Customers, in each case other than an Excluded Account.
“Collection Period” shall mean, (i) with respect to any Determination Date, the most recently completed Quarterly Collection Period and (ii) for all other purposes under this Agreement, the most recently completed Monthly Collection Period.
“Commitment” shall mean the commitment of a Lender to make a Term Loan and “Commitments” shall mean such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment is set forth on Annex 1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments as of the Effective Date is $350,000,000.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Competitor” shall mean any Person engaged primarily in the business of owning and operating fiber conduit networks and other similar structures and other activities entered into in furtherance of the foregoing.

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“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit E or in any other form approved by the Administrative Agent (acting at the direction of the Requisite Lenders) and the Borrower.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contingent Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or to hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Controlled Account” shall mean a Pledged Account of a Loan Party subject to an Account Control Agreement (excluding, for the avoidance of doubt, the Loan Account).
“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to the terms hereof.
“Corresponding Tenor” with respect to any Available Tenor means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Counterparty” shall mean the counterparty under any Interest Rate Protection Agreement, which counterparty shall be selected in accordance with Section 6.19.
“Covered Entity” has the meaning assigned to such term in Section 12.13.
“Credit Date” shall mean the date of the making of a Term Loan.
“Customer” shall mean any customer that is party to a Customer Contract.

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“Customer Accounts” shall mean accounts receivable in connection with any Customer Contract.
“Customer Contract” shall mean, collectively (i) each Closing Date Contributed Contract and (y) each other service order, statement of work and/or service agreement (or similar written agreement) between a Loan Party and a customer relating to the utilization of one or more Fiber Network Assets, including any contract that governs such agreement (including, each “Transferred Customer Contract” (as defined in the IRU Agreements)).
“Customer NRC Payments” shall mean the non-recurring charges paid by Customers to the applicable Loan Party or the Manager, on behalf of such Loan Party, that constitute advance payments for expected capital expenditures to be made on the Fiber Network Assets or for equipment purchased by Customers.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR.
“Damages” shall have the meaning assigned to it in Section 12.4.
“Debt Service Coverage Ratio” or “DSCR” means, as of any Determination Date, the ratio, calculated on a Pro Forma Basis, of (i) the sum of (a) Annualized Run Rate Revenue as of such date plus (b) aggregate amounts expected to be received by the Borrower pursuant to any Interest Rate Protection Agreement (other than payments related solely to the termination or unwinding of an Interest Rate Protection Agreement) for the immediately succeeding Payment Date (or that are obligated to be paid by the Counterparty under any Interest Rate Protection Agreement by the immediately succeeding Payment Date) to (ii) the product of (X) the amount of interest that the Borrower is required to pay under the Facility on the immediately succeeding Payment Date (or, if such Determination Date is a Payment Date, on such Payment Date) multiplied by (Y) twelve; provided that, if such pro forma DSCR is being calculated in connection with (A) a draw under the Facility, the assumed Total Outstandings will be adjusted to reflect the Loans to be made as part of such draw, (B) the disposition of Uniti Fiber Business Assets and the concurrent prepayment of any Loans, the assumed Total Outstandings will be decreased by such prepayment or (C) the disposition of any Fiber Network Assets, the Annualized Run Rate Revenue of such Fiber Network Assets will not be included in such calculation.
“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other United States or foreign applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

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“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time, if any, or both, would constitute, be or result in an Event of Default.
“Default Rate” shall mean, as of any time of determination, (x) with respect to any Base Rate Loan, the rate of interest otherwise applicable to such Loan as of such time pursuant to Section 2.5(a), plus 2.00% per annum and (y) with respect to any SOFR Loan or any other Obligations, the rate of interest otherwise applicable to SOFR Loans as of such time pursuant to Section 2.5(b), plus 2.00% per annum.
“Defaulting Lender” shall mean any Lender that has (a) has failed to (i) fund all or any portion of its Term Loans within two (2) Business Days of the date such Term Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has other than via an Undisclosed Administration a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a bail-in action, or (iii) had publicly appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal, provincial or territorial regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Transaction Document or constitute a

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“Lender” for any voting or consent rights under or with respect to any Transaction Document for as long as such Lender remains a Defaulting Lender.
“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.
“Delayed Draw Availability Period” shall mean the period from and including the Closing Date through and including the earlier of (a) the date upon which Administrative Agent declares all of the Obligations to be due and payable pursuant to the terms of Article VIII (or the Obligations automatically become due and payable pursuant to the terms of Article VIII) and (b) the date that is the nine (9) month anniversary of the Closing Date.
“Delayed Draw Loans” shall have the meaning assigned to it in Section 2.1(b)(ii).
“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Determination Date” shall mean the last Business Day of any Quarterly Collection Period; provided that, other than for purposes of a Pro Forma Basis determination, the first Determination Date shall be June 28, 2024.
“Disposition” shall mean any sale, transfer, irrevocable right of use with respect thereto, lease or otherwise disposition of any asset (including any Casualty Event).
“Dollars” and “$” shall mean lawful money of the United States of America.
“Effective Date” shall have the meaning assigned to it in the introductory paragraph hereof.
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution, which account is either (i) an account maintained with an Eligible Bank or (ii) a segregated trust account maintained by a corporate trust department of a federal depositary institution or a state chartered depositary institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), which institution, in either case, has a combined capital and surplus of at least $100,000,000 and has corporate trust powers and is acting in its fiduciary capacity and which institution’s long-term debt obligations are rated at least “BBB-” by Fitch (or its equivalent from at least one NRSRO) or short-term debt obligations are rated at least “P-3” by Fitch (or its equivalent from at least one NRSRO); provided that, if any Account ceases to be an Eligible Account, the Borrower shall establish a new Account that is an Eligible Account in accordance with the requirements of Section 6.12. Notwithstanding anything to the contrary herein, the Loan Parties’ accounts and other funds in existence as of the Closing Date shall constitute Eligible Accounts.
“Eligible Assignee” shall mean a financial institution that is a commercial bank, trust company or other Person reasonably acceptable to the Borrower with offices in the U.S. having

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combined capital and surplus in excess of $1,000,000,000 (or such lesser amount as determined by the Borrower in its sole discretion) as of the date of the assignment, and that is not a Competitor.
“Eligible Bank” shall mean (x) any Person that is a Lender or an Agent (or any Affiliate of the foregoing) on the date on which such account is established, (y) any Person that is a “Lender” (under and as defined in the Uniti OpCo Credit Agreement) (or any Affiliate thereof) on the date on which such account is established and/or (z) a bank that satisfies the Rating Criteria.
“Employee Benefit Plan” shall mean any employee pension benefit plan within the meaning of Section 3(3) of ERISA (excluding any Multiemployer Plan) which is subject to Title IV of ERISA or to Section 412 of the Code.
“Environmental Laws” shall mean Applicable Laws pertaining to or imposing liability or standards of conduct concerning environmental protection (including regulations concerning health and safety to the extent relating to human exposure to Hazardous Materials), contamination or clean-up or the handling, generation, release or storage of Hazardous Material affecting the Fiber Network Assets including, to the extent applicable to the Fiber Network Assets, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, as amended, the Hazardous Substances Transportation Act, as amended, the Solid Waste Disposal Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, the Toxic Substances Control Act, as amended, the Safe Drinking Water Act, as amended, the Occupational Safety and Health Act, as amended (to the extent relating to human exposure to Hazardous Materials), any statutes allowing the imposition of an environmental “superlien” to recover costs incurred by federal, state, provincial or territorial agencies for remediation of property contaminated by Hazardous Materials and other applicable environmental clean-up statutes and all regulations adopted in respect of the foregoing laws whether now or hereafter in effect, but excluding any historic preservation or similar laws of any Governmental Authority relating to historical resources and historic preservation not related to (i) protection of the environment or (ii) Hazardous Materials.
“Equity Interests” shall mean, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of, or beneficial interests in, such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, limited liability membership interests, options, warrants, preferred stock, phantom stock, membership units (common or preferred), partnership interests (including, without limitation, general partnership interests), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, certificated or uncertificated, in whole or in part, into any one or more of the foregoing.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Event of Default” shall mean the occurrence of any event set forth in Article VIII.
“Excluded Accounts” shall mean (a) deposit accounts solely containing cash and cash equivalents constituting Excluded Amounts, (b) any deposit account or securities account, to the extent the funds on deposit therein are used (or are to be used) solely to pay taxes required to be collected, remitted or withheld (including U.S. federal and state withholding taxes (including the employer’s share thereof) and sales taxes) and (c) deposit accounts that are zero balance accounts.
“Excluded Amounts” shall mean (a) Customer NRC Payments, (b) Service Revenues, (c) any amounts paid by Customers with respect to Contracts that are not included in the Collateral, (d) all pass-through taxes, franchise fees, government impositions and other taxes paid by Customers to a Loan Party or that are otherwise due and payable to a Governmental Authority or other unaffiliated third party, (e) cash capital contributions by or on behalf of the Manager or any Uniti OpCo to any of the Loan Parties designated as “Excluded Amounts” by the Manager for application in the manner designated by the Manager, (f) amounts that cannot be transferred to the Collections Account or Facility Collections Account due to Applicable Law, (g) cash management obligations and other account fees and expenses of the Loan Parties paid to the banks at which the Controlled Accounts are held, (h) deductible or self-insured retention amounts payable under any insurance policy in connection with casualties or losses (including third party liability amounts) with respect to the Fiber Network Assets or other property of the Asset Entities and (i) any other amounts deposited into any Controlled Account or the Collections Account in error or otherwise included in Collections that are not required to be deposited into the Collections Account; provided that the Administrative Agent shall have received written notice (including as set forth in applicable Manager Report) of any such amounts to be designated as “Excluded Amounts” (and, solely in the case of clauses (e) and (g) above, to the extent reasonably practicable, such written notice shall be delivered at least five (5) Business Days’ prior to deposit of such amounts).
“Excluded Property” shall mean, collectively: (A) any lease, license, franchise, charter, authorization, contract or agreement to which any Loan Party is a party, and any of its rights or interests thereunder, and any other assets if and to the extent that a security interest (i) would be prohibited or restricted by Applicable Law (or would require obtaining the consent of any Governmental Authority or third party and the applicable Loan Party has used reasonable efforts to obtain such consent) or (ii) would reasonably be expected to result in adverse regulatory consequences or would be prohibited by enforceable anti-assignment provisions of any contract or would violate the terms of any contract (not entered into in contemplation hereof) with respect to any assets (in each case, after giving effect to relevant provisions of the UCC and other relevant legislation and including restrictions under existing real property mortgages or sale leaseback transactions) or would trigger termination pursuant to any “change of control” or similar provision under such contract and the applicable Loan Party has used reasonable efforts to obtain a consent or waiver for such anti-assignment, “change of control” or similar provision,

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(B) any intent-to-use trademark application to the extent that and solely for the period in which, creation by a Loan Party of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications or the marks that are subject thereof under applicable federal law, (C) any Excluded Amounts and the Excluded Accounts, (D) any “Margin Stock” (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and all official rulings and interpretations thereunder or thereof), (E) any general intangible and any lease, sublease, license, occupancy agreement, permit or other agreement or any property or right subject thereto (including pursuant to a purchase money security interest, finance lease obligation or similar arrangement or, in the case of after-acquired property, pre-existing secured debt not incurred in anticipation of the acquisition by the applicable Loan Party of such property) permitted hereunder to the extent that a grant of a security interest therein would violate or invalidate such item or create a breach, default or right of termination in favor of or otherwise require consent thereunder from any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition and the applicable Loan Party has used reasonable efforts to obtain a consent or waiver for such provision and (F) any other assets in circumstances where the Administrative Agent (acting at the direction of the Requisite Lenders) and the Borrower reasonably agree that the cost, burden or consequences (including adverse tax consequences) of obtaining a security interest in such assets is excessive in relation to the practical benefit to the Lenders (in their capacities as such) afforded thereby. Notwithstanding the foregoing, the Borrower may from time to time elect to cause any asset that would otherwise constitute Excluded Property hereunder to become Collateral under the Transaction Documents (but shall have no obligation to do so); provided that the Administrative Agent shall have received such security documents as are customary for the applicable jurisdiction and reasonably requested by the Administrative Agent (acting at the direction of the Requisite Lenders).
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal.
“Facility” shall mean the credit facility created on the Effective Date consisting of the Commitments and the Loans made thereunder from time to time pursuant to the terms and conditions of this Agreement.
“Facility Agent” shall have the meaning assigned to it in the Recitals.

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“Facility Agent Fee Letter” means that certain second amended and restated fee letter agreement, dated as of the Closing Date, between the Borrower and the Facility Agent.
“Facility Collection Account” shall mean that certain segregated trust account at Account Bank held in the name of the Borrower, with account number ending in 6-000.
“FATCA” shall mean sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or other official interpretations thereof or official guidance with respect thereto.
“FCPA” shall have the meaning assigned to it in Section 5.17(b).
“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if the Federal Funds Rate for any day is less than zero, the Federal Funds Rate for such day will be deemed to be zero.
“Fiber Network” shall have the meaning assigned to such term in the IRU Agreements.
“Fiber Network Assets” shall mean, collectively, the “Fiber Network Assets” (as defined in the IRU Agreements) that are (i) subject to an indefeasible right of use in favor of a Loan Party pursuant to an IRU Agreement or (ii) owned by a Loan Party, as the context may require.
“Fiber Network Assets Transfers” shall mean, collectively, (i) the Closing Date Fiber Network Assets Transfers and (ii) any other direct or indirect, contribution, sale and/or other transfer of Uniti Fiber Business Assets from the applicable Uniti OpCo (or Affiliate thereof) to the applicable Loan Parties after the Closing Date, including pursuant to Section 2.17(a).
“Financial Covenant” shall mean the covenant set forth in Section 7.14.
“Financial Covenant Default” means any failure to comply with the Financial Covenant after giving effect to any applicable grace periods.
“Floor” shall mean a percentage equal to 0.00% per annum.
“Foreign Subsidiary” shall mean any Subsidiary that is not a U.S. Subsidiary.
“Funding Direction Letter” means that certain Letter of Direction, dated on or prior to the Closing Date, by the Borrower to the Administrative Agent, pursuant to which the Borrower

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directs the Administrative Agent to distribute the net proceeds of the Closing Date Loans in accordance with the Funds Flow attached thereto.
“Funds Flow” shall mean that funds flows delivered by the Borrower on or prior to the Closing Date to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent and the Lenders
“GAAP” shall mean generally accepted accounting principles in the United States, as in effect on the Closing Date.
“Governmental Authority” shall mean any federal, state, provincial, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory, province or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia, including any supra-national bodies (such as the European Union or the European Central Bank).
“Guaranteed Obligations” shall have the meaning assigned to it in Section 14.1.
“Guarantors” shall mean, collectively, Holdings, each Subsidiary Guarantor and, other than as to its own obligations, the Borrower.
“Guaranty” shall mean the guaranty of the Guarantors set forth in Article XIV.
“Hazardous Material” shall mean all or any of the following: (A) substances, materials, compounds, wastes, products, emissions and vapors that are defined or listed in, regulated by, or otherwise classified pursuant to, any applicable Environmental Laws because of their deleterious, harmful or dangerous properties, including any so defined, listed, regulated or classified as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “pollutants”, “contaminants”, or any other formulation intended to regulate, define, list or classify substances by reason of deleterious, harmful or dangerous properties; (B) waste oil, oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (C) any flammable substances or explosives or any radioactive materials; (D) asbestos in any form; (E) electrical or hydraulic equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (F) radon; (G) toxic mold; or (H) urea formaldehyde, provided, however, such definition shall not include (i) batteries, fuel, cleaning materials and other substances commonly used in the ordinary course of the Loan Parties’ businesses, which materials exist in reasonable quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws, or (ii) batteries, fuel, cleaning materials and other substances commonly used in the ordinary course of the Customers’, the real property owners’, the real property owners’ tenants or any of their respective agent’s, business, which materials exist in reasonable

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quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws.
“Holdings” shall have the meaning assigned to it in the introductory paragraph hereof.
“Indebtedness” as applied to any Person, shall mean, without duplication: (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP (it being understood and agreed that lease obligations that do not constitute financing lease obligations shall not constitute Indebtedness hereunder); (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) all Contingent Obligations; and (viii) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Swap Obligations; provided that Indebtedness shall not include (A) trade and other ordinary-course payables, accrued expenses, and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue or (C) all intercompany liabilities in connection with the cash management, tax and accounting operations of Holdings and its Subsidiaries.
“Indemnified Persons” shall have the meaning assigned to it in Section 12.4.
“Initial Step-Up Period” shall mean the period commencing on the Scheduled Repayment Date and ending on the date that is three (3) months after the Scheduled Repayment Date.
“Insurance Premiums” shall mean the annual insurance premiums for the Insurance Policies required to be maintained by the Loan Parties with respect to the Fiber Network Assets under Section 6.5.
“Insurance Policies” shall have the meaning assigned to it in Section 6.5.
“Insurance Proceeds” shall mean all of the proceeds received under the Insurance Policies.
“Interest Election Request” means a request by the Borrower to Convert or continue a Loan in accordance with Section 2.6 substantially in the form of Exhibit G hereto.
“Interest Period” shall mean with respect to any SOFR Loan, the period commencing on the date of the borrowing of such Loan and ending on the Payment Date that is approximately one or three months thereafter, as the Borrower may elect and set forth in the applicable

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Borrowing Request or Interest Election Request; provided that (a) with respect to the Closing Date Loans, the initial Interest Period with respect thereto shall commence on the Closing Date and end on the Payment Date that is approximately one or three months thereafter, as the Borrower may elect and set forth in the applicable Borrowing Request (and Term SOFR for such initial Interest Period shall be Term SOFR for a term of one or three months, as applicable, determined as of the Periodic Term SOFR Determination Day in respect of such initial Interest Period) and (b) with respect to any Delayed Draw Loans borrowed after the Closing Date, the initial Interest Period with respect thereto shall commence on the Credit Date on which such Delayed Draw Loans are initially incurred and end on the Payment Date that is approximately one or three months thereafter, as the Borrower may elect and set forth in the applicable Borrowing Request (and Term SOFR for such initial Interest Period shall be Term SOFR for a term of one or three months, as applicable, determined as of the Periodic Term SOFR Determination Day in respect of such initial Interest Period). For purposes of this definition, the date of a borrowing of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date (which date shall be a Payment Date) of the most recent Conversion or continuation of such Loan.
“Interest Rate Protection Agreement” shall mean any interest rate cap agreement (together with the confirmation and schedules relating thereto), in form and substance reasonably satisfactory to the Borrower, the applicable Counterparty and the Administrative Agent (acting at the direction of the Requisite Lenders), between the Borrower and such Counterparty and any renewal or replacement thereof, which agreement shall be pledged as Collateral hereunder. For the avoidance of doubt, the terms of the Interest Rate Protection Agreement shall be those at the time of execution in accordance with Section 6.19 and the Borrower shall furnish a copy of such Interest Rate Protection Agreement within five (5) Business Days of the date of execution and delivery thereof.
“Interest Reserve Account” shall have the meaning assigned to it in Section 6.11
“Interest Reserve Required Amount” shall have the meaning assigned to it in Section 6.11.
“Involuntary Bankruptcy” shall mean, in respect of any Person, any involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which the Borrower is a debtor or any asset of any such entity is property of the estate therein.
“IRU” shall mean an indefeasible right to use specified property, and which may include conveyance of title to or ownership of, any such real or personal property upon the satisfaction of certain conditions.
“IRU Agreements” shall mean (i) that certain IRU Agreement (ABS Bridge), dated as of the Closing Date, by and among Uniti Fiber OpCo Holdings and its Subsidiaries party thereto, as grantors, and Uniti Fiber GulfCo LLC, as grantee and (ii) any other IRU Agreements, each substantially in the form of Exhibit I hereto (or such other form reasonably satisfactory to the Borrower and the Administrative Agent (acting at the direction of the Requisite Lenders)),

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pursuant to which the applicable Uniti OpCo, as grantor, grants to the applicable Asset Entity, as grantee, an IRU with respect to the applicable IRU Property (as defined therein).
“Joinder Agreement” means a joinder to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Requisite Lenders), pursuant to which the applicable Person assumes all rights and obligations of an “Asset Entity”, “Subsidiary Guarantor” and “Loan Party” hereunder.
“Knowledge” whenever used in this Agreement or any of the other Transaction Documents, or in any document or certificate executed pursuant to this Agreement or any of the other Transaction Documents (whether by use of the words “knowledge” or “known”, or other words of similar meaning, and whether or not the same are capitalized), shall mean actual knowledge (without independent investigation unless otherwise specified) (i) of the individuals who have significant responsibility for any policy making, major decisions or financial affairs of the applicable entity; and (ii) also to the knowledge of the person signing such document or certificate.
“Lender” and “Lenders” shall mean each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a lender party hereto pursuant to an Assignment Agreement (in each case, other than any such Person that ceases to be a Lender pursuant to an Assignment Agreement).
“Lending Office” shall mean the office or offices of any Lender set forth in its Administrative Questionnaire, as updated from time to time in writing from such Lender to the Administrative Agent.
“Leverage Ratio” shall mean, with respect to any Determination Date, the ratio of (i) the aggregate outstanding principal balance of all Loans as of such Determination Date divided by (ii) the Aggregate Annualized Run Rate Revenue as of such Determination Date.
“Lien” shall mean any mortgage, deed of trust, deed to secure debt, or pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement), or any other arrangement and/or agreement of any kind pursuant to which title to the property is retained by or vested in some other Person for security purposes.
“Loan” shall mean any Term Loan hereunder.
“Loan Account” shall mean, with respect to any proposed borrowing of Loans (i) an account designated in writing by the Borrower in the applicable Borrowing Request for such Loans (and including, in the case of the Closing Date Loans, such account designated in the applicable Funding Direction Letter ) or (ii) a Deposit Account at the Loan Account Bank in the name of the Borrower designated in writing by the Borrower to the Administrative Agent after the Closing Date, as the context may require.

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“Loan Account Bank” shall mean the financial institution that maintains the Loan Account from time to time.
“Loan Party” or “Loan Parties” shall mean individually and collectively, Holdings, the Borrower and each Subsidiary Guarantor.
“Manager” shall mean Uniti Fiber OpCo Holdings and/or any other Parent Company of the Borrower who becomes a Manager pursuant to the terms of this Agreement and the Management Agreement from time to time.
“Manager Termination Event” shall have the meaning ascribed thereto in the Management Agreement.
“Manager Report” shall have the meaning ascribed thereto in the Management Agreement.
“Management Agreement” shall mean that certain Management Agreement substantially in the form of Exhibit J hereto, dated as of the Closing Date, by and between the Borrower and the Manager.
“Management Fee” shall have the meaning ascribed thereto in the Management Agreement.
“Material Adverse Effect” shall mean:
(a)    the material impairment on the rights and remedies, taken as a whole, of the Administrative Agent and the Lenders (in their capacities as such) in respect of the Collateral or under the Transaction Documents (taken as a whole);
(b)    a material adverse effect upon the business, operations or condition (financial or otherwise) of the Loan Parties (taken as a whole); or
(c)    the material impairment of the ability of the Loan Parties (taken as a whole) to perform any of their respective payment Obligations under the Transaction Documents.
“Material Agreement” shall mean any written agreement by any Loan Party relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Fiber Network Assets under which there is an obligation of a Customer, in the aggregate, to pay, more than $5,000,000 per annum, excluding (i) the Transaction Documents, (ii) the Management Agreement, (iii) any agreement which is terminable by a Loan Party on not more than thirty (30) days’ prior written notice without any fee or penalty and (iv) any Customer Contract. As of the Closing Date, there are no Material Agreements.
“Material Customer Contract” shall mean any Customer Contract which provides for fees and other payments in an aggregate amount equal to or greater than $2,500,000 per annum.

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“Material Indebtedness” shall mean any third-party Indebtedness for borrowed money incurred by a Loan Party with an outstanding principal amount in excess of the Threshold Amount.
“Maturity Date” shall mean, the date that is eighteen (18) months after the Closing Date.
“Maximum Loan Amount” shall mean, as of any time of determination, an amount equal to the lesser of (a) the aggregate Commitments of all Lenders at such time and (b) the maximum amount such that, immediately after giving effect to the funding of any Loans at such time, (x) the Leverage Ratio shall not exceed 7.00:1.00 and (y) the Debt Service Coverage Ratio shall be no less than 1.75:1.00.
“Maximum Rate” shall mean the highest lawful and non-usurious rate of interest applicable to the Term Loans, that at any time or from time to time may be contracted for, taken, reserved, charged, or received on the Term Loans and the Obligations under Applicable Law to the extent allowed by such Applicable Laws.
“Monthly Fiber Network Operating Expenses” means with respect to any calendar month, without duplication, all direct costs and expenses of operating and maintaining the Fiber Network Assets and related assets (including utilities) (but excluding (x) the Management Fee, (y) the cost of portfolio support personnel provided by the Manager and (z) any expected insurance expenses, local or other property and similar taxes (including payments in lieu of taxes)) payable with respect to the Fiber Network Assets allocated on a monthly basis, if applicable. Monthly Fiber Network Operating Expenses do not include discretionary capital expenditures.
“Monthly Collection Period” shall mean, with respect to any Payment Date, the calendar month immediately preceding the calendar month in which such Payment Date occurs or, with respect to the first Payment Date following the Closing Date, the period from and including the Closing Date to and including the last day of the calendar month immediately preceding the calendar month in which such Payment Date occurs.
“Net Proceeds” shall mean, with respect to any Prepayment Event, (a) the proceeds received in respect of such event in cash or cash equivalents, including (i) any cash or cash equivalents received in respect of any non-cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received, (ii) in the case of a Casualty Event, insurance proceeds that are actually received in cash and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received in cash, minus (b) all fees and out-of-pocket expenses paid by the Borrower and its Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes and similar taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), minus (c) the amount of any liabilities directly associated with such asset and retained by the Borrower and its Subsidiaries, minus (d) the amount of all taxes paid (or

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estimated by the Borrower in good faith to be payable) (including pursuant to tax sharing arrangements or that are or would be imposed on intercompany distributions) with such proceeds, minus (e) the amount of any costs associated with unwinding any related swap, minus (f) the amount of any reserves established by Holdings, the Borrower and their respective Subsidiaries to fund contingent liabilities estimated by the Borrower in good faith to be payable, that are directly attributable to such event; provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt at such time of Net Proceeds in the amount of such reduction.
“Network Expenses” shall mean, collectively, the electricity expenses payable by the Loan Parties with respect to the Fiber Network.
“Network Expense and Insurance Reserve Account” shall mean that certain segregated trust account at Account Bank held in the name of Borrower, with account number ending in 6-002.
“Note(s)” shall mean, individually and collectively, the Notes payable to the order of a Lender, executed by the Borrower evidencing the Commitment of, and Term Loans made by, such Lender.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.4 and (b) has been approved by the Requisite Lenders.
“Non-U.S. Lender” shall have the meaning assigned to it in Section 13.8(f).
“Obligations” shall mean, without duplication, all present and future obligations under this Agreement, any other Indebtedness and liabilities of any Loan Party to the Administrative Agent and the Lenders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, in each case under any of the Transaction Documents, including, without limitation, interest, all applicable fees, charges and expenses and/or all amounts paid or advanced by Administrative Agent or any Lender on behalf of or for the benefit of any Loan Party for any reason at any time, and including, in each case, obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any Loan Party.
“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Assets Control.
“Operating Account” shall have the meaning set forth in the Management Agreement.
“Organizational Documents” shall mean (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, its by-laws, as amended, and any stockholders’ agreement, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii)

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with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended and (v) with respect to any trust, its declaration of trust. In the event any term or condition of this Agreement or any other Transaction Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Other Connection Taxes” means, with respect to any Lender or Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or Administrative Agent and the jurisdiction imposing such tax (except for connections arising from such Lender or Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).
“Other Lender” shall have the meaning assigned to it in Section 13.7.
“Other Taxes” shall have the meaning assigned to it in Section 13.8(b).
“Parent Company” means (a) Holdings, (b) Uniti Fiber OpCo Holdings and (c) any other Person or group of Persons that are Affiliates of Uniti OpCo Parent of which the Borrower is an indirect Subsidiary.
“Participant” shall have the meaning assigned to it in Section 12.2(e).
“Participant Register” shall have the meaning assigned to it in Section 12.2(e).
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 (signed into law October 26, 2001), as amended.
“Payment Date” shall mean (a) the 15th day of each calendar month (commencing with the first such date after the first full month after the Closing Date), or, if any such day is not a Business Day, the next succeeding Business Day and (b) the Maturity Date.
“Permitted Affiliate Transactions” shall mean: (i) the Guaranty set forth herein, (ii) any existing or future assignments of any Fiber Network Assets to a Loan Party, including any Fiber Network Assets Transfer and all agreements, certificates and other documents related thereto or delivered in connection therewith and (iii) any transactions contemplated by (x) the Management Agreement, (y) the IRU Agreements or (z) any other Transaction Document.
“Permitted Affiliate Payment” shall mean any amounts payable to the Manager or any other Affiliate in connection with a Permitted Affiliate Transaction.
“Permitted Change of Control” shall mean any transaction or series of related transactions in which any Permitted Change of Control New Owner shall at any time have

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acquired direct or indirect beneficial ownership of voting power of the outstanding voting Equity Interests of Holdings having more than 50.0% of such outstanding voting Equity Interests of Holdings; provided that, in connection therewith, (a) at least fifteen (15) Business Days (or such later date acceptable to the Administrative Agent (acting at the direction of the Requisite Lenders)) prior to the date of effectiveness of such Permitted Change of Control (the “Permitted Change of Control Closing Date”), the Borrower shall have delivered written notice to the Administrative Agent (for distribution to the Lenders) of such Permitted Change of Control and of the identity of such proposed Permitted Change of Control New Owner; (b) the Administrative Agent (or its counsel) shall have received at least one (1) Business Day prior to the Permitted Change of Control Closing Date (or such shorter period agreed among the Borrower and the applicable Lender or Administrative Agent), (x) all documentation and other information about the Permitted Change of Control New Owner that is reasonably requested in writing by the Administrative Agent or any Lender at least ten (10) Business Days prior to the Permitted Change of Control Closing Date (or such shorter period agreed among the Borrower and the applicable Lender or Administrative Agent) and is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation Title III of the Patriot Act and (y) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulations, a Beneficial Ownership Certification (limited to a single LSTA form beneficial ownership certification) in relation to the Borrower, so long as such information is requested in writing at least ten (10) Business Days prior to the Permitted Change of Control Closing (or such shorter period agreed between the Borrower and the applicable Lender or Administrative Agent); and (c) immediately after giving effect to such transaction or series of related transactions, the security interests of the Administrative Agent in the Collateral, taken as a whole (and including with respect to the IRU Agreements), would not be materially impaired (as determined by the Borrower in good faith).
“Permitted Change of Control New Owner” shall mean (i) any public company with any class or series of Equity Interests listed on a national securities exchange or (ii) any private equity fund, similar investment fund, sovereign wealth fund, other financial institution or similar entity or fund(s) or consortium of private equity funds, similar investment funds, sovereign wealth funds, other financial institution or similar entity or fund(s) acting in concert that (x) are not directly or indirectly controlled or sponsored by natural persons domiciled or organized in any jurisdiction other than the United States of America, Canada, the European Union or the United Kingdom and (y) together with their affiliated funds, partnerships and/or co-investors (if applicable) have committed capital and/or assets under management in excess of $1,000,000,000 at the time of entry into a commitment for a Permitted Change of Control, in each case excluding, for the avoidance of doubt, Uniti Fiber OpCo Holdings (or any Parent Company thereof); provided that in the case of any acquisition by any Person described in clauses (i) and (ii), the Administrative Agent (acting at the direction of the Requisite Lenders in their reasonable discretion) shall have consented to the identity of such Permitted Change of Control New Owner.
“Permitted Dispositions” shall mean any of the following:
(a)    Dispositions of (i) surplus, obsolete, used or worn out property or other property, in each case whether now owned or hereafter acquired, if made in the good faith

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determination of the Borrower and/or in the ordinary course of business and (ii) property no longer used or useful to, or economically practicable or commercially reasonable to maintain;
(b)    (i) Dispositions or consignments of equipment or other assets (including leasehold or licensed interests in real property), including on an intercompany basis in the ordinary course of business, (ii) the leasing or subleasing of real property in the ordinary course of business and (iii) to the extent constituting a Disposition, the expiration of any option or similar agreement in respect of real or personal property;
(c)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or other assets or services of comparable or greater value or usefulness to the business (including transactions covered by Section 1031 of the Code) as determined by the Borrower in good faith or (ii) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of similar replacement property, or other assets or services of comparable or greater value or usefulness to the business;
(d)    Dispositions of property to any other Loan Party or Subsidiary thereof;
(e)    Dispositions consisting of Liens permitted by Section 7.2, Restricted Payments permitted by Section 7.3 and/or Investments permitted by Section 7.8;
(f)    Dispositions constituting, and terminations of, leases, assignments, subleases, licenses, sublicenses or cross-licenses, the Disposition or termination of which (i) is made in the ordinary course of business, (ii) does not materially interfere with the business of the Loan Parties, taken as a whole and (iii) is not materially disadvantageous to the Lenders in their capacities as such;
(g)    transfers of property subject to, or otherwise as a result of, Casualty Events;
(h)    foreclosures on assets or Dispositions of assets required by Applicable Law, governmental regulation or any Governmental Authority;
(i)    the Transactions and any Disposition contemplated in connection with the Transactions, including any Disposition consummated in accordance with the Transaction Documents;
(j)    Dispositions in connection with the undertaking or consummation of any Permitted Reorganization or Permitted Change of Control;
(k)    the surrender or waiver of contractual rights and the surrender, release, settlement or waiver of contractual or litigation claims in the ordinary course of business or otherwise if the Borrower determines in good faith that such action is in the best interests of the Loan Parties, taken as a whole, and is not materially disadvantageous to the Lenders in their capacities as such;

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(l)    the termination, settlement, extinguishment, unwinding, netting or set-off of obligations in respect of any swap or derivative transaction otherwise permitted hereunder relating to any Loan Party; and
(m)    Dispositions in connection with cash management services, treasury arrangements and related activities, in each case, in the ordinary course of business.
“Permitted Distributions” shall mean, without duplication, with respect to any Payment Date, cash distributions by any Subsidiary to any Loan Party and/or by the Borrower or Holdings to any other direct or indirect Parent Company from time to time of:
(a)    amounts held by Borrower in the Facility Collection Account as of such date following the payment of all amounts due and payable in accordance with Section 2.8(l) on or before such Payment Date; and
(b)    amounts held in the Operating Account or the Loan Account at the direction of the Manager solely to pay amounts due in connection with the construction, development and installation of the Fiber Network Assets.
“Permitted Indebtedness” shall have the meaning assigned to it in Section 7.1.
“Permitted Investments” shall have the meaning set forth in the Management Agreement.
“Permitted Liens” shall mean, collectively, (i) Liens created pursuant to the Transaction Documents; (ii) Liens for taxes, assessments, governmental charges, levies or claims not yet due or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and as to which adequate reserves have been maintained in accordance with GAAP with respect to such Liens; (iii) Liens created pursuant to zoning, subdivision and building laws and regulations of general application to the Fiber Network; (iv) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens (1) arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings or (2) for which the Loan Parties are adequately indemnified by another party (other than an Affiliate); (v) with respect to the Fiber Network, the interests of the owner of the real property through which the Fiber Network runs; (vi) easements, rights-of-way, licenses, restrictions, encroachments and other similar encumbrances incurred in the ordinary course of the business of the Borrower or, with respect to the Fiber Network Assets, existing on the date of the acquisition of such Fiber Network Assets, which, in the aggregate, do not materially (1) interfere with the ordinary conduct of the business of the Borrower, taken as a whole, or (2) impair the use or operations of the interest of the Borrower and its Subsidiaries, taken as a whole, in the Fiber Network; (vii) Liens arising in connection with any Remedial Work (as to the Borrower and its Subsidiaries) not in excess of $1,000,000 in an aggregate amount at any time outstanding (excluding any portion thereof for which the Borrower and/or its Subsidiaries have been indemnified by another party other than an Affiliate), with respect to which a cash reserve in an amount equal to the remediation costs has been provided for and funded; (viii) pledges or deposits in connection with

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workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (ix) Liens created by lease agreements, statute or common law to secure the payments of rental amounts or other sums not yet delinquent thereunder; (x) Liens on real property that is leased, licensed or occupied by the Borrower or any Subsidiary thereof pursuant to an easement, license or other agreement created or caused by an owner or lessor thereof or arising out of the fee interest therein; (xi) Customer Contracts and other licenses, sublicenses, leases or subleases granted by the Borrower or any Subsidiary thereof in the ordinary course of their businesses and not materially interfering with the conduct of the business of the Loan Parties (taken as a whole); (xii) Liens incurred or created in the ordinary course of business on cash and cash equivalents to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders; (xiii) Liens securing the payment of judgments which do not result in an Event of Default; and (xiv) Liens arising as a consequence of liens imposed as a result of the failure of the real property owner to pay taxes, assessments or similar charges.
“Permitted Reorganization” shall mean any corporate reorganization and/or restructuring (or similar transaction or event) undertaken (including in connection with an election to treat Uniti Fiber OpCo Holdings as a REIT for tax purposes) (each, a “Reorganization”), and each step reasonably undertaken to effect such Reorganization; provided that, in connection therewith, (a) immediately after giving effect to such Reorganization, the security interests of the Administrative Agent in the Collateral, taken as a whole, would not be materially impaired and (b) the Administrative Agent (acting at the direction of the Requisite Lenders) consents thereto in its reasonable discretion; provided that any such Reorganization will be deemed to have the consent of the Administrative Agent, and not materially impair the security interest of the Administrative Agent in the Collateral if either (x) in connection with such Reorganization, assets of existing Loan Parties would be transferred, directly or indirectly, into any newly-formed Persons who become Loan Parties in connection therewith (including any “co-borrower” or “co-guarantor”) or (y) the Borrower provides written notice to the Administrative Agent (for distribution to the Lenders) of any such Reorganization, describing such Reorganization in reasonable detail, and the Administrative Agent shall have received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date of such Borrower notice, written notice of consent to such Reorganization from the Requisite Lenders.
“Permitted Tax Distribution” shall mean amounts not greater than the income, franchise or other tax actually due in respect of income solely attributable to the assets and operations of the Loan Parties in an applicable Collection Period, payable with the consent of the Administrative Agent (acting at the direction of the Requisite Lenders).
“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.
“Pledged Accounts” shall mean, collectively, the Collections Accounts, the Facility Collection Account, the Reserve Accounts and any other accounts pledged to the Administrative

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Agent pursuant to this Agreement (and excluding, for the avoidance of doubt, the Operating Account).
“Prepayment Event” shall mean: (a) any non-ordinary course sale, transfer or other Disposition of any collateral of the Borrower or any other Loan Party (i) pursuant to Section 7.13(b) or (ii) in connection with a Casualty Event and resulting in Net Proceeds exceeding $1,000,000 individually; or (b) the incurrence by the Borrower or any other Loan Party of any Indebtedness, other than Permitted Indebtedness (or other Indebtedness consented to by the Requisite Lenders).
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).
“Priority of Payments” shall have the meaning assigned to it in Section 2.8.
“Proceeds” shall mean, with respect to any portion of the Collateral, all “proceeds” as such term is defined in Article 9 of the UCC, including, whatever is receivable or received when such portion of Collateral is sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating thereto.
“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant hereunder, that such test or covenant shall have been calculated in accordance with Section 1.4.
“Pro Rata Share” shall mean (i) for all funding matters hereunder, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the unfunded Commitment of such Lender at such time and the denominator of which is the aggregate unfunded Commitments of all Lenders at such time, and (ii) with respect to all other matters, including the receipt of payments hereunder, with respect to each Lender at any time, the Pro Rata Share shall be determined based on each such Lender’s pro rata share of the aggregate Total Outstandings at such time.
“QFC Credit Support” has the meaning assigned to such term in Section 12.13.
“Quarterly Collection Period” shall mean, with respect to any applicable Payment Date or Determination Date, the most recently completed fiscal quarter immediately preceding the date on which such Payment Date or Determination Date, as applicable, occurs.
“Rapid Amortization Event” shall mean any of the following events:

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(i) as of any Determination Date, a Financial Covenant Default shall have occurred and be continuing (but solely to the extent required for the Borrower to be in compliance on a Pro Forma Basis with the Financial Covenant);
(ii) as of any Determination Date occurring after the date that is nine (9) months following the Closing Date, the occurrence of a Specified Contract Rapid Amortization Event (but solely to the extent required for the Borrower to be in compliance on a Pro Forma Basis with a DSCR of no less than 1.75:1.00 (as recalculated to exclude any applicable Specified Contracts and after giving pro forma effect to the application of the applicable Available Funds pursuant to the Priority of Payments));
(iii) the occurrence of a Manager Termination Event; provided that any such Manager Termination Event (x) shall only constitute a Rapid Amortization Event hereunder if such event or condition is unremedied and is not waived prior to the applicable Payment Date and (y) shall not result in a Rapid Amortization Event hereunder while any grace or notice (or similar) period applicable to such event or condition remains in effect under the Management Agreement;
(iv) failure to repay the Term Loans in full by the Maturity Date; or
(v) the occurrence of an Event of Default that is continuing and the Administrative Agent (at the direction of the Requisite Lenders) or the Requisite Lenders have provided written notice to the Borrower that the Lenders have elected to cause a Rapid Amortization Event (provided that, in the case of any Specified Event of Default, no such written notice shall be required to cause a Rapid Amortization Event for purposes of this definition).
“Rating Criteria” with respect to any Person, shall mean that (i) the short-term unsecured debt obligations of such Person are rated at least “F2” by Fitch (or its equivalent from at least one NRSRO), or (ii) the long-term unsecured debt obligations of such Person are rated at least “BBB” by Fitch (or its equivalent from at least one NRSRO).
“Receipt” shall have the meaning assigned to it in Section 12.5(a).
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, the time set forth in the definition of Term SOFR, and (2) if such Benchmark is not Term SOFR, the time determined by the Administrative Agent (acting at the direction of the Requisite Lenders) in accordance with the Benchmark Replacement Conforming Changes.
“Release Price” shall mean, with respect to any Disposition of any Fiber Network Assets (in each case, other than in connection with the Termination Date), as of any date of determination, the greater of (a) 125% of the Allocated Loan Amount of such Fiber Network Assets as of such date and (b) if such Disposition is made in connection with a transfer of such Fiber Network Assets as collateral for a marketed Capital Markets Transaction, the “Allocated Note Amount” with respect to such Fiber Network Assets (or such analogous term utilized in the underlying definitive documentation for such Capital Markets Transaction) attributed to such

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Fiber Network Assets to the extent contributed to the applicable securitization entities in such Capital Markets Transaction.
“Register” shall have the meaning assigned to it in Section 2.4(b).
“Related Parties” shall mean, with respect to any Person, any partner, member, shareholder, principal or Affiliate of such Person.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Remedial Work” shall mean any investigation, site monitoring, cleanup or other remedial work of any kind required under applicable Environmental Laws because of or in connection with any presence or release of any Hazardous Materials on, under or from any Fiber Network Assets.
“Requisite Lenders” shall mean, as of any time of determination, the Lenders having Commitments and holding Total Outstandings representing more than 50% of the sum of the Total Outstandings and aggregate amount of Commitments of all Lenders at such time; provided that so long as there are two or more Lenders that are not Affiliates and are not Defaulting Lenders, “Requisite Lenders” shall require at least two Lenders who are not Affiliates.
“Reserves” shall mean the reserve funds held by or on behalf of the Administrative Agent (for the benefit of the Lenders) pursuant to this Agreement or the other Transaction Documents, including the funds held in the Reserve Accounts.
“Reserve Account” shall mean any of (i) the Interest Reserve Account and/or (ii) the Network Expense and Insurance Reserve Account, as the context may require.
“Responsible Officer” shall mean, with respect to (i) the Account Bank or Verification Agent, as applicable, shall mean, any officer within the corporate trust department of the Account Bank or Verification Agent, as applicable, including any trust officer or any other officer of the Account Bank or Verification Agent, as applicable, who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement and (ii) any other Person, the chief executive officer, president, vice president, senior vice president, executive vice president, chief financial officer, treasurer, assistant treasurer, secretary or assistant secretary of such Person, or any other officer of such Person reasonably acceptable to the Administrative Agent (acting at the direction of the Requisite Lenders); or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, the treasurer, assistant treasurer or the controller of such Person, or any or any other officer of such Person reasonably acceptable to the Administrative Agent (acting at the direction of the Requisite Lenders). Any document delivered

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hereunder or under any other Transaction Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person in such Responsible Officer’s official capacity on behalf of such Person.
“Restricted Payment” shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of the Equity Interests of Borrower now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Borrower now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interest of Borrower now or hereafter outstanding.
“Retained Collections” shall mean, with respect to a Collection Period, the sum of (a) the amount of Collections received in such Collection Period (excluding all Excluded Amounts) and (b)  the aggregate amount of collections received with respect to the Uniti Fiber Business pursuant to a Specified Contract and deposited, directly or indirectly, into a Collections Account or other Controlled Account in such Collection Period.
“Retained Collections Contribution” shall have the meaning assigned to such term in Section 2.16(b).
“Risk Retention Letter” shall have the meaning assigned to it in Section 4.1(i).
“Sanctioned Country” shall mean, at any time, a country or territory that is subject to comprehensive Sanctions.
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50.1% or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” shall have the meaning assigned to it in Section 5.17(a).
“Scheduled Amortization Percentage” means, as of any date of determination:
(a) if, as of any Determination Date prior to the Scheduled Repayment Date, (i) (x) the Leverage Ratio is less than or equal to 7.00:1.00 and (y) the DSCR is greater than or equal to 1.75:1.00 as of such date, 0% or (ii)(x) the Leverage Ratio is greater than 7.00:1.00 or (y) the DSCR is less than 1.75:1.00 as of such date, the lesser of (A) the minimum percentage required such that, after giving effect to any applicable repayment of Loans, both the Leverage Ratio is less than or equal to 7.00:1.00 and the DSCR is greater than or equal to 1.75:1.00 as of such date and (B) 100%;

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(b) during the Initial Step-Up Period, 50%; and
(c) during the Second Step-Up Period, 75%;
provided that, for purposes of clause (a) of this definition (1) the applicable DSCR and/or Leverage Ratio shall be determined on a Pro Forma Basis on the scheduled date of prepayment (after giving pro forma effect to such prepayment and to any other repayment or prepayment at or prior to the time such prepayment is due) and (2) if any Specified Contract is not directly or indirectly, contributed, sold and/or otherwise transferred to the applicable Loan Parties from the applicable Uniti OpCos on or prior to the date that is nine (9) months following the Closing Date, the DSCR test set forth in clause (a) above shall be recalculated without giving effect to such Specified Contact (and failure to be in compliance with either such Leverage Ratio or DSCR test so recalculated shall constitute a “Specified Contract Rapid Amortization Event”, but solely to the extent required for the Borrower to be in compliance, on a Pro Forma Basis, with such test (as so recalculated and after giving pro forma effect to the application of any Available Funds pursuant to the Priority of Payments)).
“Scheduled Repayment Date” shall mean, the date that is twelve (12) months after the Closing Date.
“Second Step-Up Period” shall mean the period commencing on the first date after the Initial Step-Up Period and ending on the Maturity Date.
“Secured Obligations” shall mean (a) the Obligations and (b) the Secured Swap Obligations (in each case excluding, with respect to any Loan Party, Excluded Swap Obligations of such Loan Party).
“Secured Party Designation Notice” shall mean a notice in the form of Exhibit H executed by the Borrower and a Counterparty and delivered to the Administrative Agent.
“Secured Swap Obligations” shall mean (a) any obligations of the Loan Parties and their Subsidiaries) under an Interest Rate Protection Agreement and (b) the due and punctual payment and performance of all monetary obligations of the Loan Parties and their Subsidiaries under a Swap Agreement, in each case that is (or was) entered into with a Counterparty and designated in writing by the Borrower and such Counterparty to constitute “Secured Swap Obligations” pursuant to a Secured Party Designation Notice delivered to the Administrative Agent.
“Security Documents” shall mean this Agreement, the Account Bank Control Agreement, each other Account Control Agreement, and any other agreement delivered in connection therewith as required pursuant to this Agreement to create or perfect the Liens in the Collateral.
“Service Revenues” shall mean non-recurring charges paid by Customers to the Borrower or the Manager on behalf of the Loan Parties for services such as network construction, engineering design, right-of-way acquisition, fiber splicing, installation services,

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professional services and similar services provided to the Customers on the Fiber Network Assets.
“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Loan” means a Loan that bears interest at Term SOFR, other than pursuant to clause (c) of the definition of Base Rate.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Specified Contract Rapid Amortization Event” shall have the meaning assigned to it in the definition of “Scheduled Amortization Percentage”.
“Specified Contracts” means each of the contracts listed on Schedule 1.1(c), each of which (i) shall be included in the calculations of the Maximum Borrowing Amount to the extent then in force and effect and (ii) are intended to constitute Collateral upon contribution to the Loan Parties from the applicable Uniti OpCos.
“Specified Event of Default” means any Event of Default described in clause (a), (c), (d) or (e) of Article VIII.
“Subsidiary” means, with respect to any Person: (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person meeting this definition of “Subsidiary” or a combination thereof; and (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the voting interests or general partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person meeting this definition of “Subsidiary” or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and (ii) such Person or any subsidiary of such Person meeting this definition of “Subsidiary” is a controlling general partner or otherwise directly or indirectly controls such entity. Unless otherwise specified, “Subsidiary” shall mean any Subsidiary of the Borrower.
“Subsidiary Guarantor” shall mean, collectively, (i) each of the Asset Entities and (ii) each other Subsidiary of the Borrower after the Closing Date.
“Supported QFC” has the meaning assigned to such term in Section 12.13.
“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

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“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that, for the avoidance of doubt, no convertible Indebtedness (nor any agreement or instrument with respect thereto) shall constitute a Swap Agreement.
“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.
“Taxes” shall have the meaning assigned to it in Section 13.8(a).
“Term Loan” shall mean a Loan made pursuant to Section 2.1, including the Closing Date Loans and the Delayed Draw Loans.
“Term SOFR” means:
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term

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SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;
provided, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Requisite Lenders in their reasonable discretion).
“Term SOFR Loan” means any Term Loan during such time as interest thereon accrues at a rate of interest based upon Term SOFR, other than pursuant to clause (c) of the definition of Base Rate.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” shall mean the first date on which (i) all Commitments have expired or terminated and (ii) the principal of, and interest on, each Loan and all fees, expenses and other Obligations (other than Secured Swap Obligations and indemnity obligations under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been paid in full in cash.
“Threshold Amount” shall mean $5,000,000.
“Total Outstandings” shall mean, as of any date of determination, the aggregate outstanding principal amount of all Term Loans as of such date.
“Transaction Costs” shall mean the fees, premiums, expenses and other transaction costs payable or otherwise borne by any Parent Company, the Borrower and/or their respective subsidiaries in connection with the Transactions and the other transactions contemplated hereby (including, without limitation, any Fiber Network Assets Transfers from time to time on and after the Closing Date).
“Transaction Documents” shall mean, collectively and each individually, (i) each of the Closing Date Transaction Documents, (ii) each (if any) of the Notes, Security Documents, Account Control Agreements or Interest Rate Protection Agreement executed and delivered on or after the Closing Date, (iii) any IRU Agreements executed after the Closing Date, (iv) the Risk Retention Letter and (v) any other agreements, documents, instruments and certificates executed or delivered by a Loan Party on or after the Closing Date in connection with any of the foregoing and designated by the Borrower and the Administrative Agent as a “Transaction Document.”

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Any reference in this Agreement or any other Transaction Document to a Transaction Document shall include all appendices, exhibits and/or schedules thereto.
“Transactions” shall mean, collectively and individually, (a) the Loan Parties’ entry into this Agreement and the borrowing of the Loans and use of proceeds thereof, (b) the consummation of the UnSub Designations (as defined in Section 4.1(l)), (c) the consummation of the Closing Date Fiber Network Assets Transfers (as defined in Section 4.1(m)), (d) the execution and delivery of the Management Agreement and each other Transaction Document; and (e) the payment of all Transaction Costs (including original issue discount or upfront fees).
“Trust Accounts” shall mean the Interest Reserve Account, Network Expense and Insurance Reserve Account and Facility Collection Account.
“Type” shall mean whether a Loan is a SOFR Loan or a Base Rate Loan.
“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York; provided, that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company that is a solvent person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.
“United States” and “US” shall each mean the United States of America.
“Uniti” means, collectively, Uniti OpCo Parent, together with its direct and indirect Subsidiaries.
“Uniti Fiber ABS Parent” means Uniti Fiber ABS Parent LLC, a Delaware limited liability company, a newly created bankruptcy-remote special purpose entity and a direct Wholly-Owned Subsidiary of Uniti Fiber OpCo Holdings as of the Closing Date.
“Uniti Fiber Business” means Uniti’s fiber-based services relating to the Customer Contracts, including, without limitation, with respect to the fiber-based services included in the Gulf Coast region relating to the Customer Contracts.
“Uniti Fiber Business Assets” means, individually and collectively, the Fiber Network Assets, the related Customer Contracts and Customer Accounts, any IRU Property (as defined in

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the IRU Agreements) and/or other assets relating to the Uniti Fiber Business, as the context may require.
“Uniti Note Indentures” shall have the meaning assigned to it in Section 4.1(l).
“Uniti Fiber OpCo Holdings” means Uniti Fiber Holdings Inc., a Delaware corporation and indirect subsidiary of Uniti OpCo Parent.
“Uniti OpCo” means Uniti Fiber OpCo Holdings and/or any other applicable Affiliate thereof (other than Uniti Fiber ABS Parent or any direct or indirect Subsidiary thereof).
“Uniti OpCo Credit Agreement” shall have the meaning assigned to it in Section 4.1(l).
“Uniti OpCo Parent” means Uniti Group Inc. (f/k/a Communications Sales & Leasing, Inc.), a Maryland corporation.
“UnSub Designations” shall have the meaning assigned to it in Section 4.1(l).
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Lender” shall have the meaning assigned to it in Section 13.8(f).
“U.S. Subsidiary” means any Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.
“Verification Agent” shall have the meaning assigned to it in Section 2.14.
“Verification Agent Fee” shall mean the fees, expenses and indemnities to be paid to the Verification Agent pursuant to a written agreement between the Verification Agent and the Borrower.
“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
“Wilmington” shall have the meaning assigned to it in the introductory paragraph hereof.
1.2    Certain Terms, Interpretation, etc.
(a)    All capitalized terms used which are not specifically defined shall have the meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein. Unless otherwise specified, as used in the Transaction Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the

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Transaction Documents, all accounting terms not defined in Section 1.1 or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP.
(b)    Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Annex, Schedule or Exhibit shall be to a Section, an Annex, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “ordinary course of business” or “ordinary course” shall, with respect to any Person, be deemed to refer to items or actions that are consistent with practice in, or norms of, the industry in which such Person operates or such Person’s past practice (in each case, as determined by Borrower in good faith). Unless the context requires otherwise (i) any definition of, or reference to, any agreement, instrument or other document herein or in any Transaction Document shall be construed as referring to such agreement, instrument or other document (in each, together with all schedules, exhibits, annexes and other attachments thereto) as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings expressly set forth herein), (ii) any reference to any Applicable Law herein or in any other Transaction Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Applicable Law, (iii) any reference herein or in any other Transaction Document to any Person shall be construed to include such Person’s successors and permitted assigns, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Transaction Document, shall be construed to refer to such Transaction Document in its entirety and not to any particular provision hereof, (v) in the computation of periods of time herein or in any other Transaction Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”, (vi) the words “asset” and “property”, when used herein or in any other Transaction Document shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) the words “permitted” shall be construed to also refer to actions or undertakings that are “not prohibited”, (viii) any reference to the end date for any fiscal quarter or fiscal year shall mean the date on or around such specified date on which the applicable period actually ends (as determined by Borrower in good faith), (ix) the fair market value of any asset or property shall be determined by Borrower in good faith, (x) any determination as to whether an event or change has caused or evidenced, or would reasonably be

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expected to cause or evidence a Material Adverse Effect shall be made by Borrower in good faith, (xi) the word “or” shall be construed to be not exclusive, (xii) in the case of any agreement, document, instrument, matter or other item that is required under the terms of this Agreement or any other Transaction Document to be consented or agreed to, approved by, determined by, selected by, or acceptable or satisfactory to, an Agent “acting at the direction of the Requisite Lenders” (or words of similar import) (each, an “Agent Directed Approval Items”), such Agent shall, if requested by the Borrower in writing (which may be via email), promptly (and, in any event, within one (1) Business Day after receipt of such request from the Borrower) provide notice of such Agent Directed Approval Item to all the Lenders and (xiii) unless expressly stated to the contrary, any determination of reasonableness (including as to whether something is reasonable or unreasonable, or whether a Person has acted reasonably or unreasonable) hereunder or under any other Transaction Document shall be made by the Borrower in good faith.
1.3    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.4    Pro Forma Calculations
(a)    Notwithstanding anything to the contrary herein, financial ratios and tests (including any determination of the Maximum Loan Amount at any time), shall be calculated in the manner prescribed by this Section 1.4.
(b)    In the event that any Loan Party incurs, assumes, guarantees, repays, redeems, retires or extinguishes any Indebtedness subsequent to the Quarterly Calculation Period

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for which any Leverage Ratio or DSCR (each, a “Ratio”) is being calculated but prior to or simultaneously with the event for which the calculation of the applicable Ratio is made (the “Ratio Calculation Date”), then the applicable Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, as if the same had occurred on the last day of the applicable Quarterly Calculation Period.
(c)    For purposes of making the computation referred to above, investments, acquisitions, dispositions, mergers, consolidations, Fiber Network Asset Transfers and Retained Collections Contributions made during the Quarterly Calculation Period or subsequent to such Quarterly Calculation Period and on or prior to or simultaneously with the Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP (except as set forth in the last sentence of clause (d) below) assuming that all such investments, acquisitions, dispositions, mergers, consolidations, Fiber Network Asset Transfers and Retained Collections Contributions (and the change in any associated fixed charge obligations and the change in Aggregate Annualized Run Rate Revenue resulting therefrom had occurred on the first day of the Quarterly Calculation Period. If since the beginning of such Quarterly Calculation Period any Person that subsequently became a Loan Party or was merged with or into any Loan Party since the beginning of such Quarterly Calculation Period shall have made any investment, acquisition, disposition, merger, consolidation, Fiber Network Asset Transfers and Retained Collections Contributions, in each case that would have required adjustment pursuant to this Section 1.4, then the applicable Ratio shall be calculated giving pro forma effect thereto for such Quarterly Calculation Period as if such investment, acquisition, disposition, merger, consolidation, Fiber Network Asset Transfers and Retained Collections Contributions (and the change in any associated fixed charge obligations and the change in Aggregate Annualized Run Rate Revenue resulting therefrom) had occurred at the beginning of the applicable Quarterly Calculation Period.
(d)    For purposes of making the computation referred to above, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower or the Manager on its behalf. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Ratio Calculation Date had been the applicable rate for the entire Quarterly Calculation Period (taking into account any Swap Obligations or the Interest Rate Protection Agreement applicable to such Indebtedness); provided that in the case of repayment of any Indebtedness to the extent actual interest related thereto was included during all or any portion of the applicable Quarterly Calculation Period, the actual interest may be used for the applicable portion of such Quarterly Calculation Period and to give pro forma effect to such repayment. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.
1.5    Timing of Payment and Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is

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not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
1.6    REIT Status. Notwithstanding anything to the contrary in Article VII, Holdings, the Borrower and their respective Subsidiaries shall be permitted to take any actions as are necessary or required to maintain the treatment of Uniti Fiber OpCo Holdings as a REIT for tax purposes, subject to (other than in connection with a Permitted Reorganization) the consent of the Administrative Agent (acting at the direction of the Requisite Lenders) not to be unreasonably withheld, conditioned or delayed.
II.    LOANS, PAYMENTS, INTEREST AND COLLATERAL
2.1    Commitments; Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to (a) provide, on the Effective Date, its Commitment to the Borrower in the amount set forth on Annex 1, subject to any adjustment or reduction thereof pursuant to the terms and conditions hereof and (b) make (i) on the Closing Date, one or more Term Loans (the “Closing Date Loans”) to Borrower in Dollars in an aggregate amount not to exceed at any time the lesser of (x) such Lender’s Commitment and (y) such Lender’s Pro Rata Share of an amount equal to the Maximum Loan Amount as of such date and (ii) after the Closing Date, from time to time during the Delayed Draw Availability Period, one or more Term Loans (the “Delayed Draw Loans”) to the Borrower in Dollars in an aggregate amount not to exceed at any time the lesser of (x) such Lender’s Commitment and (y) such Lender’s Pro Rata Share of an amount equal to the Maximum Loan Amount as of such date. Term Loans borrowed under the Facility that are repaid or prepaid may not be reborrowed. Each Lender’s Commitment shall terminate immediately and without further action (x) immediately upon the funding of any Loan (in the amount of such Loan funded) and (y) to the extent remaining after the Closing Date, at the expiration of the Delayed Draw Availability Period.
2.2    Minimum Borrowing Amount. The principal amount of each Term Loan shall not be less than the lesser of (i) $5,000,000 and (ii) the then-remaining aggregate amount of Commitments of all Lenders.
2.3    Request for Term Loan. (a) Each Loan shall be made on notice, given not later than (x) 12:00 p.m. (New York City time) on the third Business Day prior to the date of the proposed Loan (or one Business Day prior to the date of the Closing Date Loan) in the case of a Loan consisting of SOFR Loans or (y) 12:00 p.m. (New York City time) one (1) Business Day prior to the date of the proposed Loan in the case of a Loans consisting of Base Rate Loans, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by electronic mail. Each such notice of a Loan (a “Borrowing Request”) shall be by electronic mail, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Loan (which shall be a Business Day), (ii) Type of Loan, (iii) aggregate amount of such Loan, (iv) wiring instructions for the Loan Account and (v) in the case of a Loan consisting of a SOFR Loan, initial Interest Period for such Loan. Each Lender shall, before 1:00 p.m.

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(New York City time) on the date of such Loan, make available to the Administrative Agent to the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Loan. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 4.2 (or, in the case of the initial Loan, Sections 4.1 and 4.2), the Administrative Agent will make such funds received available to the Borrower in same day funds at the Loan Account.
(b)    After the Borrower delivers a Borrowing Request pursuant to Section 2.3(a) hereof, any Lender that is chartered in the United Kingdom (but not including any non-United Kingdom chartered bank with a branch located in the United Kingdom) may, not later than 2:00 p.m. (New York City time) on the date that is one (1) Business Day prior to the proposed Loan Date, deliver a written notice (a “Delayed Funding Notice,” and the date of such delivery, the “Delayed Funding Notice Date”) to the Borrower and the Administrative Agent of its intention to fund the related Loan (such amount, the “Delayed Amount”) on a date (the date of such funding, the “Delayed Funding Date”) that is on or before the third (3rd) day following the date of such request for a Loan (or if such day is not a Business Day, then on the next succeeding Business Day) rather than on the requested Loan date (and such Lender that has provided the Delayed Funding Notice shall provide written notice to the Administrative Agent of the Delayed Funding Date by no later than 11:00 a.m. (New York City time) one Business Day prior to such Delayed Funding Date). By delivery of a Delayed Funding Notice, such Lender shall be deemed to represent and warrant that (x) charges relating to the “liquidity coverage ratio” under Basel III have been incurred on the related Lender’s interests or obligations hereunder and (y) it is seeking or has obtained a delayed funding option in transactions similar to the transactions contemplated hereby as of the date of such Delayed Funding Notice. If the conditions to any Loan described in Section 4.2 are satisfied on the requested Loan date, there shall be no conditions whatsoever to the obligation of the applicable Lenders to fund the requested amount on the related Delayed Funding Date. For the avoidance of doubt, unless and until a Loan subject to a Delayed Funding Notice is actually funded by the applicable Lender, such Loan shall not be deemed to be outstanding and the portion of such Lender’s Commitment in respect of such Loan shall not be deemed to be utilized (including for purposes of calculating accrued interest on the Loans and calculating the Unused Fee); provided, that the Delayed Amount shall be included as Total Outstandings and utilization of the Commitment of the applicable Lender for purposes of determining Availability.
Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing of a Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with prior paragraph of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay the corresponding amount to the Administrative Agent

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forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Loan in accordance with Section 2.5. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such borrowing.
2.4    Register; Notes.
(a)    Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any applicable Term Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
(b)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of Borrower, shall maintain a register for the recordation of the names and addresses of the Lenders and the Commitments and Term Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Register the Commitments and the Term Loans, and each repayment or prepayment in respect of the principal amount (and each payment of stated interest) of the Term Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error. The Borrower hereby designates the entity serving as the Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4(b), and the Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as the Administrative Agent and its officers, directors, employees, agents and Affiliates shall constitute “Indemnified Persons.”
(c)    The Borrower agrees that upon written notice by any Lender to the Borrower that a promissory note is requested by such Lender to evidence the Obligations payable to such Lender, the Borrower shall promptly execute and deliver to such Lender an appropriate promissory note or notes substantially in the form of Exhibit A attached hereto, provided that such note shall not be in duplication of any other outstanding Note delivered by the Borrower.
2.5    Interest on the Term Loans.
(a)    Base Rate Loans. During such periods as any Loan is a Base Rate Loan, interest shall accrue on such Base Rate Loan at a rate per annum equal at all times to the sum of (A) the Base Rate in effect at such time plus (B) the Applicable Margin applicable to Base Rate

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Loans in effect at such time, payable in arrears on each Payment Date in an amount equal to the interest accrued on the Total Outstandings that are Base Rate Loans during each day of the most recently ended Monthly Collection Period, and on the date such Base Rate Loan shall be Converted or paid in full.
(b)    SOFR Loans. During such periods as any Loan is a SOFR Loan, interest shall accrue on such SOFR Loan at a rate per annum equal at all times during each Interest Period for such Loan to the sum of (A) Term SOFR for such Interest Period at such time for such Loan plus (B) the Applicable Margin applicable to SOFR Loans in effect at such time, payable in arrears on each Payment Date in an amount equal to the interest accrued on the Total Outstandings that are SOFR Loans during each day of the most recently ended Monthly Collection Period (for the avoidance of doubt, without any penalty or other fees owed for not paying such interest at the end of an Interest Period).
(c)    Default Rate. Notwithstanding anything herein to the contrary, after the occurrence and during the continuation of any Specified Event of Default, interest on all overdue Obligations shall accrue at the applicable Default Rate to the fullest extent permitted by Applicable Law.
(d)    Computation of Interest. Interest on the Term Loans and all other Obligations owing to the Lenders shall be computed on the basis of a 365-day year, and shall be charged for the actual number of days elapsed during any interest period or other accrual period.
(e)    Interest Laws. Notwithstanding any provision to the contrary contained herein or in the Note or the other Transaction Documents, the Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (the “Excess Interest”). If any Excess Interest is provided for, whether in the Default Rate, through any contingency or event, or otherwise, or is determined by a court of competent jurisdiction to have been provided for herein or in the Note or in any of the other Transaction Documents, then in such event: (1) the provisions of this subsection shall govern and control; (2) the Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that any Lender may have received hereunder shall be, at such Lender’s option, to the fullest extent provided by applicable law: (a) applied as a credit against either or both of the outstanding principal balance of the Loan or accrued and unpaid interest thereunder (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof or (c) any combination of the foregoing; (4) the Applicable Margin provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement, the Note and the other Transaction Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) the Borrower shall not have any action against any Lender for any monetary damages arising out of the payment or collection of any Excess Interest, other than arising solely from any Lender’s gross negligence or willful conduct in exercising its remedies under this Section 2.5(e). Notwithstanding the foregoing, if for any period of time interest on any Obligation is calculated at the Maximum Rate rather than the applicable rate under the Note of any Lender, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of

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interest payable on such Obligations shall, to the extent permitted by law, remain at the Maximum Rate until such Lender shall have received or accrued the amount of interest which such Lender would have received or accrued during such period on Obligations had the rate of interest not been limited to the Maximum Rate during such period. If the Default Rate shall be finally determined to be unlawful, then the Applicable Margin shall be applicable during any time when the Default Rate would have been applicable hereunder; provided, however, that if the Maximum Rate is greater or lesser than the Applicable Margin, then the foregoing provisions of this paragraph shall apply.
(f)    Benchmark Replacement Conforming Changes. In connection with the implementation or administration of Term SOFR or a Benchmark Replacement, Administrative Agent (acting at the direction of the Requisite Lenders) will have the right, with the consent of the Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without requiring any further action by or consent of any other party to this Agreement or any other Transaction Document (and the Lenders hereby (i) authorize and direct the Administrative Agent to make any Benchmark Replacement Conforming Changes (and to enter into any modifications to this Agreement or other Transaction Documents implementing such Benchmark Replacement Conforming Changes) that have been consented or agreed to by the Requisite Lenders, or in respect of which the Administrative Agent has received a direction from the Requisite Lenders to implement and (ii) acknowledge and agree that the Administrative Agent shall be entitled to all of the exculpations, protections and indemnifications provided for in this Agreement in favor of the Administrative Agent in implementing any Benchmark Replacement Conforming Changes (or in entering into any modifications to this Agreement or the other Transaction Documents implementing the same) that have been consented or agreed to by the Requisite Lenders, or in respect of which the Administrative Agent has received a direction from the Requisite Lenders to implement).
(g)    Benchmark Replacement.
(i)    Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and a Benchmark Replacement Date with respect thereto have occurred prior to the Reference Time in connection with any setting of the then-current Benchmark, then such Benchmark Replacement will replace the then-current Benchmark for all purposes under this Agreement and under any other Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Transaction Document.
(ii)    Administrative Agent will promptly notify all the parties hereto of (i) any occurrence of (A) a Benchmark Transition Event and (B) the Benchmark Replacement Date with respect thereto, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes.

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(iii)    Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.5, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in the Administrative Agent’s sole discretion and without consent from any other party to this Agreement or any other Transaction Document.
(iv)    Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent (acting at the direction of the Requisite Lenders) may, in consultation with the Borrower, modify by providing notice thereof (which may be via email) to the Borrower and the Lenders the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify by providing notice thereof (which may be via email) to the Borrower and the Lenders the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Other than as expressly set forth in this Agreement, the Administrative Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of the Term SOFR Reference Rate (or any other applicable Benchmark) or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of (except as directed by the Requisite Lenders), any termination date relating to the Term SOFR Reference Rate (or any other applicable Benchmark), (ii) to select determine or designate any alternative rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any other modifier to any alternative rate or (iv) to determine whether or what alternative rate changes are necessary or advisable, if any, in connection with any of the foregoing. The Administrative Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of the Term SOFR Reference Rate (or any other applicable Benchmark) and absence of a designated replacement benchmark, including as a result of any inability, delay, error or inaccuracy on the part of the Requisite Lenders in providing any direction, instruction,

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notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to any alternate replacement index to the Term SOFR Reference Rate, including without limitation, whether the composition or characteristics of any such alternate replacement index to the Term SOFR Reference Rate will be similar to, or produce the same value or economic equivalence of, the Term SOFR Reference Rate or have the same volume or liquidity as did the Term SOFR Reference Rate prior to its discontinuance or unavailability.
(h)    In no event shall the Account Bank or Verification Agent have any liability or obligation with respect to any determination of (i) the occurrence of (A) a Benchmark Transition Event and (B) the Benchmark Replacement Date with respect thereto, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes or (iv) any other determination, decision or election that may be made by pursuant to this Section 2.5.
2.6    Optional Conversion of Loans. The Borrower may on any Business Day, upon written notice given to the Administrative Agent in the form of an Interest Election Request not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion or continuation, (x) Convert Loans of one Type comprising the same Loan into Loans of the other Type or (y) continue Loans of one Type as a Loan of the same Type. Each such Interest Election Request shall specify (a) the date of such Conversion or continuation (which date shall be a Payment Date), (b) the Loans to be Converted or continued (and whether the resulting Loan is to be a Base Rate Loan or a SOFR Loan) and (c) if such Conversion or continuation is into SOFR Loans, the initial Interest Period for such Loan. Each Interest Election Request shall be irrevocable and binding on the Borrower. If the Borrower fails to notify the Administrative Agent that a SOFR Loan shall be Converted or continued by the end of its Interest Period, such SOFR Loan shall continue as a SOFR Loan for an Interest Period of one month.
2.7    Prepayments and Repayments of the Term Loans; Commitment Reductions.
(a)    Voluntary Prepayments. The Borrower may, upon prior written notice to the Administrative Agent provided to the Administrative Agent no later than 2:00 p.m. (New York City time) (x) three (3) Business Days prior to the proposed prepayment date in the case of a SOFR Loan or (y) one (1) Business Day prior to the proposed prepayment date in the case of a Base Rate Loan (which notice shall state the proposed date and aggregate principal amount of the prepayment), and if such notice is given the Borrower shall, prepay the outstanding principal amount of such Loans in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid.
(b)    Mandatory Prepayments. In the event and on each occasion that any Net Proceeds are received by the Borrower or any other Loan Party in respect of any Prepayment Event, (x) the Borrower shall furnish the Administrative Agent with written notice thereof pursuant to Section 2.7(c) and (y) within five (5) Business Days of receipt of such Net Proceeds,

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the Borrower shall pay to the Administrative Agent, in respect of the principal of the Loans, for the ratable benefit of the Lenders:
(i)    in the case of a Prepayment Event described in clause (a) of the definition thereof, an aggregate amount equal to 100% of such Net Proceeds; provided that, with respect to this clause (i), if the Borrower or any other Loan Party invests (or commits to invest) the Net Proceeds from such Prepayment Event (or a portion thereof) within three months after receipt of such Net Proceeds by the Borrower or such other Loan Party (including pursuant to any permitted acquisition, capital expenditures, acquisition of intellectual property and/or other investments permitted hereunder), then, at the option of the Borrower, no prepayment shall be required pursuant to this clause (i) in respect of such Net Proceeds in respect of such Prepayment Event (or, the applicable portion of such Net Proceeds, if applicable) except to the extent of the amount of any such Net Proceeds therefrom that have not been so invested (or committed to be invested) by the end of such three-month period (or if committed to be so invested within such three-month period, have not been so invested within three months after the end of the initial three-month period), at which time a prepayment shall be required in an amount equal to 100% of the amount of such Net Proceeds that have not been so invested (or committed to be invested); provided, further that (x) the Borrower may elect to deem expenditures that otherwise would be permissible investments that occur prior to receipt of the Net Proceeds from such Prepayment Event to have been invested in accordance with the provisions hereof (it being agreed that such deemed expenditure shall have been made no earlier than the earliest of (A) notice of such intended Prepayment Event, (B) execution of a definitive agreement for such Prepayment Event (if applicable) and (C) consummation of such Prepayment Event) and (y) for the avoidance of doubt, during such reinvestment period, notwithstanding any further prepayment obligations arising from this clause (i), the Borrower may, in its sole discretion, utilize such Net Proceeds for purposes not otherwise prohibited by this Agreement; and
(ii)    in the case of a Prepayment Event described in clause (b) of the definition thereof, an aggregate amount equal to 100% of the amount of such Net Proceeds.
(c)    Notification and Application of Prepayments. The Borrower shall notify the Administrative Agent by email or other written transmission of any voluntary prepayment of the Loans under Section 2.7(a) not later than the deadline set forth in Section 2.7(a). By no later than 2:00 p.m. (New York City time), three (3) Business Days prior to any prepayment of the Loans under Section 2.7(b), the Borrower shall notify the Administrative Agent by email or other written transmission, and include the amount of the applicable prepayment. Promptly following Receipt of any notice of prepayment, the Administrative Agent shall advise each Lender of the contents thereof, and of the amount of such Lender’s Pro Rata Share of such prepayment. Each such prepayment shall be applied to the Term Loans of the Lenders in accordance with their respective Pro Rata Shares.

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(d)    Repayment of Loans. If, as of any Determination Date, the Scheduled Amortization Percentage is greater than 0%, the Borrower shall be obligated to, and shall, make repayments of outstanding Loans on the immediately succeeding Payment Date following such Determination Date, in accordance with the Priority of Payments, in an amount equal to the amount allocated under clause seventh of the Priority of Payments. To the extent not previously paid, on the Maturity Date for the Loans, the Borrower shall repay Loans in an amount equal to the aggregate principal amount of all Loans outstanding on such date.
(e)    Reduction or Termination of Commitments. Unless previously terminated, (i) on the Closing Date (immediately after the funding of the Closing Date Loans to be made on such date), the Commitments of each applicable Lender shall be reduced immediately by an amount equal to the Closing Date Loans actually funded by such Lender on the Closing Date, (ii) on each Credit Date (immediately after the funding of the Delayed Draw Loans to be made on such date), the Commitments of each applicable Lender shall be reduced immediately by an amount equal to the Delayed Draw Loans actually funded by such Lender on such Credit Date and (iii) the Commitments shall terminate immediately and without further action upon the expiration of the Delayed Draw Availability Period. In addition, the Borrower may at any time terminate, or from time to time reduce, the Commitments upon prior written notice provided to the Administrative Agent no later than 3:00 p.m. (New York City time) one Business Day prior to the proposed effective date of such Commitment reduction (which notice shall state the proposed effective date and aggregate principal amount of the Commitment reduction).
(f)    All prepayments of the Term Loans pursuant to Sections 2.7(a) or 2.7(b) shall be accompanied by accrued interest to the date of prepayment, together with any amounts payable pursuant to Section 3.2.
2.8    Priority of Payments. On each Payment Date, funds on deposit in the Facility Collection Account plus any amounts received by the Borrower pursuant to the Interest Rate Protection Agreement during the applicable Collection Period and, to the extent there is any shortfall on payment of any interest, funds on deposit in the Interest Reserve Account (collectively, the “Available Funds”) shall be allocated and distributed by the Account Bank in accordance with the Manager Report, pursuant to the following priorities (the “Priority of Payments”) (provided, however, the amounts received by the Borrower pursuant to the Interest Rate Protection Agreement shall be allocated and distributed first to clause (c) and thereafter to priorities following clause (c)):
(a)    first, without duplication, in each case to the extent applicable on such Payment Date (A) to the Administrative Agent for payment of Administrative Agent Fees and other fees, costs, expenses and indemnities owing to the Administrative Agent as of such Payment Date pursuant to this Agreement and the other Transaction Documents and (B) to the Account Bank and the Verification Agent for payment of the Account Bank Fees and Verification Agent Fees and other costs, expenses and indemnities owing to the Account Bank and the Verification Agent pursuant to this Agreement and the other Transaction Documents;
(b)    second, without duplication, (i) to the Network Expense and Insurance Reserve Account, until the Network Expense and Insurance Reserve Account has on deposit

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therein the amount required (or permitted) pursuant to Section 6.12(g) to be on deposit in such account on such Payment Date, and then (ii) to the Borrower for the payment of any Monthly Fiber Network Operating Expenses for the current Collection Period (including, at the direction of the Manager or the Borrower, to the Operating Account, the Network Expense and Insurance Reserve Account or such other account or location as may be directed by the Borrower to effect such payments);
(c)    third, to the Administrative Agent for distribution to the Lenders, pro rata, in respect of interest due as of such Payment Date with respect to the Loans;
(d)    fourth, to the Manager, the Management Fee with respect to the preceding Collection Period;
(e)    fifth, so long as no Rapid Amortization Event or Event of Default has occurred and is continuing, to the Interest Reserve Account until the amount on deposit therein equals the Interest Reserve Required Amount as of such Payment Date;
(f)    sixth, to the Manager, Permitted Tax Distributions;
(g)    seventh, to the extent required pursuant to Section 2.7(d), to the Administrative Agent for distribution to the Lenders to pay the Scheduled Amortization Percentage of any remaining Available Funds in the Facility Collection Account to the Lenders, pro rata, in respect of principal;
(h)    eighth, [reserved];
(i)    ninth, [reserved];
(j)    tenth, solely to the extent a Rapid Amortization Event is then continuing, to the Administrative Agent for distribution to the Lenders to pay 100% of any remaining Available Funds in the Facility Collection Account to the Lenders, pro rata, in respect of principal;
(k)    eleventh, to the Manager, for reimbursement for any advance made by the Manager, along with the interest payable thereon; and
(l)    twelfth, any remaining Available Funds, to the Operating Account or to such other account or location as may be directed by the Borrower (including, at the direction of the Manager or the Borrower, to the Collections Account as a Retained Collections Contribution pursuant to Section 2.16(b)).
2.9    [Reserved].
2.10    Grant of Security Interest; Collateral.
(a)    To secure the timely payment and performance of the Secured Obligations, each Loan Party hereby grants to the Administrative Agent, for the benefit of itself and the other Beneficiaries, a continuing security interest (the “Security Interest”) in, and Lien upon, and

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pledges to the Administrative Agent, for the benefit of itself and the other Beneficiaries, all of such Loan Party’s right, title and interest in, to and under all of the following assets now owned or at any time hereafter acquired by such Loan Party or in which such Loan Party now has or at any time in the future may acquire any right, title or interest:
(i)    the Account Collateral;
(ii)    (x) all Fiber Network Assets and (y) all the following personal property of such Loan Party:
(A)    all Equipment (as defined in the UCC);
(B)    all Fixtures (as defined in the UCC);
(C)    all Documents (as defined in the UCC);
(D)    all Accounts (as defined in the UCC);
(E)    all Inventory (as defined in the UCC);
(F)    all Goods (as defined in the UCC);
(G)    all Commercial Tort Claims (as defined in the UCC) with a value in excess of $2,000,000;
(H)    all General Intangibles (as defined in the UCC), including any limited liability company or other ownership interests which are not “securities” as provided under Section 8-103 of the UCC;
(I)    all Investment Property (as defined in the UCC), excluding Pledged Collateral pledged pursuant to clause (iii) below;
(J)    all Money, cash, cash equivalents, Deposit Accounts and Securities Accounts (each as defined in the UCC), including the Reserve Accounts, each Collections Account and the Loan Account;
(K)    all Chattel Paper (as defined in the UCC);
(L)    all Instruments (as defined in the UCC);
(M)     to the extent not otherwise included, (1) all IRU Agreements and any assets initially subject to an IRU Agreement upon transfer to a Loan Party, (2) the Closing Date Contributed Contracts and any other Customer Contracts with respect to the Fiber Network Assets, (3) the Management Agreement, the Interest Rate Protection Agreement and the other Transaction Documents and (4) any and all rights, remedies and proceeds under the foregoing and derived therefrom (including all rights to payment thereunder, if any);

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(N)    all books and records pertaining to the foregoing Collateral described in this clause (ii); and
(O)    to the extent not otherwise included, all Proceeds (as defined in the UCC) and products of the foregoing and all supporting obligations, collateral security and guarantees given by any Person with respect to any of the foregoing (all of the foregoing described in this clause (ii), collectively, the “Article 9 Collateral”); and
(iii)    (A) the issued and outstanding Equity Interests owned by such Loan Party, including, without limitation, any such Equity Interests set forth on Schedule 2.10, (B) any additional Equity Interests obtained in the future by such Loan Party, (C)  all of its voting rights in respect of such Equity Interests owned by it, (D) the certificates, if any, representing such Equity Interests and any interest of it on the books and records of the issuer of such Equity Interests or on the books and records of any securities intermediary pertaining to such Equity Interest, (E) any Instruments, debt securities and promissory notes issued to or otherwise acquired by such Loan Party and (F) all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or Proceeds (as defined in the UCC) from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests and Investments (collectively, the “Pledged Collateral”, and together with the Article 9 Collateral and the Account Collateral, the “Collateral”);
provided, that in no event shall the Security Interest attach to any right, title or interest of any Loan Party in, to or under any Excluded Property (it being understood that, to the extent the Security Interest shall not have attached to any such asset as a result of such asset being an Excluded Property, the term “Collateral” shall not include such asset); provided, however, that the Security Interest shall immediately attach to, and the Collateral shall immediately include, any such asset (or portion thereof) upon such asset (or such portion) ceasing to be Excluded Property.
(b)    Each Loan Party has full right and power to grant to the Administrative Agent, for the benefit of itself and the other Beneficiaries, a perfected, first-priority security interest in and Lien on the Collateral pursuant to this Agreement, subject to the terms of this Section 2.10. This Agreement is effective to create a legal, valid and enforceable Lien on, and security interest in, the Collateral in which a security interest may be perfected by filing a financing statement under the UCC, and, subject to the terms of this Section 2.10 and the satisfaction of the applicable perfection actions with respect to the Security Interest, the Administrative Agent will have a fully perfected Lien on the Collateral securing the Secured Obligations to the extent required by this Agreement. Upon the execution and delivery of this Agreement, and upon (i)filing of the necessary and appropriate financing statements with the office of the Secretary of State or other appropriate office of the state of organization of each applicable Loan Party, (ii) delivery of all Instruments, Chattel Paper and certificated Equity Interests and pledged indebtedness, in each case together with instruments of transfer executed in blank, (iii) execution of the applicable Account Control Agreement establishing the

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Administrative Agent’s “control” (within the meaning of Section 8-106, 9-106 or 9-104 of the UCC, as applicable) with respect to the Controlled Accounts, (iv) recordation and/or filing of the Security Interest granted hereunder in patents, trademarks and copyrights in the applicable intellectual property registries, including but not limited to the filing of appropriate assignments, notices or appropriate filings with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, without any further action, the Administrative Agent will have a good, valid and first-priority perfected Lien and security interest in the personal property and Collateral, subject to Permitted Liens. As of the Closing Date, no financing statement (other than those naming any Customer as “debtor” and a Loan Party as “secured party” thereunder) relating to any of the Collateral, as applicable, is on file in any public office except those on behalf of the Administrative Agent and those related to the Permitted Liens. As of the Closing Date, no Loan Party is party to any agreement, document or instrument that conflicts with this Section 2.10.
(c)    Each Loan Party hereby authorizes the Administrative Agent (or its designee) to prepare and file financing statements (including transmitting utility financing statements) provided for by the UCC (which financing statements may describe the Collateral as “all assets” of the Loan Parties) and to take such other action as may be required, in the Administrative Agent’s or Requisite Lenders’ judgment, in order to perfect and to continue the perfection of Administrative Agent’s security interests in the Collateral, as applicable, unless prohibited by Applicable Law.
(d)    The Borrower agrees that it will take any or all steps in order for Administrative Agent, for the benefit of itself and the Lenders, to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the UCC with respect to all of its Pledged Accounts and Pledged Collateral that constitute Collateral. Upon the occurrence and during the continuance of an Event of Default, and provided the Administrative Agent (acting at the direction of the Requisite Lenders) shall have provided five (5) Business Days’ prior written notice to the Borrower (solely for an Event of Default that is not a Specified Event of Default, and a Specified Event of Default shall not require any prior written notice to the Borrower), the Administrative Agent may notify any bank or securities intermediary to liquidate the applicable Pledged Account or any related investment property maintained or held thereby and remit the proceeds thereof to the Administrative Agent.
(e)    At any time upon the reasonable request of the Administrative Agent or the Requisite Lenders, the Loan Parties shall execute or deliver to the Administrative Agent, any and all financing statements, security agreements, pledges, assignments, written description of such commercial tort claims, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that the Administrative Agent or the Requisite Lenders may request in its reasonable discretion, in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Requisite Lenders), to create, perfect, continue or improve the priority of the Administrative Agent’s Liens in the Collateral of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal). To the maximum extent permitted by Applicable Law, upon the occurrence and during the continuance of an Event of Default, each Loan Party authorizes the Administrative

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Agent to execute any such Additional Documents in such Loan Party’s name and authorizes the Administrative Agent to file such executed Additional Documents in any appropriate filing office.
(f)
(i)    Upon the occurrence and during the continuation of an Event of Default, and provided the Administrative Agent (acting at the direction of the Requisite Lenders) shall have provided five (5) Business Days’ prior written notice to the Borrower (solely for an Event of Default that is not a Specified Event of Default, and a Specified Event of Default shall not require any prior written notice to the Borrower), all rights of the applicable Loan Parties to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to the applicable Organizational Documents in respect of the Pledged Collateral, as well as the rights of such Loan Party to receive any distributions, payments or other proceeds on the applicable Pledged Collateral, shall cease and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right to exercise such voting and other consensual rights, as well as rights to receive any distributions, payments or other proceeds on such Pledged Collateral, as if it were the absolute owner thereof; provided that upon the cure or waiver of such Event of Default, the foregoing rights shall automatically and immediately, without any further action, revert to the applicable Loan Parties; and
(ii)    in order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, upon an Event of Default occurring and continuing, and provided the Administrative Agent (acting at the direction of the Requisite Lenders) shall have provided five (5) Business Days’ prior written notice to the Borrower (solely for an Event of Default that is not a Specified Event of Default, and a Specified Event of Default shall not require any prior written notice to the Borrower), each Loan Party hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Loan Party and in the name of such Loan Party or in its own name, for the purpose of carrying out the terms of this Section 2.10(f), to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 2.10(f); provided, however, that the Administrative Agent shall have no duty or obligation to so act except upon direction from the Requisite Lenders. Anything in this Section 2.10(f) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 2.10(f) unless an Event of Default shall have occurred and be continuing and the Administrative Agent (acting at the direction of the Requisite Lenders) shall have provided five (5) Business Days’ prior written notice to the Borrower (solely for an Event of Default that is not a Specified Event of Default, and a Specified Event of Default shall

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not require any prior written notice to the Borrower). Each Loan Party acknowledges that the Administrative Agent may utilize the power of attorney set forth herein in connection therewith.
(g)    Notwithstanding anything herein to the contrary, (a) each applicable Loan Party shall remain liable for all obligations with respect to its applicable Collateral pledged hereunder and nothing contained herein is intended or shall be construed to be a delegation of duties to Administrative Agent or any Lender; provided that following any foreclosure or transfer in lieu thereof, such obligations and duties of ownership of the Collateral shall pass to the succeeding owner thereof, (b) each applicable Loan Party shall remain liable under each of the agreements with respect to its respective Collateral to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof, and neither the Administrative Agent nor any Lender shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Administrative Agent nor any Lender have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement related to its respective Collateral, and (c) the exercise by the Administrative Agent of any of its rights hereunder shall not release any applicable Loan Party from any of its duties or obligations under such contracts or agreements.
2.11    Collateral Administration.
(a)    As and when determined by the Administrative Agent or the Requisite Lenders in its or their reasonable discretion, upon the occurrence and during the continuation of a Default or an Event of Default, the Administrative Agent or the Requisite Lenders may, at the Borrower’s expense, perform UCC, judgment, litigation, tax Lien and other similar searches, in any jurisdictions determined by Administrative Agent or the Requisite Lenders from time to time, against any Loan Party.
(b)    The Borrower, and Manager, as applicable, shall keep accurate and complete records of the Customer Contracts and all payments and Collections thereon and shall submit such records to Administrative Agent on such periodic basis (and at least quarterly) as the Administrative Agent or the Requisite Lenders may reasonably request. If requested by the Administrative Agent (acting at the direction of the Requisite Lenders), the Borrower, and each other Loan Party, as applicable, shall execute and deliver to the Administrative Agent, formal written assignments or allonges, in form and substance reasonably acceptable to the Administrative Agent (acting at the direction of the Requisite Lenders), of any or all of the Customer Contracts as the Administrative Agent (acting at the direction of the Requisite Lenders) may reasonably request, together with copies of claims, invoices and/or other information related thereto.
(c)    The Borrower shall, upon the Administrative Agent’s written request upon the occurrence and during the continuation of an Event of Default, (i) provide prompt written notice to each Customer that the Administrative Agent has been granted a Lien on and security interest in, upon and to all Customer Contracts payable by such Customer and (ii) shall do

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anything further that may be lawfully required under Applicable Law and requested in writing by the Administrative Agent or the Requisite Lenders in their reasonable discretion to secure the Administrative Agent’s interest in the Collateral and effectuate the intentions of this Agreement.
2.12    Power of Attorney. Each Loan Party, as applicable, hereby agrees and acknowledges that the Administrative Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for such Loan Party (without requiring Administrative Agent to act as such) with full power of substitution to do the following upon the occurrence and during the continuation of an Event of Default (in each case, so long as the Administrative Agent (acting at the direction of the Requisite Lenders) shall have provided five (5) Business Days’ prior written notice to the Borrower (solely for an Event of Default that is not a Specified Event of Default, and a Specified Event of Default shall not require any prior written notice to the Borrower) prior to taking any of the following actions): (i) endorse the name of the Borrower upon any and all checks, drafts, money orders and other instruments for the payment of money that are payable to the Borrower and constitute Collections on Customer Contracts or other Accounts of the Borrower; (ii) execute and/or file in the name of such Loan Party any financing statements, amendments to financing statements, schedules to financing statements, releases or terminations thereof, assignments, instruments or documents that it is obligated to execute and/or file under any of the Transaction Documents (to the extent such Loan Party fails to so execute and/or file any of the foregoing within two (2) Business Days of the Administrative Agent’s written request or the time when such Loan Party is otherwise obligated to do so); and (iii) do such other and further acts and deeds in the name of such Loan Party that the Administrative Agent may deem necessary to enforce, make, create, maintain, continue, enforce or perfect the Administrative Agent’s security interest, Lien or rights in any Collateral.
2.13    Release of Lien on Fiber Network Assets.
(a)    Release Upon Sale. With respect to any Collateral or any Guarantor, in connection with a Disposition by any Loan Party of such Collateral (or in respect of any such Guarantor) in a transaction permitted under Section 7.13 of this Agreement (other than any such sale, transfer or other Disposition to Holdings, the Borrower or any Subsidiary Guarantor (it being understood and agreed that, in the case of a transfer among Loan Parties, the applicable Lien shall be released with respect to the transferor Loan Party to the extent such asset will be (substantially contemporaneously therewith) pledged by the transferee Loan Party)), the Security Interest and other Liens in such Collateral created by this Agreement or any other Transaction Document, and any applicable Guaranty by such Guarantor, shall in each case be automatically released upon the consummation of any such sale, transfer or other Disposition. Upon such sale, transfer or other Disposition, the Administrative Agent shall (and the Lenders hereby irrevocably authorize and direct the Administrative Agent to), upon receipt of the related Net Proceeds thereof for prepayment of the Loans pursuant to this Agreement, (x) deliver to the Borrower (at the Borrower’s sole cost and expense), any evidence of release, satisfaction, discharge and/or termination agreements or similar instruments or filings reasonably requested by the Borrower and in form and substance reasonably satisfactory to the Administrative Agent to evidence in the public record such automatic release and (y) return any applicable Collateral to the Borrower, or any other Loan Party, as applicable; provided, that prior to delivery of any such evidence of release, satisfaction, discharge and/or termination from the Administrative Agent, the Borrower

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shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower certifying that such release, satisfaction, discharge and/or termination, as applicable, is permitted under the Transaction Documents and this Section 2.13(a) (and the Lenders hereby authorize and direct the Administrative Agent to rely on such certificate in performing its obligations under this Section 2.13(a) and Section 7.13).
(b)    [Reserved].
(c)    Release Upon Termination of Transaction Documents. On the Termination Date, the security interests and other Liens in all the Collateral created by this Agreement or any other Transaction Document, and the Guaranty by each Guarantor, shall in each case be automatically and irrevocably terminated and released. Promptly upon such termination and release, at the request of the Borrower, the Administrative Agent shall (and Lenders hereby irrevocably authorize and direct Administrative Agent to) (i) execute and deliver such documents, at the Borrower’s sole cost and expense, as are reasonably requested by the Borrower to evidence such automatic termination and release and (ii) return the Collateral to the Borrower, or any other Loan Party, as applicable; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, common law or equitable cause or any other Applicable Law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Administrative Agent. The Administrative Agent shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from the Administrative Agent’s own acts.
(d)    Release as Permitted by Transaction Documents. At the Borrower’s sole cost and expense, promptly upon receipt of a certificate of a Responsible Officer of the Borrower confirming that any conditions under the Transaction Documents pursuant to which Collateral may be released from the Lien under the Transaction Documents (and/or any Guarantor released from its obligations under this Agreement and the other Transaction Documents) has been met, the Administrative Agent shall (and the Lenders hereby irrevocably authorize and direct Administrative Agent to) (x) deliver any necessary documents to the Borrower or its designee to evidence such termination and release and (y) return any applicable Collateral to the Borrower, or any other Loan Party, as applicable; provided that such release documents may be delivered to an escrow agent acceptable to the Administrative Agent and the Borrower for release to the Borrower or its designee immediately following the Administrative Agent’s confirmation that such conditions have been satisfied (or the Administrative Agent’s receipt of the certificate of the Borrower, as applicable), as reasonably satisfactory to the Administrative Agent.
2.14    Verification Agent. The Borrower shall appoint a verification agent (the “Verification Agent”) who will review, recalculate and confirm the calculations of any DSCR and Leverage Ratio calculations contained in each Manager Report and Compliance Certificate,

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as applicable, and any other calculations therein reasonably requested by the Requisite Lenders and as agreed to by the Verification Agent. The Borrower may appoint one or more additional verification agents with the consent of the Administrative Agent (acting at the direction of the Requisite Lenders). The term “Verification Agent” shall include any additional verification agent. The Borrower may not change the Verification Agent without the consent of the Requisite Lenders. The Borrower shall notify the Administrative Agent in writing of the name and address of any Verification Agent not a party to this Agreement. Wilmington is hereby initially appointed as the Verification Agent. The Verification Agent shall be entitled to all rights, protections, privileges and immunities afforded to the Account Bank hereunder.
2.15    Payments Generally.
(a)    The Borrower shall make each payment required to be made by it under any Transaction Document (whether of principal, interest, fees or other amounts) on or prior to the time expressly required hereunder or under such other Transaction Document for such payment (or, if no such time is expressly required, on or prior to 3:00 P.M. (New York City time) on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments pursuant to Section 3.2, Section 12.4 and Section 12.7 shall be made directly to the Persons entitled thereto and payments pursuant to other Transaction Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the SOFR Loans) under any Transaction Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day (other than any such payment due and payable on the Maturity Date which shall be governed by, and subject to, Section 1.5), the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments under each Transaction Document shall be made in Dollars.
(b)    If at any time insufficient funds are received by, and available to, the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, subject to Section 2.8 hereof, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties (with such amounts being applied to fees prior to interest), and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

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(c)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
2.16    Additional Contributed Uniti Fiber Business Assets; Retained Collections Contributions.
(a)    Additional Contributed Uniti Fiber Business Assets. From time to time the Manager may, but is not required to, effect additional Fiber Network Assets Transfers as additional Collateral for the Secured Obligations; provided that in connection with each such Fiber Network Assets Transfer, (i) the Person that is the transferee with respect to the applicable Uniti Fiber Business Assets either (x) is an Asset Entity party hereto or (y) concurrently therewith, executes and delivers to the Administrative Agent, a Joinder Agreement to become an Assent Entity and party hereto as a Loan Party and (ii) immediately after giving effect thereto, the Manager’s reasonable estimate of the Aggregate Annualized Run Rate Revenue of the proposed additional Collateral, as delivered to the Administrative Agent by the Manager, shall be included on a Pro Forma Basis as “Aggregate Annualized Run Rate Revenue” for all purposes under this Agreement (including with respect to determining compliance with any Leverage Ratio or DSCR test hereunder). In connection with any such addition, the Manager may designate one or more additional Uniti OpCos to act as shared infrastructure asset companies in connection with the operation of the related additional Uniti Fiber Business Assets, in which case the Loan Parties may enter into shared infrastructure services agreements and shared infrastructure management agreements on terms substantially similar to (to the extent applicable) the Management Agreement or otherwise reasonably acceptable to the Borrower with respect to shared infrastructure assets relating to such additional Uniti Fiber Business Assets.
(b)    Retained Collections Contributions. The Borrower may designate (x) cash capital contributions made to any Loan Party at any time by the Manager or any Uniti OpCo or Affiliate thereof or (y) any amount allocated under clause twelfth of the Priority of Payments on any Payment Date that is retained by the Borrower and, in each case, deposited into the Collections Account, as a “Retained Collections Contribution”. Any Retained Collections Contribution made following a Collection Period, but on or before the related Payment Date may, at the Borrower’s discretion as designated in the applicable Manager Report, be included in Aggregate Annualized Run Rate Revenue as of the related Determination Date (and, immediately after giving effect thereto, such amount of additional Aggregate Annualized Run Rate Revenue shall be included on a Pro Forma Basis as “Aggregate Annualized Run Rate Revenue” for all purposes under this Agreement (including with respect to determining

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compliance with the Financial Covenant or any other Leverage Ratio test hereunder)) so long as such amounts do not exceed (x) with respect to aggregate Retained Collections Contributions in any calendar month, the greater of (A) 15% of Aggregate Annualized Run Rate Revenue as of the last day of the immediately preceding calendar month and (B) $15,000,000 over any period of four (4) consecutive calendar quarters and (y) with respect to the aggregate amount of all Retained Collections Contributions after the Closing Date, the greater of (A) 25% of Aggregate Annualized Run Rate Revenue and (B) $21,000,000. Any Retained Collections Contributions will be part of Aggregate Annualized Run Rate Revenue for up to ninety (90) days from the related deposit date. Any Retained Collections Contribution will be required to be retained in a Controlled Account for no less than ninety (90) days after its related deposit date. Upon the expiration of such one-year period, the Borrower (or the Manager on its behalf) may instruct the Account Bank in writing to release the related Retained Collections Contributions from such Controlled Account and deposit such amount to the Facility Collections Account on the following Payment Date for application in accordance with the Priority of Payments on such Payment Date pursuant to the related Manager Report. For the avoidance of doubt, Retained Collections Contributions will not be annualized.
III.    FEES AND OTHER CHARGES
3.1    [Reserved].
3.2    Yield Protection and Illegality.
(a)    Increased Costs; Capital Adequacy.
(i)    If any Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or (B) subject any Lender to any Taxes (other than (x) Taxes indemnified pursuant to Section 13.8, (y) Taxes that are excluded from indemnification by reason of Section 13.8(g) or (i), or (z) any Connection Income Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Term Loans (or of maintaining its obligation to make any such Term Loans) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(ii)    If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company, as applicable, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company, as applicable, with respect to capital adequacy), then

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from time to time, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender’s or such Lender’s holding company, as applicable, for any such reduction suffered.
(iii)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as the case may be, as specified in clauses (i) and (ii) above, shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof; provided that with respect to any notice given to the Borrower under this Section 3.2 the Borrower shall not be under any obligation to pay any amount with respect to any period prior to the date that is nine (9) months prior to such notice; provided, further, if the Change in Law giving rise to such Increased Costs is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof. A Lender will, within a reasonable period of time after the officer of such Lender having primary responsibility for administering the Loan becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under this Section 3.2, to avoid or reduce any increased or additional costs or any other amounts payable by Borrowers under this Section 3.2, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (i) make, issue, fund or maintain its portion of the Term Loan through another office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to such Lender pursuant to this Section 3.2 to be materially reduced and if, as determined by such Lender in its reasonable discretion, the making, issuing, funding or maintaining of its portion of the Term Loan through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect the interests of such Lender.
(iv)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.2(a) shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, Borrower shall not be required to compensate any Lender pursuant to this Section 3.2 for any increased costs or reductions or other amounts suffered more than sixty (60) days prior to the date that such Lender notifies Borrower of the event or the existence of a condition that would entitle such Lender to receive payments under this Section 3.2.
(b)    Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to continue to make Term Loans or to determine or charge interest rates based upon the Term SOFR Reference Rate, such Lender shall give notice thereof to Borrower through Administrative Agent. Upon Receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), either (i) prepay in full all Term Loans owing to such Lender, either on the next succeeding Payment Date in respect of thereof, if such Lender may lawfully

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continue to maintain Term Loans until such date, or immediately, if such Lender may not lawfully continue to do so, or (ii) at the option of Borrower, pay interest on such Lender’s Term Loans at a rate per annum equal to the Base Rate (determined without giving effect to clause (c) thereof) (taking into account any increased cost to such Lender of continuing to maintain Term Loans). Upon any such prepayment, Borrower shall also pay accrued interest on the amount so prepaid, but such prepayment shall not be subject to any prepayment penalty or fee.
(c)    Inability to Determine Rates. If (x) Administrative Agent determines that for any reason adequate and reasonable means do not exist (other than as a result of a Benchmark Transition Event in respect of which a Benchmark Replacement for Term SOFR has been implemented in accordance with the terms hereof) for determining Term SOFR for any period for any Term Loans, or (y) the Requisite Lenders determine that Term SOFR with respect to any period for any Term Loans does not adequately and fairly reflect the cost to the Lenders of maintaining such Term Loans, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, the Term Loans shall bear interest at the Base Rate (determined without giving effect to clause (c) thereof) until Administrative Agent determines (or, in the case of clause (y), the Requisite Lenders determine) that the conditions giving rise to such change no longer exist.
(d)    Funding Losses. Upon demand, from time to time, of any Lender (with a copy to Administrative Agent), Borrower shall promptly compensate such Lender for, and hold such Lender harmless from, any loss and any cost or expense incurred by it as a result of any payment or prepayment of any Term Loan (whether by reason of acceleration or otherwise) on a day other than a Payment Date, the Maturity Date, or on the date specified in a notice of prepayment issued in accordance with Section 2.7(c), including any loss or expense arising from the liquidation or reemployment of funds obtained by it to purchase, hold or make Term Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by Borrower to any Lender under this Section 3.2(d), such Lender shall be deemed to have funded Term Loans at the Applicable Margin thereto by a matching deposit or other borrowing for a comparable amount and for a comparable period, whether or not the Term Loans were in fact so funded; in each case, provided, that such Lender delivers to Borrower (with a copy to the Administrative Agent) a certificate showing in reasonable detail the calculations used in determining the amounts payable by the Borrower under this Section 3.2(d).
3.3    Fees.
(a)    Closing Fee. On the Closing Date, the Borrower agrees to pay to each Lender that provides a Commitment on the Effective Date and funds a Closing Date Loan, an upfront fee equal to 1.25% of the stated principal amount of such Lender’s Commitments in respect of the Facility as of the Closing Date (it being understood and agreed that, (i) such upfront fees will be fully earned and due and payable on, and subject to the occurrence of, the Closing Date, (ii) such upfront fee may, at the option of the Borrower in consultation with the applicable Lender, be structured as original issue discount or upfront fee and (iii) such upfront

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fees shall be payable with the proceeds of the Closing Date Loans (and the Closing Date Loans may be net funded on the Closing Date to account for such fees).
(b)    Administrative Agent Fees.    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Administrative Agent Fee Letter.
IV.    CONDITIONS PRECEDENT
4.1    Closing Date. The obligation of each Lender to fund its Closing Date Loans shall become effective on the first date on which each of the following conditions precedent are satisfied (or waived) to the satisfaction of 100% of the Lenders (such date, the “Closing Date”):
(a)    subject to the last paragraph of this Section 4.1, the Facility Agent (or its counsel) and the Administrative Agent (or its counsel) shall have received fully executed copies of this Agreement and each other Closing Date Transaction Document;
(b)    subject to the last paragraph of this Section 4.1, the Facility Agent (or its counsel) shall have received (i) a report of UCC financing statement, tax, judgment and litigation Lien searches performed with respect to each Loan Party in such Loan Party’s jurisdiction of incorporation, organization or formation, as applicable, and/or the State(s) of operation of the relevant Fiber Networks, and such report shall show no Liens on the Collateral (other than Permitted Liens) and (ii) each document (including, without limitation, drafts of any UCC financing statement) required by any Closing Date Transaction Document to be filed, registered or recorded to create, in favor of the Administrative Agent, for the benefit of itself and the Lenders, a first priority and perfected security interest upon the Collateral that constitutes personal property and a perfected security interest upon the Collateral that constitutes fixtures;
(c)    the Facility Agent (or its counsel) shall have received a certificate of (or on behalf of) each Loan Party, dated on or prior to the Closing Date and executed by a secretary, assistant secretary or other senior officer (as the case may be) thereof, which shall (i) certify that attached thereto is a true and complete copy of each Organizational Document of each applicable Loan Party, certified by the appropriate governmental office; (ii) identify by name and title and bear the signatures of (x) the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the applicable Transaction Documents to which it is a party on the Closing Date and/or (y) the individuals to whom such officers, managers, directors or other authorized signatories of such Loan Party have granted powers of attorney to sign such Transaction Documents; (iii) certify that attached thereto is a true and complete copy of the resolutions (or other evidence of authorization acceptable to the Facility Agent) of the board of directors or similar governing body of each such Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, and that such resolutions (or other evidence of authorization) have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect as of the Closing Date; and (iv) attach thereto a good standing certificate for each applicable Loan Party as of a recent date from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation;

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(d)    the Facility Agent (or its counsel) shall have received a customary written opinion of (i) Davis Polk & Wardwell LLP, in its capacity as special New York counsel to the Loan Parties and (ii) Morris, Nichols, Arsht & Tunnell LLP, in its capacity as Delaware counsel for the Loan Parties, in each case, (x) dated as of the Closing Date and addressed to the Administrative Agent and the Lenders and (y) substantially consistent with the form and substance of legal opinions most recently delivered to the lenders pursuant to the Uniti OpCo Credit Agreement (including as to matters with respect to non-contravention with the Uniti OpCo Credit Agreement and the Uniti Notes Indentures) or otherwise in substance reasonably satisfactory to the Facility Agent;
(e)    immediately after giving effect to the initial borrowing of the Loans hereunder, no “Default” or “Event of Default” (each as defined in the Uniti OpCo Credit Agreement) shall have occurred or be continuing under the Uniti OpCo Credit Agreement and the Uniti Note Indentures on account of the consummation of the Transactions;
(f)    prior to (or substantially concurrently with) the initial funding of the Loans hereunder, the Administrative Agent and the Lenders shall have received (i) all fees required to be paid by the Borrower on or prior to the Closing Date pursuant to the Transaction Documents (including pursuant to Section 3.3) and (ii) all expenses required to be paid by the Borrower for which reasonably detailed invoices have been presented at least three (3) Business Days prior to the Closing Date (or such shorter period agreed among the Borrower and the applicable Lender or Administrative Agent) (including the reasonable and documented fees and expenses of Milbank LLP in its capacity as legal counsel for the Lenders and Arnold & Porter Kaye Scholer LLP in its capacity as legal counsel for the Administrative Agent), in each case, which amounts, in the Borrower’s sole discretion, may be offset against the proceeds of the Loans (other than amounts consisting of fees and expenses owing to the Administrative Agent or its legal counsel) or may be paid from the proceeds of the Loans, and the Administrative Agent shall have received a fully executed copy of the Administrative Agent Fee Letter;
(g)    the Facility Agent (or its counsel) shall have received a customary written opinion of Davis Polk & Wardwell LLP, in its capacity as special New York counsel to the Loan Parties, with respect to non-consolidation, true sale and contributions matters (limited to the Closing Date Fiber Network Assets Transfers, but not the IRU Agreements) in form and substance reasonably satisfactory to the Facility Agent;
(h)    the Facility Agent (or its counsel) shall have received a solvency certificate dated as of the Closing Date in substantially the form of Exhibit C from the chief financial officer (or other officer with reasonably equivalent responsibilities) of Holdings or the Borrower certifying as to the matters set forth therein;
(i)    the Facility Agent (or its counsel) shall have received a risk retention letter agreement dated as of the Closing Date in substantially the form of Exhibit D from Uniti Fiber OpCo Holdings (or an Affiliate thereof) (the “Risk Retention Letter”);
(j)    the Administrative Agent (or its counsel) (for distribution by the Administrative Agent to the Lenders and each other Agent) shall have received a Borrowing

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Request from the Borrower for the Closing Date Loans in an aggregate amount not to exceed the Maximum Loan Amount; provided, for the avoidance of doubt, that the aggregate amount of the Closing Date Loans funded on the Closing Date may be reduced by the Borrower in its sole discretion in satisfaction of the condition set forth in this clause;
(k)    the Facility Agent (or its counsel) (on behalf of the Lenders) and the Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date (or such shorter period agreed among the Borrower and the applicable Lender or Administrative Agent), (x) all documentation and other information about the Loan Parties that is reasonably requested in writing by the Administrative Agent and the Lenders at least ten (10) Business Days prior to the Closing Date (or such shorter period agreed among the Borrower and the applicable Lender or Administrative Agent) and is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation Title III of the Patriot Act and (y) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulations, a Beneficial Ownership Certification (limited to a single LSTA form beneficial ownership certification) in relation to the Borrower, so long as such information is requested in writing at least ten (10) Business Days prior to the Closing Date (or such shorter period agreed among the Borrower and the applicable Lender or Administrative Agent);
(l)    on or prior to the Closing Date, pursuant to (i) that certain Credit Agreement, dated as of April 24, 2015, by and among the OpCo Parent, as holdings and parent guarantor, Uniti Group LP, a Delaware limited partnership (the “Assumed OpCo Borrower”), Uniti Group Finance 2019 Inc. (f/k/a Uniti Group Finance Inc.), a Delaware corporation (“OpCo FinCo”), CSL Capital, LLC (“CSL Capital” and, collectively with the Assumed OpCo Borrower and OpCo Finco, the “Uniti OpCo Borrowers”), the lenders party thereto from time to time and Bank of America, N.A., as administrative agent and collateral agent (as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Uniti OpCo Credit Agreement”) and (ii) the various indentures in effect as of the Closing Date governing the notes issued by Uniti OpCo Parent, the Uniti OpCo Borrowers and/or their respective affiliates (collectively, the “Uniti Note Indentures”), the Uniti OpCo Borrowers (or their applicable affiliates) shall have designated each of the Loans Parties as an “Unrestricted Subsidiary” under, and as defined in, the Uniti OpCo Credit Agreement and such Uniti Note Indentures (to the extent applicable) (the foregoing transactions described in this clause, collectively, the “UnSub Designations”);
(m)    on or prior to the Closing Date, Uniti OpCo Parent and Uniti Fiber OpCo Holdings will, directly or indirectly, contribute, sell and/or otherwise transfer to the applicable Loan Parties (i) the Closing Date Contributed Contracts relating to the Uniti Fiber Business (but excluding, for the avoidance of doubt, E-Rate revenue, Intrastate Regulated Services revenue (Transport) and any Non-Regulated or Interstate customer revenue that requires consent for transfer) and (ii) Closing Date Contributed Equipment relating to the Uniti Fiber Business (but excluding, for the avoidance of doubt, core “Layer 1” equipment and shared “Layer 2” distribution and/or aggregation routers, access to which shall be governed by certain provisions as set forth in the Transaction Documents) (clauses (i) and (ii), collectively, the “Closing Date

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Fiber Network Assets Transfers”), which Closing Date Fiber Network Assets Transfers shall constitute permitted dispositions (or, failing that, permitted investments) under the Uniti OpCo Credit Agreement and the Uniti Note Indentures (to the extent applicable); and
(n)    on or prior to the Closing Date, the execution and delivery to the Facility Agent (or its counsel) of (i) the initial IRU Agreements, and which IRU Agreements shall constitute permitted dispositions (or, failing that, permitted investments) under the Uniti OpCo Credit Agreement and the Uniti Note Indentures (to the extent applicable)) and (ii) the Management Agreement for management of the Fiber Network and other services with respect to such Uniti Fiber Business Assets on the terms set forth therein.
For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has delivered an executed signature page to this Agreement shall be deemed to have received, consented to, approved accepted or to be satisfied with, each document or other matter required thereunder to be received, consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Notwithstanding the foregoing or anything herein or in any other Transaction Document to the contrary, to the extent any lien search or, if applicable, Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than, if applicable, the perfection of Liens on Collateral that may be perfected by the filing of financing statements under the UCC (including both “all assets” UCC-1 financing statements in the jurisdictions of organization of the Loan Parties and “transmitting utility” UCC financing statements in the jurisdiction of operation of the applicable Asset Entity) and the delivery of stock certificates of the Borrower and each Asset Entity (in each case, to the extent certificated) evidencing the Equity Interests required to be pledged pursuant to this Agreement with respect to which a Lien may be perfected by the delivery of a stock or equivalent certificate) after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision of any such lien search and/or Collateral (including the creation or perfection of any security interest) shall not constitute a condition precedent to the availability or funding of the Closing Date Loans on the Closing Date, but may instead be provided within thirty (30) days after the Closing Date pursuant to arrangements reasonably acceptable to the Administrative Agent (acting at the direction of the Requisite Lenders) or the Requisite Lenders (including pursuant to Section 6.20), in each case subject to such extensions as are reasonably agreed by the Administrative Agent (acting at the direction of the Requisite Lenders) and/or the Requisite Lenders.
4.2    Conditions Precedent to each Delayed Draw Loan. The obligation of each Lender to make any Term Loan after the Closing Date is subject to the satisfaction, or waiver in accordance with the terms hereof, of the following conditions precedent:
(a)    No Default, Event of Default or Manager Termination Event will be occurring and continuing at the time of or immediately following such Term Loan;

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(b)    immediately after giving effect to such Delayed Draw Loan, (x) the DSCR, calculated on a Pro Forma Basis, is greater than or equal to 1.75:1.00 and (y) the Leverage Ratio, calculated on a Pro Forma Basis, is less than or equal to 7.00:1.00;
(c)    the Administrative Agent shall have received a Borrowing Request with respect to such Delayed Draw Loans; and
(d)    as of date of the funding of such Delayed Draw Loan, the representations and warranties made to the Administrative Agent or the Lenders by the Loan Parties contained herein and in the other Transaction Documents shall be true and correct in all material respects on and as of such date to the same extent as though made on and as of that date (unless any such representation and warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty is true and correct in all respects after giving effect to such qualifier), except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on such date (unless any such representation and warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty is true and correct in all respects after giving effect to such qualifier).
V.    REPRESENTATIONS AND WARRANTIES
Each Loan Party, as applicable, represents and warrants to the Administrative Agent and each Lender, as of the Closing Date and each Credit Date, as follows:
5.1    Organization, Powers, Capitalization, Good Standing, Business.
(a)    Organization and Powers. It is duly organized, validly existing and in good standing under the law of the jurisdiction in which such entity was organized and has the power and authority to execute, deliver and perform its obligations under each Transaction Document that it has entered into.
(b)     Qualification. It is duly qualified and in good standing in each jurisdiction where necessary to carry on its present businesses and operations, except in jurisdictions in which the failure to be qualified and in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.
5.2    Authorization of Borrowing, Authority, etc.. It has the power and authority to incur or guarantee the Indebtedness evidenced by this Agreement. The execution, delivery and performance by it of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company, corporate or other action, as the case may be.
(a)    No Conflict. The execution, delivery and performance by it of the Transaction Documents to which each is a party and the consummation of the transactions contemplated thereby do not: (1) contravene (x) any provision of its applicable Organizational Documents, (y) any provision of law applicable to it (except where such violation will not cause

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a Material Adverse Effect) or (z) any order, judgment or decree of any Governmental Authority binding on it or any of its property (except where such violation will not cause a Material Adverse Effect); (2) result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation binding upon it or its property (except where such breach or default will not cause a Material Adverse Effect); or (3) result in or require the creation or imposition of any Lien (other than the Lien of the Transaction Documents or any other Permitted Lien) upon its assets.
(b)    Consents. The execution and delivery by it of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority or any other Person which has not been obtained or made and is in full force and effect, other than any of the foregoing the failure to have made or obtained which will not cause a Material Adverse Effect.
(c)    Binding Obligations. This Agreement is, and each of the other Transaction Documents to which such Loan Party is a party, when executed and delivered by such Loan Party will be, the legally valid and binding obligation of such Loan Party, enforceable against it in accordance with its respective terms, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights.
5.3    Fiber Network Assets . Each of the Loan Parties has an interest in the Fiber Network Assets and the access rights granted pursuant to the IRU Agreements, held by it, free and clear of all Liens except for Permitted Liens. Upon the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of the state of organization of the applicable Loan Party, (i) a perfected security interest in all personal property constituting Article 9 Collateral in which a security interest is created and may be perfected by filing, recording or registering a financing statement or analogous document in such office will, upon such filing be a perfected first-priority security interests in and to such personal property in connection therewith and (ii) a perfected security interest in all fixtures constituting Collateral in which a security interest is created and may be perfected by filing, recording or registering a financing statement or analogous document in such office will, upon such filing be a perfected security interests in all such fixtures, in each case of (i) and (ii), subject only to Permitted Liens. There are (i) no proceedings in condemnation or eminent domain affecting any of the Fiber Network Assets, and to the Knowledge of the Loan Parties, none is threatened, that in either case would individually or in the aggregate cause a Material Adverse Effect, and (ii) no mechanic’s, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Fiber Network Assets the effect of which is reasonably likely to have a Material Adverse Effect. The Permitted Liens, in the aggregate, do not (w) materially interfere with the benefits of the security intended to be provided by the UCC financing statements and this Agreement, (x) materially and adversely affect the value of the Fiber Network Assets taken as a whole, (y) materially impair the use or operations of the Fiber Network Assets or (z) materially impair the Loan Parties’ ability to pay their respective obligations in a timely manner.

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5.4    Customer Contracts; Agreements.
(a)    Customer Contracts; Agreements. The Loan Parties have delivered to the Lenders (i) true and complete copies (in all material respects) of all Material Customer Contracts as in effect on the Closing Date and (ii) a list of all Material Agreements affecting the operation and management of the Fiber Network Assets as in effect on the Closing Date, and such Material Customer Contracts and Material Agreements have not been modified or amended, except pursuant to amendments or modifications made available to the Administrative Agent. Except for the rights of the Manager pursuant to the Management Agreement, no Person has any right or obligation to manage any of the Fiber Network Assets on behalf of the Loan Parties or to receive compensation in connection with such management. Except for the parties to any leasing brokerage agreement that has been delivered to the Administrative Agent, no Person (other than the Manager pursuant to the Management Agreement) has any right or obligation to enter into customer contracts for the Fiber Network Assets, or (except for cooperating outside brokers) to receive compensation in connection with such contracts.
(b)    [Reserved].
(c)    Management Agreement. The Borrower has delivered to the Administrative Agent a true and complete copy of the Management Agreement as in effect on the Closing Date, and such Management Agreement has not been modified or amended, except pursuant to amendments or modifications delivered to the Administrative Agent. The Management Agreement is in full force and effect and no default by any of the parties thereto exists thereunder.
5.5    Litigation; Adverse Facts. There are no judgments outstanding against the Loan Parties, or affecting any of the Fiber Network Assets or any property of the Loan Parties, nor to the Loan Parties’ Knowledge is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or threatened against the Loan Parties, respectively, or any of the Fiber Network Assets that would, in the aggregate, reasonably be expected to result in a Material Adverse Effect.
5.6    Payment of Taxes. All federal, state, provincial, territorial, local and foreign tax returns and reports of the Borrower and each other Loan Party required to be filed have been timely filed (or each such Person has timely filed for an extension and the applicable extension has not expired), and all taxes, assessments, fees and other governmental charges (including any payments in lieu of taxes) upon such Persons and upon their respective properties, assets, income, profits, businesses and franchises which are due and payable have been timely paid except to the extent (i) the same are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and as to which adequate reserves are being maintained in accordance with GAAP or (ii) the effect of the failure to file such tax returns and reports or to pay such taxes, assessments, fees and other governmental charges would not reasonably be expected to result in a Material Adverse Effect.
5.7    Performance of Agreements; No Material Adverse Effect. To the Borrower’s Knowledge, (a) neither the Borrower nor the Loan Parties are in default in the performance,

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observance or fulfillment of any of the obligations, covenants or conditions contained in any contractual obligation of any such Persons which would, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) since the Closing Date, there has not been a Material Adverse Effect.
5.8    Compliance with Law; ERISA. Each Loan Party is in compliance with all material Applicable Laws except where failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Loan Party has received any notice that such Loan Party is not in material compliance in any respect with any of the requirements of any of the foregoing. No Loan Party has established, nor does it maintain or contribute to any “benefit plan” that is covered by Title IV of ERISA.
5.9    Governmental Regulation. None of Holdings, the Borrower or any other Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended from time to time. The Borrower does not constitute a “covered fund” within the meaning of the final regulations issued on December 10, 2013, implementing Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. No. 111-203, 124 Stat. 1376 (2010), also known as the Volcker Rule.
5.10    [Reserved].
5.11    Employee Benefit Plans. The Loan Parties do not maintain or contribute to, or have any obligation (including any Contingent Obligation) under, any Employee Benefit Plans.
5.12    Solvency. On the Closing Date, after giving effect to the Transactions, Holdings and its Subsidiaries, on a consolidated basis, are Solvent; provided that this representation shall be satisfied by delivery of the certificate described in Section 4.1(h).
5.13    Use of Proceeds and Margin Security. No portion of the proceeds of the Term Loans shall be used by the Borrower or, to the Knowledge of the Borrower any other Person, to purchase or carry any “Margin Stock” (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and all official rulings and interpretations thereunder or thereof) or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose, in each case in a manner that constitutes a violation of the provisions of Regulations U or X of the Board of Governors.
5.14    [Reserved].
5.15    Investments; Ownership of the Loan Parties. The Loan Parties have no (i) direct or indirect Equity Interest in any other Person (other than any other Loan Party) or (ii) direct or indirect loan, advance or capital contribution to any other Person (other than another Loan Party or disclosed to the Administrative Agent in writing after the Closing Date). Schedule 5.15 (as may be updated from time to time by the Borrower to reflect any new Loan Parties) correctly sets forth (x) the direct holders of the ownership interests of the Borrower and each of the other Loan Parties and (y) the respective Subsidiaries of the Loan Parties.

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5.16    Environmental Compliance. Except to the extent the effect of the following representations not being true would not reasonably be expected to have a Material Adverse Effect: the Fiber Network Assets are in compliance with all applicable Environmental Laws; no written notice of violation of such Environmental Laws has been issued by any Governmental Authority which has not been resolved; and no Hazardous Materials are present at the Fiber Network Assets, except in quantities that do not violate applicable Environmental Laws.
5.17    Anti-Corruption Laws and Sanctions. (a)     None of the Loan Parties nor any director, officer, nor to their Knowledge, any agent, employee or Affiliate or other person acting on behalf of such Loan Party is currently the subject or the target of any sanctions administered or enforced by the Governments of the United States, United Kingdom, or European Union and any European Union member states, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, His Majesty’s Treasury of the United Kingdom’s Office of Financial Sanctions Implementation (collectively, “Sanctions”); nor is such relevant entity located, organized or resident in a country or territory which is the target of comprehensive country or territory-wide sanctions, which presently includes Iran, North Korea, Cuba, Crimea, Syria, Afghanistan, occupied territories in “Kherson” region of Ukraine, occupied territories in “Zaporizhzhia” region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic; the Borrower shall not directly or knowingly indirectly make payments in violation of Sanctions and the Loan Parties (or the Manager on their behalf) maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with Sanctions.
(b)    None of the Loan Parties nor any Affiliate, director, officer, manager, member, agent, employee or other person acting on behalf of such Loan Party, has in the past five (5) years (i) made any direct or, to the knowledge of any Loan Party, indirect unlawful payment to any domestic governmental official or “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”)) in violation of the FCPA; (ii) violated or is in violation of any provision of the FCPA, the Bribery Act of 2010 of the United Kingdom or any applicable non-U.S. anti-bribery statute or regulation of any other jurisdiction in which it operates its business, including, in each case, the rules and regulations thereunder, in violation of such anti-bribery statutes or regulations; or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment in violation of the FCPA or applicable anti-bribery statutes or regulations; and the Loan Parties (or the Manager on their behalf) maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with the FCPA.
(c)    The operations of the Loan Parties are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions and the rules and regulations thereunder (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the any of the Loan Parties

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with respect to the Money Laundering Laws is pending or, to the knowledge of any Loan Party, threatened.
5.18    Separate Legal Entity. Each Loan Party hereby acknowledges that the Lenders are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon such Loan Party’s identity as a legal entity separate from any other Person. Each Loan Party has taken all reasonable steps to continue Borrower’s identity as a separate legal entity and to make it apparent to third Persons that such Loan Party is an entity with assets and liabilities distinct from those of any other Person, and is not a division of any other Person.
5.19    Financial Statements. All financial statements which have been furnished by or on behalf of the Loan Parties to the Administrative Agent pursuant to Section 6.1(a) present fairly in all material respects the financial condition of the Persons covered thereby in accordance with GAAP or otherwise as expressly set forth therein.
5.20    Accuracy of Disclosure. As of the Closing Date, to the Knowledge of the Borrower, no written information (other than customary financial statement forecasts of the Borrower and other forward-looking information (“Projections”), and information of a general economic or general industry specific nature) (such non-excluded items, the “Information”), in each case as modified or supplemented by supplements, updates and other information so furnished to the Lenders in connection with the Transactions, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (in each case after giving effect to all supplements and updates thereto from time to time); provided that, with respect to the Projections, the Loan Parties only represent such information was prepared in good faith based upon assumptions believed to be reasonable (at the time furnished), it being understood that (i) such Projections are predictions as to future events, and by their nature, are inherently uncertain and contingent and are not to be viewed as facts, (ii) such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, (ii) no assurances are being given that the results reflected in the Projections will be achieved and (iv) actual results during the period or periods covered thereby may differ significantly from the projected results and such differences may be material.
5.21    Beneficial Ownership. The information included in the most recent Beneficial Ownership Certification delivered to the Lenders with respect to the Borrower is true and correct in all material respects.
5.22    Risk Retention. To the Knowledge of the Borrower, the “SR Retention Holder” (as defined in the Risk Retention Letter) retains the SR Retained Interest (as defined in the Risk Retention Letter).

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VI.    AFFIRMATIVE COVENANTS
From the Closing Date until the Termination Date, the Borrower and each Subsidiary Guarantor party hereto hereby covenants and agrees that:
6.1    Financial Statements, Reports and Other Information.
(a)    Manager Report; Financial Reports. The Borrower shall furnish to the Administrative Agent, or cause to be furnished (or, in the case of clause (i) below, use reasonable best efforts to cause the Manager to furnish) to the Administrative Agent (for distribution by the Administrative Agent to the Lenders, each other Agent and, in the case of clause (i) below, the Account Bank), each of the following:
(i)    after the end of each calendar month (commencing with the first full month after the Closing Date), and in any event at least three (3) Business Days prior to the applicable Payment Date, a copy of the Manager Report for the month then ended (which Manager Report shall include an update progress report on approval and non-approval of the transfer of the relevant assets relating to the Uniti Fiber Business from the applicable Uniti OpCo (or Affiliate thereof) to the applicable Loan Parties);
(ii)    within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (or 60 days in the case of the first three of such fiscal quarters ending after the Closing Date) (commencing with the first full fiscal quarter after the Closing Date), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the related (x) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (y) consolidated statements of cash flows for the portion of the fiscal year then ended, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
(iii)    within one-hundred twenty (120) days after the end of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2024), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing (without a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except for any such qualification pertaining to, or disclosure of an exception or qualification resulting from, the maturity (or impending maturity) of any Indebtedness within one year of the date of such opinion or any breach or anticipated breach of any financial covenant) but may include a “going concern” or “emphasis of matter” explanatory paragraph or like statement) to the effect that such

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consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
(b)    Quarterly Compliance Certificate. No later than five (5) days after the delivery of the financial statements referred to in Section 6.1(a)(ii) and (a)(iii), the Borrower shall furnish to the Administrative Agent (for distribution by the Administrative Agent to the Lenders and the Verification Agent), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, which Compliance Certificate shall set forth, as of the last day of the applicable fiscal quarter (i) the DSCR as of such date, (ii) the Leverage Ratio as of such date and (iii) a statement of Aggregate Annualized Run Rate Revenue.
(c)    Notices.
(i)    The Borrower shall promptly deliver, or cause to be delivered, to the Administrative Agent (for distribution to the Lenders) notice of any matter (including in regard to any court suit or action) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect (including, to the extent resulting in, or would result in a Material Adverse Effect, (x) copies of any and all notices of a material default or breach which is reasonably expected to result in a termination of any Material Agreement or any Material Customer Contract (provided that, after and during the continuance of an Event of Default, the Borrower shall promptly deliver to the Administrative Agent (for distribution to the Lenders) copies of any and all notices of a material default or breach which is reasonably expected to result in a termination of any Material Agreement or any Material Customer Contract) and (y) copies of all notices received with respect to a default under any term or condition related to any Material Indebtedness of any Loan Party).
(ii)    The Borrower shall promptly, after any Responsible Officer of the Borrower obtains Knowledge thereof, deliver to the Administrative Agent notice of the occurrence of any event which constitutes a Default or an Event of Default hereunder.
Notwithstanding the foregoing (but subject to the immediately preceding sentence), the obligations in clause (a) of this Section 6.1 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings or any other Parent Company or (B) the Form 10-K or 10-Q, as applicable, filed with the Securities and Exchange Commission (or any Governmental Authority succeeding to any of its principal functions) of any Parent Company; provided that (x) to the extent such information relates to Holdings or any other Parent Company and such Person has material assets, operations or liabilities aside from its ownership of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such other Parent Company), on the one hand, and the information relating to the Borrower and the Subsidiaries on a stand-alone basis, on the other hand, (y) in the case of clause (B), the Administrative Agent shall have no responsibility for, or obligation or duty with respect to, providing notice to the Lenders of any such filing with the Securities and Exchange Commission (or any Governmental Authority succeeding to any of its

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principal functions) and (z) where applicable, appropriate notation shall be made on such consolidated financial statements of such Parent Company to indicate the separateness of the Borrower and the Loan Parties from such Affiliates and to indicate that the Loan Parties’ assets and credit are not available to satisfy the debts and other obligations of such Parent Company.
Notwithstanding the foregoing, or anything herein or any other Transaction Document to the contrary, none of Holdings, the Borrower or any Subsidiary thereof shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of Uniti, Holdings, the Borrower or any of its Subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent, any Lender or any authorized representative designated by the Requisite Lenders is then prohibited by law or contract (not created in contemplation thereof), (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Uniti, Holdings, the Borrower or any Subsidiary thereof owes confidentiality obligations to any third party.
Documents required to be delivered pursuant to this Section 6.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any Parent Company thereof) posts such documents, or provides a link thereto, at the website address listed on Schedule 12.5 or such other website as may be identified in a written notice from the Borrower to the Administrative Agent; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks or another relevant website (including without limitation the EDGAR website of the Securities and Exchange Commission), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
6.2    Payment of Obligations. Borrower shall make full and timely payment in cash of the principal of and interest on the Term Loans and each Loan Party shall make full and timely payment in cash of all other Obligations thereof when due and payable (other than contingent indemnification Obligations in respect of which no claim has been asserted).
6.3    Conduct of Business and Maintenance of Existence and Assets. Each Loan Party shall (a) conduct its business in accordance with its Organizational Documents and its current business practices and in which failure to conduct its business in such a manner would reasonably be expected to result in a Material Adverse Effect, (b) maintain all of its Collateral used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Transaction Documents) and in which failure to maintain such Collateral would reasonably be expected to result in a Material Adverse Effect, (c) from time to time to make all necessary repairs, renewals and replacements thereof and in which failure to make such repairs would reasonably be expected to result in a Material Adverse Effect; (d) maintain and keep in full force and effect (x) its existence and (y) all material Permits and qualifications to do business and good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification would

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reasonably be expected to result in a Material Adverse Effect; (e) remain in good standing and maintain operations in all jurisdictions in which currently located, except where the failure to remain in good standing or maintain operations would not reasonably be expected to result in a Material Adverse Effect; and (g) maintain, comply with and keep in full force and effect its existence and all intellectual property and permits necessary to conduct its business, except in each case where the failure to maintain, comply with or keep in full force and effect would not reasonably be expected to result in a Material Adverse Effect.
6.4    Compliance with Legal and Other Obligations. Except, in each case, as would not reasonably be expected to result in a Material Adverse Effect, each Loan Party shall (a) comply with all Applicable Laws, (b) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind when due and payable, except liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP consistently applied, (c) perform, in all material respects, in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound and (d) properly file all reports required to be filed with any Governmental Authority.
6.5    Insurance. Subject to availability on a commercially reasonable basis, the Borrower shall continuously maintain, on behalf of the Loan Parties, the following described policies of insurance with respect to all Fiber Network Assets without cost to the Administrative Agent or the Manager (the “Insurance Policies”):
(i)    general liability insurance, including contractual liability with limits not less than $1,000,000 per occurrence and $2,000,000 in the aggregate for any bodily injury and third-party property damage, including products and completed operations; and
(ii)    an umbrella or follow form excess liability policy with a limit of not less than $10,000,000 in the annual in aggregate, which shall provide additional limits over primary general liability and business automobile insurance to include coverage for bodily injury, property damage and contractual liability coverage.
All Insurance Policies shall be in content (including endorsements or exclusions, if any), form, and amounts, and issued by companies, reasonably satisfactory to the Manager from time to time and, to the extent permissible, the Borrower shall use commercially reasonable efforts to (i) name the Administrative Agent on behalf of the Lenders and its successors and assignees as their interests may appear as an “additional insured” for each of the policies under this Section 6.5 and (ii) contain a waiver of subrogation clause reasonably acceptable to the Manager. The Borrower shall use commercially reasonable efforts to have all Insurance Policies provide, to the extent permissible, that (x) the coverage shall not be modified without ten (10) days’ advance written notice to the Administrative Agent and the Manager and (y) no claims shall be paid thereunder to a Person other than the Loan Parties, without ten (10) days’ advance written notice to the Administrative Agent and the Manager. The Borrower may obtain any insurance required by this Section 6.5 through blanket policies; provided, that such blanket policies shall separately set forth the amount of insurance in force (together with applicable

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deductibles, and per occurrence limits) with respect to the Fiber Network Assets and shall afford all the protections to the Administrative Agent to the extent required under this Section 6.5. If a blanket policy is issued, a certified copy of said policy shall be furnished, together with a certificate indicating that the Administrative Agent is an additional insured under such policy in the designated amount. For the avoidance of doubt, in no event shall the Administrative Agent have any duty to monitor the Borrower’s compliance with or to review any documents delivered in connection with this Section 6.5.
6.6    True Books; Underlying Collateral Matters. The Borrower shall, and shall cause each other Loan Party to (and shall use commercially reasonable efforts to cause the Manger to) (a) keep true, complete and accurate (in accordance with GAAP, except for the omission of footnotes and year-end adjustments in interim financial statements) books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; and (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business.
6.7    [Reserved].
6.8    Further Assurances; Additional Loan Parties.
(a)    At the Borrower’s reasonable cost and expense, each Loan Party shall after Administrative Agent’s or the Requisite Lenders’ written demand, take such further actions, obtain such consents and approvals and shall duly execute and deliver such further agreements, assignments, instructions or documents as Administrative Agent or the Requisite Lenders may request (in good faith) in its reasonable discretion in order to effectuate the express terms and conditions of the Transaction Documents, whether before, at or after the occurrence and during the continuation of a Default or Event of Default. In addition, the Loan Parties shall use commercially reasonable efforts to obtain consents for the contribution, sale and/or other transfer, from the applicable Uniti OpCos to the applicable Loan Parties, of the Specified Contracts.
(b)    The Borrower shall promptly notify the Administrative Agent of (i) the creation or acquisition (including by division) of a Person that becomes a Subsidiary of the Borrower, within fifteen (15) Business Days of such creation or acquisition, cause such Subsidiary to (A) become a Loan Party by guaranteeing the Guaranteed Obligations, and grant a security interest in all Collateral (subject to the exceptions specified herein) owned by such Subsidiary, by delivering to the Administrative Agent a duly executed Joinder Agreement or such other document as the Administrative Agent (acting at the direction of the Requisite Lenders) shall deem appropriate for such purpose, (B) deliver to the Administrative Agent such opinions, documents and certificates of the type referred to in Section 4.1 as may be reasonably requested by the Administrative Agent or the Requisite Lenders, (C) if the Equity Interests of such Subsidiary are certificated, deliver to the Administrative Agent such original certificated Equity Interests of such Person, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank, in each case as applicable, (D) deliver to the Administrative Agent an updated Schedule 2.13 to this Agreement as reasonably requested by

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the Administrative Agent or the Requisite Lenders with respect to such Subsidiary and (E) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent or the Requisite Lenders to create or perfect the security interest in the Collateral of such Subsidiary to the extent otherwise expressly required by the terms of this Agreement, all in form, content and scope reasonably satisfactory to the Administrative Agent (acting at the direction of the Requisite Lenders).
6.9    Use of Proceeds. The Borrower shall use the proceeds of the Term Loans (i) to finance all or a portion of the Transactions (including (x) purchase price for the Fiber Network Assets Transfers and the grants pursuant to the IRU Agreements to be paid to the applicable Uniti OpCo(s) and/or (y) any fees required to be paid on or after the Closing Date and the payment of the other Transaction Costs) and (ii) for working capital and other general corporate purposes.
6.10    Performance of Agreements. The Borrower shall, and shall cause each Loan Party to, duly and timely perform, observe and comply in all material respects with all of the terms, provisions, conditions, covenants and agreements on its part to be performed, observed and complied with (i) hereunder and under the other Transaction Documents to which it is a party, (ii) under all Material Agreements and Customer Contracts and (iii) all other agreements entered into or assumed by such Person in connection with the Fiber Network Assets, and will not suffer or permit any material default or any event of default (giving effect to any applicable notice requirements and cure periods) to exist under any of the foregoing except where the failure to perform, observe or comply with any agreement referred to in clause (ii) or (iii) of this Section 6.10 would not reasonably be expected to have a Material Adverse Effect. No Loan Party shall consent to any amendment, waiver or termination of, or with respect to, any Transaction Document (or any agreement which requires consent of any Loan Party to amend under the terms of any Transaction Document) without consent of the Administrative Agent and/or the Requisite Lenders, as applicable, if so required by Section 10.4.
6.11    Interest Reserve. The Borrower shall be required, as of the Closing Date and as of each Payment Date thereafter, to maintain on reserve in a segregated trust account at Account Bank held in the name of Borrower, for the benefit of the Lenders (with account number ending in 6-001 as of the Closing Date) (the “Interest Reserve Account”), an amount, determined as of the date of submission of the initial Borrowing Request and then as of the date of delivery of each Manager Report thereafter, equal to interest on the Facility for the succeeding three (3) months of interest, pro-forma for the then-current drawn amount as of such date of determination based on the less of (a) the amount of interest that would accrue on such pro-forma outstanding amount of Loans, assuming such Loans are Term SOFR Loans with an Interest Period of three (3) months commencing on such date of determination and (b) the amount of interest that would accrue on such pro-forma outstanding amount of Loans, assuming such Loans accrue interest at the applicable strike rate for the Interest Rate Protection Agreement as of such date of determination (the “Interest Reserve Required Amount”). Such Interest Reserve Account shall be funded in connection with each borrowing of Loans and refilled in accordance with the Priority of Payments as of each Payment Date to the extent the amount on deposit as of such date is less than the Interest Reserve Required Amount. The Borrower may deposit additional

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amounts into the Interest Reserve Account beyond the Interest Reserve Required Amount at its option on the Closing Date and thereafter from time to time prior to the expiration of the Delayed Draw Availability Period. On any date that the amount on deposit in the Interest Reserve Account is greater than the Interest Reserve Required Amount, such excess amount may be withdrawn from the Interest Reserve Account in the Borrower’s (or the Manager’s on its behalf) discretion and deposited into the Facility Collection Account for distribution in accordance with the Priority of Payments on the next applicable Payment Date. In the event that on any Payment Date, the amount on deposit in the Facility Collection Account available pursuant to Section 2.8(c) is insufficient for the payment of accrued interest payable on such Payment Date, the Account Bank pursuant to the Manager Report shall withdraw from the Interest Reserve Account an amount equal to the lesser of (x) the amount of such insufficiency and (y) the amount on deposit therein, and shall apply such funds in accordance with Section 2.8(c).
6.12    Cash Management Systems(a)    . (a) The Borrower shall at all times maintain the Interest Reserve Account, the Network Expense and Insurance Reserve Account and the Facility Collection Account with the Account Bank (each, a “Designated Account”). If any Designated Account ceases to be an Eligible Account, within forty-five (45) days (or such later date approved by the Administrative Agent (acting at the direction of the Requisite Lenders) or the Requisite Lenders) of obtaining Knowledge thereof, the Borrower shall (i) establish a new Interest Reserve Account, Network Expense and Insurance Reserve Account and/or Facility Collection Account, as applicable, that is an Eligible Account and (ii) cause the depositary maintaining such new Interest Reserve Account, Network Expense and Insurance Reserve Account and/or Facility Collection Account, as applicable, to assume the obligations of the existing Account Bank under this Agreement.
(b)    With respect to each Loan Party’s Collections Accounts existing as of the Closing Date, within the time period set forth on Schedule 6.20 (or such later date as the Administrative Agent (acting at the direction of the Requisite Lenders) or the Requisite Lenders may agree in their reasonable discretion) or, if opened following the Closing Date, within 45 days of the opening of such Collections Account (or such later date as the Administrative Agent (acting at the direction of the Requisite Lenders) or the Requisite Lenders may agree in their reasonable discretion), (i) each Loan Party shall use commercially reasonable efforts to ensure that all payments received from any Account Debtor with respect to Accounts shall be deposited into such Collections Account or into Excluded Accounts promptly following receipt thereof (and no later than two (2) Business Days following receipt thereof), (ii) each Loan Party shall instruct (the “Collections Account Instruction”) each bank or other depository institution that maintains such Collections Account to cause all amounts on deposit and available at the close of business on each Friday of each calendar week in such Collections Account (net of any required minimum balance and solely to the extent the Manager has identified such amounts as constituting Collections) to be swept (including by wire transfer (or transfer via the ACH System)) to the Facility Collections Account every Business Day and (iii) each Loan Party shall obtain from each bank or other depository institution that maintains such Collections Account an Account Control Agreement with respect to such Collections Account that provides for such bank or other depository institution, following its receipt of a written notice of exclusive control from the Administrative Agent, at the instruction of the Requisite Lenders (it being understood

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that the Administrative Agent and the Requisite Lenders shall not provide and/or instruct the Administrative Agent to provide any such notice unless an Event of Default has occurred and is continuing), to comply with instructions originated by the Administrative Agent directing disposition of the funds in such Collections Account without further consent from any other Person (including the Borrower). From and after the dates required as set forth above, the Borrower shall ensure that the foregoing provisions of clauses (b)(i), (b)(ii) and (b)(iii) are satisfied in all material respects at all times; it being understood and agreed that if any Collections Account ceases to be a Controlled Account, within forty-five (45) days (or such later date approved by the Administrative Agent (acting at the direction of the Requisite Lenders) or the Requisite Lenders) of obtaining Knowledge thereof, the Borrower shall establish a new Collections Account that is a Controlled Account satisfying the requirements of this Section 6.12(b).
(c)    The Loan Parties acknowledge and confirm that they have established and will maintain the Loan Account subject to an Account Control Agreement into which the proceeds of all Loans will be deposited in accordance with Section 2.3(a). The Loan Parties (or the Manager on their behalf) may only withdraw funds from the Loan Account for use in accordance with Section 6.9.
(d)    The Account Bank shall, from time to time and in accordance with the direction of the Manager, without regard to the limitations described under Section 2.3, make withdrawals from the Facility Collection Account (i) to pay to the Persons entitled thereto any amounts deposited in error, (ii) to pay to the Administrative Agent, the Account Bank and the Verification Agent, the Administrative Agent Fee, the Account Bank Fee and the Verification Agent Fee, respectively, and, in each case, accrued and unpaid expenses and indemnities payable to the Administrative Agent, the Account Bank and the Verification Agent, as applicable, and (iii) on the Termination Date, to such account(s) and/or Person(s) as the Borrower (or its designee) may direct (it being understood and agreed that, on the Termination Date, the Account Bank is hereby authorized to clear and terminate the Facility Collection Account upon direction from the Borrower (or its designee).
(e)    If, notwithstanding the provisions of this Section 6.12, the Loan Parties or the Manager receives any the Collections, the Loan Parties or the Manager shall deposit such amounts in a Collections Account or the Facility Collection Account within five (5) Business Days of Knowledge thereof and the identification of such amounts.
(f)    [Reserved].
(g)    The Account Bank shall, in accordance with the Manager Report, deposit an amount from Collections available for such purpose in accordance with the Priority of Payments on each Payment Date into the Network Expense and Insurance Reserve Account such that the amount on deposit in the Network Expense and Insurance Reserve Account on such Payment Date is equal to the sum, without duplication, of (x) the amount of Monthly Fiber Network Operating Expenses that the Manager reasonably estimates will be payable with respect to the Fiber Network Assets during the immediately succeeding Monthly Collection Period, plus (y) the amount of insurance expenses that the Manager reasonably estimates will be payable with

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respect to the Fiber Network Assets during the immediately succeeding Monthly Collection Period. So long as (i) no Event of Default has occurred and is continuing and (ii) the Loan Parties have (or the Manager on their behalf has) provided the Account Bank with the foregoing information, at the Manager’s direction, the Account Bank shall disburse funds available in the Network Expense and Insurance Reserve Account in order to (x) pay any applicable Monthly Fiber Network Operating Expenses, impositions and insurance expenses (including Insurance Premiums) directly, (y) disburse to the Manager or the Loan Parties, as applicable, an amount sufficient to pay such Monthly Fiber Network Operating Expenses, impositions and insurance expenses (including Insurance Premiums) and/or (z) reimburse the Manager or the Loan Parties for such Monthly Fiber Network Operating Expenses, impositions and insurance expenses (including Insurance Premiums) previously paid by the Manager or the Loan Parties, as applicable.
(h)    Sums on deposit in the Facility Collection Account, Loan Account and the Reserve Accounts shall be invested in Permitted Investments. Each of the Permitted Investments may be purchased by the Account Bank (or the Loan Account Bank in respect of the Loan Account) or through an Affiliate of the Account Bank (or the Loan Account Bank in respect of the Loan Account). Except during the continuance of an Event of Default, the Manager, acting on behalf of the Borrower, shall have the right to direct the Account Bank (or the Loan Account Bank in respect of the Loan Account) in writing, which may be standing instructions, to invest sums on deposit in the Facility Collection Account, Loan Account or the Reserve Accounts in Permitted Investments; provided, however, in no event shall the Manager direct the Account Bank (or the Loan Account Bank in respect of the Loan Account) to make a Permitted Investment if the maturity or liquidation date of that Permitted Investment is later than the Business Day prior to the date on which the invested sums are required for payment of an obligation for which the Account was created. In the absence of such written instruction, such funds shall remain uninvested. After an Event of Default of which a Responsible Officer of the Account Bank (or the Loan Account Bank in respect of the Loan Account) shall have received written notice thereof and during the continuance thereof, sums on deposit in the Facility Collection Account, Loan Account and the Reserve Accounts shall remain uninvested, unless otherwise directed in writing by the Requisite Lenders. The Loan Parties hereby irrevocably authorize the Account Bank to apply any interest or income earned from Permitted Investments to the Facility Collection Account and the respective Reserve Accounts in accordance with the priorities set forth in Section 2.8 hereof with any such interest or income available on any Payment Date being deemed to be attributable to the immediately preceding Collection Period for such purposes. The Loan Parties shall be responsible for payment of any federal, state or local income or other tax applicable to income earned from Permitted Investments. The Facility Collection Account, the Loan Account and the Reserve Accounts shall be assigned the federal tax identification number of the Borrower. In no event shall the Account Bank or the Loan Account Bank be responsible for, or incur any liability with respect to, any investment losses on investments made in accordance with the terms of this Agreement.
6.13    [Reserved].

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6.14    Operation and Maintenance of the Fiber Network Assets. The Borrower shall cause each Loan Party to maintain or cause to be maintained in good repair, working order and condition all material property necessary for use in the business of such Loan Party, including the applicable Fiber Network Assets, and to make or cause to be made all appropriate repairs, renewals and replacements thereof except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect. All work required or permitted under this Agreement shall be performed in a workmanlike manner and in compliance with all applicable laws except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.15    Inspection. The Borrower shall permit, and shall cause each Loan Party to permit, any authorized representative designated by the Requisite Lenders and reasonably acceptable to the Borrower to visit and inspect at such reasonable times during normal business hours its Fiber Network Assets and its business, including its financial and accounting records, and to discuss its affairs, finances and business with its officers and independent public accountants (with such party’s representative(s) present), at such reasonable times during normal business hours to be agreed, and in each case upon reasonable advance notice to the Borrower; provided that, any such inspection visit is (x) conducted in such a manner as to not unreasonably interfere with such Loan Party’s business and (y) only to the extent permitted under the relevant IRU Agreements; provided, however, that no subsurface investigations or other investigations that would reasonably be deemed to be intrusive shall be conducted. Unless an Event of Default has occurred and is continuing, the Requisite Lenders shall not be entitled to more than one (1) such visit and inspection.
6.16    IRU Agreements.
(a)    Modification. Except as provided in this Section 6.16, the Borrower shall not, and shall not permit the Loan Parties to, modify or amend any material substantive or economic terms of, or, subject to the terms herein, terminate or surrender any IRU Agreement, in each case without the prior written consent of the Requisite Lenders, which consent shall not be unreasonably withheld, conditioned or delayed. Any such attempted or purported material modification, amendment, or any surrender, termination, sale or assignment of any IRU Agreement without the Requisite Lenders’ prior written consent shall be null and void and of no force or effect. Notwithstanding the foregoing to the contrary, the Loan Parties shall be permitted, without the Administrative Agent’s or Requisite Lenders’ consent, to and solely in connection with transactions otherwise permitted under the IRU Agreement and this Agreement:
(i)    extend or expand the terms of the IRU Agreements on commercially reasonable substantive and economic terms; or
(ii)    release from the IRU Agreements such Fiber Network Assets which the Borrower reasonably deems necessary in accordance with prudent business practices subject to the provisions of Section 6.3.
(b)    Performance of IRU Agreements. The Borrower shall cause each other Loan Party to fully perform as and when due each and all of its material obligations under each

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applicable IRU Agreement in accordance with the terms of such IRU Agreement and shall not permit such Loan Party to cause or suffer to occur any material breach or default in any of such obligations.
(c)    Notice of Default. If any Loan Party shall have or receive any written notice that any default under any IRU Agreement has occurred, the effect of which, in such Loan Party’s reasonable opinion, is likely to result in the termination of the applicable IRU Agreement, then the Borrower shall, within ten (10) Business Days of receipt of such notice, notify the Administrative Agent and the Manager in writing of the same and deliver to the Administrative Agent and the Manager a true and complete copy of each such notice. Further, the Borrower shall provide such documents and information as the Administrative Agent and the Manager shall reasonably request concerning such default.
6.17    Risk Retention. The Borrower will use commercially reasonable efforts to cause the “SR Retention Holder” (as defined in the Risk Retention Letter) to comply with the provisions of the Risk Retention Letter.
6.18    Management Agreement.
(a)    The Borrower shall, or shall cause the applicable Loan Party to, (i) perform and observe all of the material terms, covenants and conditions of the Management Agreement on the part of such Loan Party to be performed and observed, (ii) promptly notify the Manager of any notice to the Borrower of any material default under the Management Agreement of which it has Knowledge, and (iii) other than in connection with a Manager Termination Event prior to any automatic termination of the Manager in accordance with the terms of the Management Agreement, use commercially reasonable efforts to renew the Management Agreement prior to each expiration date thereunder in accordance with its terms. If any Loan Party shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of a Loan Party to be performed or observed, then, without limiting the Lenders’ other rights or remedies under this Agreement or the other Transaction Documents, and without waiving or releasing such Loan Party from any of its obligations hereunder or under the Management Agreement, the Borrower hereby grants the Administrative Agent on its behalf the right, upon prior written notice to such Loan Party, to pay any sums and to perform any act as may be reasonably appropriate to cause such material conditions of the Management Agreement on the part of such Loan Party to be performed or observed.
(b)    The Borrower shall not surrender, terminate, cancel, or modify (other than non-material changes), the Management Agreement, or enter into any other Management Agreement with any new Manager (other than an Acceptable Manager), or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without written consent of the Requisite Lenders. If at any time the Requisite Lenders consent to the appointment of a new Manager, then the Borrower shall, as a condition of the Lenders’ consent, execute a subordination of management agreement in substantially the form delivered on the Closing Date.

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(c)    The Requisite Lenders shall have the right to require that the Manager be replaced in the manner set forth in Section 19(b) of the Management Agreement following the occurrence and continuation of a Manager Termination Event pursuant to Section 19(b) of the Management Agreement.
6.19    Interest Rate Protection. The Borrower shall enter into one or more Interest Rate Protection Agreements within thirty (30) days following the Closing Date (provided that if Borrower is using reasonable good faith efforts during such thirty-day period and is unable to enter into such Interest Rate Protection Agreements meeting the requirements of this Section 6.19 in such period, it shall have an additional ten (10) Business Days to enter into such Interest Rate Protection Agreements) (or, in each case such later date agreed to by the Administrative Agent (acting at the direction of the Requisite Lenders) or the Requisite Lenders), which Interest Rate Protection Agreements (i) shall be in effect until the repayment of the corresponding Loans covered thereby, (ii) shall have a strike rate that is reasonably expected to satisfy a DSCR of no less than 1.75:1.00, determined by the Borrower in good faith as of the date of entry into such Interest Rate Protection Agreement (or otherwise in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Requisite Lenders)) and (iii) shall have an aggregate notional amount equal to no less than 100% of the Total Outstandings as of each date such Interest Rate Protection Agreements are in effect. Any amounts received by the Borrower pursuant to any Interest Rate Protection Agreement (other than payments related solely to the termination or unwinding of an Interest Rate Protection Agreement) shall be deposited in the Facility Collection Account (or another Controlled Account determined by the Borrower) for distribution in accordance with the Priority of Payments. Notwithstanding the foregoing, the Borrower shall furnish a copy of such Interest Rate Protection Agreement within five (5) Business Days of the execution and delivery thereof.
6.20    Post-Closing Actions. The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 6.20 by no later than the date set forth therein (or such later date as the Administrative Agent (acting at the direction of the Requisite Lenders) or the Requisite Lenders may reasonably agree). This Section 6.20 shall be deemed to qualify the representations, warranties, covenants and other agreements in the Transactions Documents such that no inaccuracy or breach thereof shall arise in respect of the matters set forth on Schedule 6.20 prior to the time by which such actions are required to be taken pursuant to this Section 6.20.
6.21    Separateness Covenants. Each of Holdings and the Borrower agrees that it will, and will cause the Subsidiary Guarantors to (as applicable):
(a)    except for properties, or interests therein, which such Loan Party has sold and for which such Loan Party has no continuing obligations or liabilities, not own any assets other than with respect to each Loan Party, the direct or indirect ownership interests in any Fiber Network Assets, Customer Contracts, other property interests and related property in respect of the Collateral (including Equity Interests in subsidiaries, the IRU Agreements, the Closing Date Contributed Equipment and the Closing Date Contributed Contracts) and any other relevant assets used for the Uniti Fiber Business (the “Underlying Interests”);

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(b)    not engage in any material business, directly or indirectly, other than the ownership, management and operation of the Underlying Interests, as applicable;
(c)    except as permitted by Section 7.4, not enter into any contract or agreement with any Related Party except in the ordinary course of business and upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties other than a Related Party;
(d)    [reserved];
(e)    [reserved];
(f)    remain solvent and pay its own liabilities, indebtedness, and obligations of any kind from its own separate assets as the same shall become due, and maintain adequate capital for its obligations in light of its contemplated business operations; provided, however, that the foregoing shall not require any equityholder of a Loan Party to make additional capital contributions or provide other financial support to such Loan Party;
(g)    do all things necessary to preserve its existence and not amend, modify or otherwise change its articles of incorporation, by-laws, articles of organization, operating agreement or other organizational documents in any manner with respect to the matters set forth in this Article VI except as otherwise permitted under such organizational documents;
(h)    continuously maintain its qualifications to do business in all jurisdictions necessary to carry on its business, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect;
(i)    [reserved];
(j)    maintain books and records and bank accounts separate from those of its Related Parties and any other Person (other than the Loan Parties) and maintain consolidated financial statements of Holdings, the Borrower and its subsidiaries that are separate from their Affiliates (it being understood that the Loan Parties’ assets may also be included in consolidated financial statements of their Affiliates);
(k)    hold itself out to the public as a legal entity separate and distinct from any other Person (including any of its Related Parties), and not as a department or division of any Person (other than the other Loan Parties) and will correct any misunderstandings to its Knowledge regarding its existence as a separate legal entity (it being understood that the Loan Parties are expressly permitted to do business as, and use trade names, assumed names and/or fictitious business names referring to themselves as “Uniti Fiber” and similar nomenclature);
(l)    [reserved];
(m)    allocate, fairly and reasonably any shared expenses with Related Parties (including shared office space);

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(n)    use invoices and checks bearing its own name and separate from those of any Related Party (it being understood that the Loan Parties are expressly permitted to use common stationery, invoices and checks among the Loan Parties);
(o)    file all such separate tax returns with respect to a Loan Party (or consolidated tax returns for two or more Loan Parties, if applicable) that are required under applicable law except where failure to so file would not reasonably be expected to have a Material Adverse Effect;
(p)    not seek, acquiesce in, or suffer or permit, its liquidation, dissolution or winding up, in whole or in part;
(q)    except as otherwise permitted in the Transaction Documents (including a Permitted Change of Control or a Permitted Reorganization), not enter into any transaction of merger, consolidation, amalgamation, sell all or substantially all of its assets or acquire by purchase or otherwise all or substantially all of the business or assets (unless in the case of an asset acquisition, all such assets consist of Fiber Network Assets, Customer Contracts and related property) of or any stock or beneficial ownership of, any Person;
(r)    not commingle or permit to be commingled, its funds or other assets with those of any other Person (other than, with respect to the Loan Parties, each other Loan Party, or as may be held by the Manager, as agent, for the Borrower pursuant to the terms of the Management Agreement);
(s)    [reserved];
(t)    not hold itself out to have guaranteed or otherwise be responsible for the debts or obligations of any other Person (other than any obligations of another Loan Party, including the Obligations);
(u)    not guarantee or otherwise become liable on any obligation for borrowed money (other than the Obligations) of any Related Party (other than the other Loan Parties) that remains outstanding;
(v)    not pledge its assets to secure obligations for borrowed money of any Related Party (other than the other Loan Parties);
(w)    except for funds deposited into the Pledged Accounts in accordance with the Transaction Documents, hold all of its assets solely in its own name or in the name of another Loan Party;
(x)    observe all limited liability company or other applicable corporate formalities; and
(y)    not form, acquire or hold Equity Interests in any Subsidiary (other than another Loan Party or otherwise permitted hereunder).

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VII.    NEGATIVE COVENANTS
From the Closing Date until the Termination Date, the Borrower and each Subsidiary Guarantor party hereto hereby covenants and agrees that (and, solely with respect to Section 7.8, Holdings agrees that):
7.1    Indebtedness. No Loan Party shall create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following (collectively, “Permitted Indebtedness”):
(a)    (i) the Secured Obligations and (ii) Swap Obligations (excluding Swap Obligations entered into for speculative purposes);
(b)    (i) unsecured trade payables not evidenced by a note and arising out of purchases of goods or services in the ordinary course of business, (ii) Indebtedness incurred in the financing of equipment or other personal property used at the Fiber Network in the ordinary course of business and solely secured (if secured) by purchase money security interests in such equipment, (iii) reimbursement obligations to the Manager payable solely in accordance with the Priority of Payments and (iv) obligations incurred or created in the ordinary course of business in respect of (x) performance of statutory, regulatory or licensing obligations, surety or appeal bonds, performance bonds, bids or tenders, letters of credit, workers’ compensation, unemployment insurance and other social security legislation and liability to insurance carriers under insurance or self-insurance arrangements or (y) bonding or other commercial arrangements customarily required in respect of construction or other work on or operation of the Fiber Network; provided, that, at the time of incurrence thereof, the aggregate outstanding principal amount of all Indebtedness referred to in clauses (i) through (iii) of this Section 7.1(b) for all the Loan Parties (which, for the avoidance of doubt, excludes Fiber Network Operating Expenses) shall not exceed the greater of (A) 5% of Aggregate Annualized Run Rate Revenue and (B) $5,000,000; and
(c)    Indebtedness owed to any Loan Party.
In no event shall any Indebtedness (including any Permitted Indebtedness) other than the Secured Obligations be secured, in whole or in part, by the Collateral or other Assets or any portion thereof or interest therein or any proceeds of any of the foregoing (other than Permitted Liens).
7.2    Liens; Negative Pledges. No Loan Party shall create, incur, assume or suffer to exist any Lien on any of the Collateral or any of its properties or assets or any of its shares, securities or other equity or ownership interests, whether now owned or hereafter acquired, except for Permitted Liens. The Borrower shall not enter into or permit to exist any agreement or other arrangement that (I) prohibits the ability of any Loan Party to create, incur or permit to exist any Lien upon any Collateral, whether now owned or hereafter acquired, to secure the Obligations or (II) requires that any Fiber Network Assets originated or otherwise acquired by any Loan Party be financed or pledged under any other credit facility for borrowed money.

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7.3    Restricted Payments.
(a)    No Loan Party shall make any Restricted Payment; provided, that any Loan Party may declare, pay or make (and, solely in the case of (x) Permitted Distributions described in clause (b) of the definition thereof and (y) Restricted Payments described in clauses (ii), (iii), (v) and (vi) below, only so long as no Event of Default shall have occurred and be continuing): (i) Permitted Distributions or Permitted Affiliate Payments (including with any funds received pursuant to clause eleven of the Priority of Payments), (ii) Restricted Payments of amounts or assets constituting dispositions of Fiber Network Assets to the extent permitted under Section 7.13, (iii) Restricted Payments to the Borrower or any of its direct or indirect Subsidiaries, (iv) Restricted Payments consisting of any part of an Excluded Amount, (v) Restricted Payments for any lawful purpose (including payments in amounts enabling any direct or indirect Parent Company or any of its Affiliates to pay any applicable tax liabilities) made with any Available Funds received pursuant to clause twelfth of the Priority of Payments and (vi) Restricted Payments constituting or otherwise made in connection with or relating to any Permitted Reorganization or Permitted Change of Control; provided that, if immediately after giving Pro Forma Effect to any such Permitted Reorganization or Permitted Change of Control, as applicable, and the transactions to be consummated in connection therewith, any distributed asset ceases to be owned by the Loan Parties (or any entity ceases to be a Loan Party), the applicable portion of such Restricted Payment must be otherwise permitted under another provision of this Section 7.3 (and constitute utilization of such other Restricted Payment exception or capacity).
7.4    Transactions with Affiliates.
(a)    No Loan Party shall enter into or consummate any transaction of any kind with any of its Related Parties other than (i) the transactions contemplated hereby and by the other Transaction Documents (including, execution, delivery and performance of its obligations under the IRU Agreements, the Management Agreement and the other Transaction Documents from time to time), (ii) (x) Permitted Affiliate Transactions and (y) other transactions upon fair and reasonable terms materially no less favorable to such Loan Party than would be obtained in a comparable arms-length transaction with a non-Affiliate (as determined by the Borrower in good faith), (iii) Restricted Payments permitted by Section 7.3 and dispositions of Fiber Network Assets in accordance with Section 7.13, (iv) transactions approved by the majority of the Board of Directors or a majority of the disinterested members of the Board of Directors of Holdings in good faith, (v) transactions among the Loan Parties and their Subsidiaries and (vi) transactions undertaken or consummated or otherwise be subject to any Permitted Reorganization or Permitted Change of Control.
(b)    No Loan Party shall sell, refinance or otherwise transfer any Fiber Network Assets (pursuant to the terms hereof) other than pursuant a sale, refinancing, disposition or other transfer (i) to a third-party, non-Affiliate of any Loan Party on an arms-length basis; provided, that the purchase price received by Borrower for such Fiber Network Assets is equal to or greater than the fair market value of such Fiber Network Assets and is deposited to the Facility Collection Account, (ii) dispositions of Fiber Network Assets in accordance with Section 7.13,

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and (iii) as otherwise agreed to by Administrative Agent (acting at the direction of the Requisite Lenders in their sole discretion).
7.5    Organizational Documents; Fiscal Year; Use of Proceeds. Without the consent of the Requisite Lenders, no Loan Party shall (a) amend, modify, restate, change or terminate any of its Organizational Documents in any way that would cause it to cease to comply with the requirements hereunder or that would be materially adverse to the Lenders, taken as a whole (in their capacities as such), (b) change its state of organization or change its corporate name without written notice to Administrative Agent within fifteen (15) Business Days of any such change, (c) change its fiscal year without fifteen (15) calendar days prior written notice to the Administrative Agent, (d) [reserved], (e) use any proceeds of any Term Loan for any purchase not contemplated or permitted by this Agreement or (f) certificate, or cause to have certificated, any Equity Interest in any Loan Party in existence as of the Closing Date that is not evidenced by a certificate as of the Closing Date that is Collateral subject to this Agreement, in each case unless such certificated Equity Interest is delivered to the Administrative Agent together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank.
7.6    Transfer of Collateral.
(a)    No Loan Party shall Dispose of any Collateral to any Person (other than a Loan Party) outside of the ordinary course of business other than (x) Permitted Dispositions or (y) otherwise as expressly permitted by this Agreement or any other Transaction Document.
(b)    Notwithstanding anything set forth herein to the contrary (and subject to the relevant provisions of this Agreement), the Borrower shall not, without the prior written consent of Administrative Agent (acting at the direction of the Requisite Lenders), (i) consent to any agreement in any proceeding under any Debtor Relief Law relating to any Fiber Network Assets or Customer, including, without limitation, voting for a plan of reorganization, (ii) [reserved], (iii) deposit Collections (including any sale proceeds referenced in clause (ii) above) in any manner other than as set forth in Section 6.12 or (iv) take any other action or make or propose any modification or amendment to any IRU Agreement that would reasonably be expected to have a Material Adverse Effect.
7.7    Contingent Obligations and Risks. Other than Permitted Indebtedness, no Loan Party shall create or become or be liable with respect to any material Contingent Obligation outside the ordinary course of business.
7.8    Permitted Activities of Holdings. Holdings shall not engage at any time in any active trade or any material operations or business other than through the Borrower and its Subsidiaries; it being understood and agreed that Holdings shall not:
(a)    incur any Indebtedness for borrowed money other than (i) the Indebtedness permitted to be incurred by Holdings under the Transaction Documents or otherwise in connection with the Transactions, (ii) Guarantees of Indebtedness or other obligations of the Borrower and/or any Subsidiary thereof, which Indebtedness or other obligations are otherwise permitted hereunder, (iii) Indebtedness owed to the Borrower or any Subsidiary otherwise

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permitted hereunder and (iv) any Indebtedness that is contractually subordinated in right of payment to the Loan Obligations;
(b)    create or suffer to exist any Lien on any property or asset now owned or hereafter acquired by it securing Indebtedness for borrowed money other than (i) the Liens created under this Agreement and the other Security Documents, (ii) any other Lien created in connection with the Transactions and (iii) Permitted Liens; or
(c)    engage in any material business activity or own any material assets other than (i) holding the Equity Interests in the Borrower and, indirectly, any other Subsidiary of the Borrower; (ii) performing its obligations under this Agreement and the other Transaction Documents and other Indebtedness, Liens (including the granting of Liens) and Guarantees permitted hereunder; (iii) issuing its own Equity Interests (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of capital stock permitted hereunder); (iv) filing tax reports and paying taxes; (v) preparing reports to Governmental Authorities and to its shareholders; (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with Applicable Law; (vii) effecting any initial public offering of its capital stock; (viii) holding (A) cash, cash equivalents and other assets received in connection with permitted distributions or dividends received from, or permitted Investments or permitted Dispositions made by, any of its subsidiaries or permitted contributions to the capital of, or proceeds from the issuance of capital stock of, Holdings pending the application thereof, or otherwise received and held so long as such other assets are not “operated” and (B) the proceeds of Permitted Indebtedness; (ix) providing indemnification for its officers, directors, members of management, employees and advisors or consultants; (x) participating in tax, accounting and other administrative matters; (xi) performance of its obligations under any document, agreement and/or Investment contemplated by the Transactions or otherwise not prohibited under this Agreement; (xii) complying with Applicable Law (including with respect to the maintenance of its existence); (xiii) financing activities, including the issuance of securities, incurrence of debt, receipt and payment of dividends and distributions, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of the Borrower and its other Subsidiaries to the extent permitted hereunder; (xiv) consummating any Permitted Reorganization; (xv) any transaction expressly permitted pursuant to clause (a) and/or (b) of this Section 7.8; and (xvi) activities incidental or reasonably related to any of the foregoing.
7.9    Anti-Terrorism. No Loan Party shall (a) be or become a Sanctioned Person, (b) engage in any dealings or transactions prohibited by anti-terrorism law, or otherwise be associated with any Sanctioned Person in any manner violative of any anti-terrorism law, or (c) use the proceeds of any borrowing or contribute or otherwise make available such proceeds for the purpose of making payments in violation of Sanctions or any anti-terrorism law.
7.10    [Reserved].
7.11    [Reserved].

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7.12    [Reserved].
7.13    Disposition of Fiber Network Assets.
(a)    The Loan Parties shall not Dispose Fiber Network Assets to any Person (other than a Loan Party), except for Dispositions as expressly permitted in this Section 7.13.
(b)    Subject to clause (d) of this Section 7.13, the Loan Parties may Dispose of Fiber Network Assets at any time to one or more Persons (including affiliates of the Loan Parties); provided that (i) immediately following such disposition, the DSCR, determined on a Pro Forma Basis after giving Pro Forma Effect to such disposition and any concurrent repayment of the Loans, is greater than or equal to 2.00:1.00 and (ii) the Net Proceeds thereof are applied to prepay the Term Loans in an amount equal to the applicable Release Price for such Fiber Network Assets.
(c)    Notwithstanding the foregoing, the Loan Parties may (x) dispose of Fiber Network Assets with a value less than $5,000,000 in the aggregate in accordance with prudent business practices; provided that the applicable Loan Party has provided written certification to the Administrative Agent and the Manager that such Loan Party has reasonably determined that it is necessary to terminate or otherwise dispose of such Fiber Network Assets in accordance with prudent business practices and the terms hereof in order to maximize the aggregate revenue of all Fiber Network Assets as a whole; and (y) make Permitted Dispositions.
(d)    In connection with any Disposition permitted by this Section 7.13, the Manager may deliver a certificate of a Responsible Officer to the Administrative Agent to the effect that any applicable conditions to such Disposition have been (or will concurrently therewith be) satisfied and directing the Administrative Agent to execute and deliver to the Borrower (or its designee) (at the Borrower’s sole cost and expense), any evidence of release, satisfaction, discharge and/or termination agreements or similar instruments or filings reasonably requested by the Borrower in form and substance reasonably satisfactory to the Administrative Agent to evidence in the public record the automatic release of security interests in favor of the Beneficiaries on the Disposed Fiber Network Assets pursuant to Section 2.13, and the Administrative Agent shall thereupon take such actions as directed to evidence such release on the Collateral associated with the disposed Fiber Network Assets as the Borrower may reasonably request in writing (and the Lenders hereby authorize and direct the Administrative Agent to rely on such certificate in performing its obligations under this clause (d)).
(e)    The Borrower will be permitted to make dispositions of real property interests owned by the Borrower that are not Fiber Network Assets without regard to the provisions applicable to dispositions set forth in this Section 7.13 so long as such disposition does not result in a decrease in the Aggregate Annualized Run Rate Revenue of all Fiber Network Assets.
7.14    Financial Maintenance Covenant. The Borrower will not permit the Leverage Ratio as of any Determination Date, commencing with September 30, 2024, to be greater than 7.50:1.00.

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VIII.    EVENTS OF DEFAULT
The occurrence of any one or more of the following shall constitute an “Event of Default”:
(a)    (i) the Borrower fails to pay interest or principal when and as required to be paid on any applicable Payment Date as set forth herein and such failure shall not have been remedied or waived within five (5) Business Days (it being understood that the failure of the Borrower to pay any scheduled principal payments or amortization amounts on any such Payment Date for which funds are not available in accordance with Section 2.8(g) or Section 2.8(j) of the Priority of Payments shall not constitute a Default or Event of Default hereunder); or (ii) the Loan Parties fail to pay, on the Maturity Date, all amounts outstanding under the Facility;
(b)    (i) the Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.1(d)(iv), 6.3(d)(x) (solely with respect to the obligation of the Borrower to maintain its existence) or Article VII; provided, that any such failure as a result of a breach of the Financial Covenant (a “Financial Covenant Breach”) shall not constitute a Default or Event of Default unless such failure shall not have been cured, remedied or waived within six (6) months or (ii) any Loan Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document (not specified in the foregoing clauses (a) or (b)(i) above) and such failure continues unremedied for a period of forty-five (45) days after the earlier of (x) notice thereof from the Administrative Agent to the Borrower or (y) the date on which the Manager obtains Knowledge thereof; provided, however, if such default or breach is reasonably susceptible of cure, but not cured within such 45-day period, then the applicable Loan Party may be permitted up to an additional fifteen (15) days to cure such default or breach in the manner provided in the Transaction Documents provided that such Loan Party diligently and continuously pursues such cure;
(c)    a court enters a decree or order for relief with respect to any Loan Party in an Involuntary Bankruptcy, which decree or order is not stayed or other similar relief is not granted under any applicable law unless dismissed within sixty (60) days; (ii) the occurrence and continuance of any of the following events for sixty (60) days unless dismissed or discharged within such time: (x) an involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, is commenced, in which any Loan Party is a debtor or any portion of the Fiber Network Assets is property of the estate therein, (y) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other official having similar powers over any Loan Party, over all or a substantial part of its or their property, is entered, or (z) an interim receiver, trustee or other custodian is appointed without the consent of Holdings or any of its direct or indirect Subsidiaries for all or a substantial part of the property of such Person;
(d)    an order for relief is entered with respect to any Loan Party or any Loan Party commences a voluntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a

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voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee, custodian or other official having similar powers for Borrower or any of the direct or indirect subsidiaries of the Borrower, for all or any part of the property of the Guarantors or any of its direct or indirect subsidiaries; (ii) any Loan Party makes any assignment for the benefit of creditors; or (iii) the board of directors or other governing body of any Loan Party or any of the direct or indirect subsidiaries of any Loan Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 8(d);
(e)    other than as described in either of clauses (c) or (d), all or any material portion of the Collateral becomes property of the estate or subject to the automatic stay in any case or proceeding under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect (provided that if the same occurs in the context of an involuntary proceeding, it shall not constitute an Event of Default if it is dismissed or discharged within sixty (60) days following its occurrence);
(f)    any monetary default by any Loan Party under any Transaction Document, other than this Agreement, which monetary default continues beyond the applicable cure period set forth in the corresponding Transaction Document, or if no cure period is set forth in such Transaction Document, such default continues unremedied for a period of fifteen (15) Business Days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Borrower by the Administrative Agent;
(g)    any representation or warranty made to the Administrative Agent or the Lenders contained herein or in any other Transaction Document shall be incorrect in any material respect when made and such incorrect representation or warranty (if curable) shall remain incorrect for a period of forty-five (45) days after the earlier of (x) notice thereof from the Administrative Agent to the Borrower or (y) the date on which the Manager obtains Knowledge thereof;
(h)    (i) any of the Transaction Documents ceases to be in full force and effect (other than (x) in accordance with its terms, including as a result of a transaction permitted hereunder or thereunder or (y) as a result of acts or omissions by the Administrative Agent or any other Beneficiary or the satisfaction of the Obligations on the Termination Date), or (ii) except as otherwise permitted under this Agreement or any other Transaction Document, either (X) any Lien created hereunder or under the other Transaction Documents ceases to constitute a valid perfected Lien on a material portion of the Collateral (including with respect to the IRU Agreements) (subject to Permitted Liens) or (Y) any material portion of the Guaranty ceases to be in full force and effect (other than in accordance with its terms) in each case other than (A) as a result of the Administrative Agent’s (or any other Beneficiary’s) failure to (x) maintain possession of any stock certificate, promissory note or other instrument actually delivered to it pursuant to the Transaction Documents or (y) file UCC filing statements, continuation statements or amendments relating to a Loan Party’s change of name or jurisdiction of formation (in the case of any such amendments, to the extent that the Borrower provides the Administrative Agent written notice thereof in accordance with the Transaction Documents) or to take any other action primarily within its control with respect to the Collateral (it being agreed, for the avoidance of

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doubt, that the Administrative Agent shall not have any duty or obligation to (x) file UCC financing statements, continuation statements or amendments or (y) take other actions with respect to the Collateral, except as expressly provided in the Transaction Documents to which it is a party), (B) as a result of the Administrative Agent’s filing of a UCC amendment, termination or release statement or its recording or filing of any termination, release or transfer of any Collateral subject to a filing by the Administrative Agent with the United States Patent and Trademark Office or of any filing or recording therewith, in any case, not made in accordance with this Agreement, (C) as a result of a transaction permitted hereunder or thereunder, including as a result of the sale or other disposition of the applicable Collateral in a transaction not prohibited by this Agreement, (D) as to Collateral consisting of real property, to the extent that (x) such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (y) such deficiency arose through no fault of any Loan Party and such deficiency is corrected with reasonable diligence upon obtaining actual Knowledge thereof or (E) solely as a result of acts or omissions of the Administrative Agent or any other Beneficiary in contravention of such Person’s duties under the applicable Transaction Document;
(i)    (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which, when taken either alone or together with all such other ERISA Events, has resulted or would reasonably be expected to result in liability of a Loan Party under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) a Loan Party to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or (iii) the assets of the Borrower constitute or become assets of an ERISA Plan, and, as a result, one or more of the transactions entered into pursuant to this Agreement constitutes or will constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or
(j)    there occurs any Change of Control other than a Permitted Change of Control.
In any such event, notwithstanding any other provision of any Transaction Document, (x) Administrative Agent may (and at the request of Requisite Lenders, shall), by notice to the Loan Parties (i) terminate their obligations hereunder, including the Commitments, (ii) substitute immediately any third party Manager acceptable to Administrative Agent (acting at the direction of the Requisite Lenders in their sole discretion), for Manager in all of Manager’s roles and functions as contemplated by the Transaction Documents and the Management Agreement, and any fees, costs and expenses of, for or payable to any third party Manager acceptable to the Administrative Agent (acting at the direction of the Requisite Lenders in their sole discretion), shall be at the Loan Parties’ sole cost and expense, (iii) with respect to the Collateral, (A) terminate the Management Agreement (or replace any Manager) and service the Collateral, including the right to institute collection, foreclosure and other enforcement actions against the Collateral; (B) enter into modification agreements and make extension agreements with respect to payments and other performances; (C) release Customers and other Persons liable for performance; (D) settle and compromise disputes with respect to payments and performances

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claimed due, all without notice to any Loan Party, and all at the Administrative Agent’s direction (acting at the direction of the Requisite Lenders in their sole discretion) and without relieving Loan Party from performance of the obligations hereunder; (E) receive, collect, open and read all mail of any Loan Party for the purpose of obtaining all items pertaining to the Collateral and any collateral described in any Transaction Document; provided, that the Administrative Agent promptly returns all mail containing correspondence not on or otherwise related to any Collateral; (F) collect all interest, principal, prepayments (both voluntary and mandatory), and other amounts of any and every description payable by or on behalf of any Customer pursuant to any Customer Contract or any other related documents or instruments directly from such Customer; and (G) apply all amounts in or subsequently deposited in the Facility Collection Account or the Interest Reserve Account to the payment of the unpaid Obligations or otherwise as the Administrative Agent in its sole discretion shall determine; and (iv) declare all or any of the Term Loans and/or Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under clauses (c) or (d) above, in which event all of the foregoing shall automatically and without further act by the Administrative Agent or Lenders be due and payable and Administrative Agent’s or Lenders’ obligations hereunder shall terminate), in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Loan Parties.
IX.    ADDITIONAL RIGHTS AND REMEDIES AFTER DEFAULT
9.1    Additional Rights and Remedies.
(a)    In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Administrative Agent shall have the right to (and at the written direction of Requisite Lenders, shall) exercise any and all rights, options and remedies provided for in any Transaction Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of any Loan Party held by Administrative Agent to reduce the Obligations, (ii) foreclose the Liens created under the Transaction Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as any Loan Party might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and no Loan Party shall resist or interfere with such action, (vii) at the Loan Parties’ expense, require that all or any part of the Collateral be assembled and made available to Administrative Agent at any place designated by Administrative Agent in its sole discretion and/or (viii) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Transaction Document, upon the earlier of (x) the occurrence and continuance of an Event of Default, (y) the date Administrative Agent determines the actions described in clauses (A) through (D) below are necessary to preserve Administrative Agent’s Lien priority or any other similar exigent circumstances, Administrative Agent, in its sole discretion, shall have the right, at any time that any Loan Party fails to do so, and from time to time, without prior notice, to: (A) obtain

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insurance covering any of the Collateral to the extent required hereunder; (B) pay for the performance of any of the Obligations; (C) discharge taxes, levies and/or Liens on any of the Collateral that are in violation of any Transaction Document unless the Loan Parties are in good faith with due diligence by appropriate proceedings contesting those items; and (D) pay for the maintenance, repair and/or preservation of the Collateral. Such expenses and advances shall be deemed Loans hereunder and shall be added to the Obligations until reimbursed to Administrative Agent, for its own account and for the benefit of the other Lenders, and shall be secured by the Collateral, and such payments by Administrative Agent, for its own account and for the benefit of the other Lenders, shall not be construed as a waiver by Administrative Agent or Lenders of any Event of Default or any other rights or remedies of Administrative Agent or Lenders.
(b)    Each Loan Party agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Loan Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions. At any sale or disposition of Collateral, Administrative Agent may (to the extent permitted by Applicable Law) purchase all or any part thereof free from any right of redemption by any Loan Party which right is hereby waived and released. Each Loan Party covenants and agrees not to interfere with or impose any obstacle to Administrative Agent’s exercise of its rights and remedies with respect to the Collateral. In dealing with or disposing of the Collateral or any part thereof, Administrative Agent shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.
9.2    Application of Proceeds. Notwithstanding any other provision of this Agreement (including, without limitation, Section 2.11), in addition to any other rights, options and remedies Administrative Agent and Lenders have under the Transaction Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder upon the occurrence and continuation of an Event of Default (or upon the acceleration of the Obligations) shall be applied in the following order of priority: (i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent in its capacity as such, (ii) second, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting the Borrower’s business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Administrative Agent or Lenders may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Administrative Agent or Lenders may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith) payable to third parties, including fees, expenses and indemnities to the Account Bank

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and Verification Agent; (iii) third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this clause third payable to them; (iv) fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause fourth payable to them, (v) fifth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans and Secured Swap Obligations, ratably among the Lenders and Counterparties in proportion to the respective amounts described in this clause fifth held by them, (vi) sixth, to the payment of any surplus then remaining to Borrower, unless otherwise provided by Applicable Law or directed by a court of competent jurisdiction; (other than contingent indemnification Obligations in respect of which no claim has been asserted) or any of the other items referred to in this Section (other than clause (vi) above to the extent the Obligations (other than contingent indemnification Obligations in respect of which no claim has been asserted) have been paid in full in cash).
Notwithstanding the foregoing, Secured Swap Obligations shall be excluded from the application of payments described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Counterparty. Each Counterparty not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of this Section 9.2 for itself and its Affiliates as if a “Lender” party hereto.
9.3    Rights to Appoint Receiver. Without limiting and in addition to any other rights, options and remedies Administrative Agent and Lenders have under the Transaction Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Administrative Agent shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Administrative Agent and/or any Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of the Loan Parties and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.
9.4    Attorney-in-Fact. Each Loan Party hereby irrevocably appoints Administrative Agent as its attorney-in-fact in accordance with Section 2.12.
9.5    Rights and Remedies not Exclusive. The Administrative Agent (acting at the direction of the Requisite Lenders) shall have the right in its sole discretion to determine which rights, Liens and/or remedies Administrative Agent and Lenders may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Administrative Agent’s or Lenders’ rights, Liens or remedies under any Transaction Document or Applicable Law. The enumeration of any rights and remedies in any Transaction Document is not intended to be exhaustive, and all rights and remedies of Administrative Agent and Lenders described in any Transaction Document are cumulative and are not alternative to or

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exclusive of any other rights or remedies which Administrative Agent and Lenders otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.
X.    WAIVERS AND JUDICIAL PROCEEDINGS
10.1    Waivers. Except as expressly provided for herein, each Loan Party hereby waives set off, counterclaim (except compulsory counterclaims), demand, presentment, protest, all defenses with respect to any and all instruments and all notices (except if such notice is expressly required to be given to Loan Party hereunder) and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Transaction Document. Each Loan Party hereby waives any and all defenses and counterclaims (except compulsory counterclaims and the defense of actual performance) it may have or could interpose in any action or procedure brought by Administrative Agent to obtain an order of court recognizing the assignment of, or Lien of Administrative Agent in and to, any Collateral.
10.2    Delay; No Waiver of Defaults. No course of action or dealing, renewal, release or extension of any provision of any Transaction Document, or single or partial exercise of any such provision, or delay, failure or omission on Administrative Agent’s part in enforcing any such provision shall affect the liability of any Loan Party or operate as a waiver of such provision or preclude any other or further exercise of such provision. No Loan made hereunder shall constitute a waiver of any condition to any Lender’s obligation to make such a Loan unless such waiver is in writing and executed by the Requisite Lenders. No waiver by any party to any Transaction Document of any one or more defaults by any other party in the performance of any of the provisions of any Transaction Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Transaction Document, by entering into this Agreement and/or by making Loans, Administrative Agent and Lenders do not waive any breach of any representation or warranty under any Transaction Document, and all of Administrative Agent’s or any Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.
10.3    Jury Waiver; Jurisdiction. EACH PARTY HEREBY (i) EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER ANY TRANSACTION DOCUMENT OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

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10.4    Amendment and Waivers.
(a)    Other than as set forth in Section 10.4(b), no amendment or waiver of any provision of this Agreement or any other Transaction Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Requisite Lenders, the Borrower and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(i)    extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that (x) neither the consent of the Requisite Lenders nor the consent of any other Lender shall be required in connection therewith and (y) no amendment, modification or waiver of, or consent to departure from, any condition precedent to funding of a Loan, Default, Event of Default, representation, warranty, covenant, mandatory prepayment or mandatory reduction of the Commitments shall constitute an extension or increase of any Commitment of any Lender);
(ii)    postpone any date fixed for any payment of the principal amount or interest due to the Lenders (or any of them) without the written consent of such Lender(s) (it being understood that (x) neither the consent of the Requisite Lenders nor the consent of any other Lender shall be required in connection therewith and (y) a waiver of any Default, Event of Default, representation, warranty, covenant, mandatory prepayment or mandatory reduction of the Commitments (including any amendment of any ratio used in the calculation of such prepayment or reduction amount or in the component definitions thereof and any extensions for administrative convenience as may be agreed by the Administrative Agent (acting at the direction of the Requisite Lenders)) shall not constitute a postponement of any such date);
(iii)    reduce the principal amount of, or the rate of interest specified herein on, any Term Loan, or any fees or other amounts payable hereunder or under any other Transaction Document, without the written consent of each Lender directly and adversely affected thereby (it being understood that no amendment, modification or waiver of, or consent to departure from, any Default, Event of Default, representation, warranty, covenant, mandatory prepayment or mandatory reduction of the Commitments (including any amendment of any ratio used in the calculation of such prepayment or reduction amount or in the component definitions thereof) and no change to the definition of any ratio used in the calculation of interest rate or fees therein or in the component definitions, shall in any such case be construed as such a reduction or forgiveness; it being further understood that neither the consent of the Requisite Lenders nor the consent of any other Lender shall be required in connection therewith); provided, however, that only the consent of the Requisite Lenders shall be necessary to amend the definition of “Default Rate” to reduce the Default Rate or to waive any obligation of the Borrower to pay interest at the Default Rate;
(iv)    alter the pro rata sharing of payments required by this Agreement without the written consent of each Lender directly and adversely affected thereby (it

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being understood that neither the consent of the Requisite Lenders nor the consent of any other Lender shall be required in connection therewith);
(v)    change any provision of this Section 10.4(a) or the definition of “Requisite Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;
(vi)    except as otherwise expressly permitted under this Agreement or any other Transaction Document, release a material portion the Collateral securing the Obligations, or all or substantially all of the Guaranty, in each case without the written consent of each Lender;
(vii)    change the definition of “Permitted Change of Control New Owner” without the written consent of each Lender; or
(viii)    subordinate the Obligations hereunder or the Liens granted hereunder or under the other Transaction Documents to any other Indebtedness or Lien (including without limitation any Indebtedness or Lien issued under this Agreement or any other agreement), as the case may be, without the written consent of each Lender directly and adversely affected thereby (it being understood that neither the consent of the Requisite Lenders nor the consent of any other Lender shall be required in connection therewith);
and provided, further, that (x) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Transaction Document and (y) any amendment or modification to the Administrative Agent Fee Letter, or waiver of any rights or privileges thereunder, shall only require the consent of the Borrower and the Administrative Agent.
Notwithstanding anything herein to the contrary, the Loan Parties shall be permitted to rely on any consent or waiver executed by Administrative Agent as binding upon Lenders and conclusive evidence that the Requisite Lenders shall have approved, if required under the terms hereof.
(b)    Notwithstanding anything herein to the contrary and subject to the following sentence, this Agreement may be amended in writing by the Borrower and the Administrative Agent without the consent of any other party for the purpose of providing for Subsidiary Guarantors (including Designated Guarantors) to become party hereto and to hold Collateral to the extent 100% of the equity interest in such subsidiary guarantors is pledged as additional Collateral. In furtherance of the foregoing sentence, the Administrative Agent may post a copy of such amendment for the Lenders and if by 5:00 p.m. New York City time on the fifth (5th) Business Day following such posting the Administrative Agent has not received objections from Lenders constituting Requisite Lenders, then such amendment shall be deemed

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consented to by the Requisite Lenders and the Administrative Agent shall be entitled to rely upon such consent to execute any such amendment. Notwithstanding anything to the contrary contained in this Section 10.4, this Agreement, the other Transaction Documents and any guarantees, collateral security documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent (acting at the direction of the Requisite Lenders) and may be, together with this Agreement, amended, amended and restated, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any Lender (1) in order to comply with local Applicable Law or advice of local counsel, (2) to cure any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical or administrative nature or to effect any necessary or desirable technical change and/or (3) in order to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Transaction Documents.
(c)    Notwithstanding anything herein to the contrary, this Agreement may be amended in writing by the Borrower, the Facility Agent and the Administrative Agent without the consent of any other party for the purpose of making certain mechanical, technical or administrative amendments in order to align payment provisions of this Agreement with the Interest Rate Protection Agreement.
(d)    No amendment, waiver or consent shall, unless in writing and signed by Account Bank or Verification Agent, affect the rights or duties of Account Bank or Verification Agent under this Agreement or any other Transaction Document.
(e)    Notwithstanding anything herein to the contrary (i) the Management Agreement may be amended in accordance with Section 6.18 without the need to obtain any additional consents not set forth therein and (ii) the Account Bank Control Agreement may be amended as set forth therein without the need to obtain any additional consents.
XI.    EFFECTIVE DATE AND TERMINATION
11.1    Effectiveness and Termination. This Agreement, including the Commitments provided hereunder, shall become effective on the Effective Date and, subject to the Administrative Agent’s right to accelerate the Term Loans and terminate the Commitments upon the occurrence and during the continuation of any Event of Default (in each case, subject to the terms and conditions of Article VIII), this Agreement shall continue in full force and effect from and after the Effective Date until the Maturity Date, unless terminated sooner as provided in Article II. All of the Obligations shall be immediately due and payable upon the earlier of the Maturity Date or the date upon which the Administrative Agent declares all or any of the Obligations to be due and payable pursuant to the terms of Article VIII. Notwithstanding any other provision of any Transaction Document, no termination of this Agreement shall affect the Administrative Agent’s or any Lender’s rights or any of the Obligations existing as of the effective date of such termination to the extent that, by their express terms, such rights or Obligations survive such termination as set forth in Section 11.2, and the provisions of the Transaction Documents shall continue to be fully operative until the Termination Date. The Liens granted to the Administrative Agent hereunder and under the Security Documents and the

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financing statements filed pursuant thereto and the rights and powers of the Administrative Agent shall continue in full force and effect until the Termination Date.
11.2    Survival. All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by any Loan Party in any Transaction Document shall survive the execution and delivery of the Transaction Documents, the making and funding of the Term Loans and any termination of this Agreement until all Obligations (other than indemnity obligations under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) are fully performed and paid in full in cash. The obligations and provisions of Sections 3.2, 10.1, 10.3, 12.4, 12.7, 12.10, 13.1, 13.8, 13.11, 13.13, 13.14 and 15.5 shall survive termination of the Transaction Documents and any payment, in full or in part, of the Obligations.
XII.    MISCELLANEOUS
12.1    Governing Law; Jurisdiction; Service of Process; Venue.
(a)    THIS AGREEMENT AND ANY DISPUTE, SUIT, ACTION OR PROCEEDING, WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING, BUT NOT LIMITED TO, PROCEDURAL LAWS) WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.
(b)    BY EXECUTION AND DELIVERY OF EACH TRANSACTION DOCUMENT TO WHICH IT IS A PARTY, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING

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RELATING TO THIS AGREEMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY IN ANY COURT REFERRED TO IN CLAUSE (b) ABOVE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF PROCESS IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
12.2    Successors and Assigns; Assignments and Participations.
(a)    Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign all or any portion of its Commitments or Term Loans and other rights and obligations under this Agreement to one or more Persons (an “Acquiring Lender”) pursuant to an Assignment Agreement executed by such Acquiring Lender, such assigning Lender, and the Borrower and delivered to the Administrative Agent for recording in the Register, with the prior written consent (not to be unreasonably withheld or delayed) of the Borrower and, unless such assignment is to another Lender or an Affiliate of a Lender, the Administrative Agent; provided, that no consent of the Borrower will be required for an assignment in whole or in part (i) to another Lender or an Affiliate thereof, (ii) to an Eligible Assignee; provided, that any such assignment to an Eligible Assignee without the consent of the Borrower shall be of Commitments or Term Loans in an amount of at least $25,000,000, or (iii) if an Event of Default has occurred and is continuing; provided, further, that each such assignment shall be in a minimum principal amount of $1,000,000 (or, if less, the then outstanding amount of such Lender’s Term Loans and/or Commitment) or such lesser amount consented to by Administrative Agent. Upon each such recordation, the assigning Lender agrees to pay to Administrative Agent a registration fee in the sum of $3,500 (unless waived by the Administrative Agent in its sole discretion). The assignee, if it is not an existing Lender, shall deliver to the Administrative Agent (x) its applicable tax form, (y) an Administrative Questionnaire and (z) all documentation and other information that the Administrative Agent reasonably requests under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation Title III of the Patriot Act. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment Agreement, (1) the assignee thereunder shall be a party hereto and, to the extent

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provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder, and (2) the assigning Lender shall, to the extent provided in such Assignment Agreement and upon payment to Administrative Agent of the registration fee referred to in this Section 12.2(a), be released from its obligations under this Agreement. For the avoidance of doubt and notwithstanding the foregoing, each Lender may assign to any Affiliate and to the Federal Reserve at any time, pre or post Default, without the Borrower’s consent.
(b)    [Reserved].
(c)    Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Term Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Term Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register. Prior to such recordation, all amounts owed with respect to the applicable Commitment or Term Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Term Loans.
(d)    New Notes. Promptly following its receipt of an Assignment Agreement executed by the parties to such assignment, Administrative Agent shall record the information contained therein in the Register. Promptly after the effectiveness of any assignment by any Lender of all or any portion of such Lender’s Commitment and/or Term Loans, Borrower (at its expense) shall execute and deliver (x) to the assignee Lender, a Note in the amount equal to the Commitments and/or the Term Loans assigned to such assignee Lender and (y) to the assignor Lender, a Note in the amount, if any, of its remaining Commitment and/or Term Loans, if any, and may, upon written notice to the assignor promptly following such assignment, request assignor Lender surrender its existing Note representing its assigned Commitment and/or Term Loans to the Borrower for cancellation.
(e)    Participations. Anything contained herein to the contrary notwithstanding, any Lender may, from time to time and at any time, sell participations in all or any portion of such Lender’s rights and obligations under this Agreement (including all or any portion of its Commitments and the outstanding principal amount of Term Loans owing to it) to any financial institution that invests in loans (such Person, a “Participant”); provided, that the terms of any such participation shall not entitle the Participant to direct such Lender as to the manner in which it votes in connection with any amendment, supplement or other modification of this Agreement or any waiver or consent with respect to any departure from the terms hereof, in each case unless and to the extent that the subject matter thereof is one as to which the consent of all Lenders is required in order to approve the same; provided, further, (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C)  the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection

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with such Lender’s rights and obligations under this Agreement. Any Lender that sells a participation hereunder shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal and corresponding interest amount of each participant’s interest in the Term Loans, Commitments or other Obligations (the “Participant Register”); provided, that no Lender shall be required to disclose or share the information contained in such Participant Register with Borrower or any other Person, except as required by law and to satisfy the requirements of Treasury Regulation 5f.103-1(c). The entries in the Participant Register shall be conclusive in the absence of manifest error. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.2 and 13.8 (subject to the limitations and requirements of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment; provided, however, that a Participant shall not be entitled to receive any greater payment under Section 3.2 or Section 13.8, with respect to the participation sold to such Participant, than the applicable Lender would have been entitled to receive except to the extent such entitlement to a greater payment results from a Change in Law after the sale of the participation takes place.
(f)    Miscellaneous Assignment Provisions. Any assigning Lender shall retain its rights to be indemnified pursuant to Section 12.4 with respect to any claims or actions arising prior to the date of such assignment. Anything contained in this Section 12.2 to the contrary notwithstanding, any Lender may at any time pledge or assign a Lien in all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to secure its obligations, including to any of the twelve Federal Reserve Banks organized under § 4 of the Federal Reserve Act, 12 U.S.C. § 341. Any foreclosure or similar action by any Person in respect of such pledge or assignment shall be subject to the other provisions of this Section 12.2; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Assignment by the Loan Parties. No Loan Party shall assign or transfer any of its rights or obligations under this Agreement or any of the other Transaction Documents without the prior written consent of Administrative Agent (acting at the direction of the Requisite Lenders).
(h)    Replacement Lender. If any Lender requests compensation under Section 3.2(a), or if the Borrower is required to pay any amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13.8 or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Article XII (and with the $3,500 assignment fee being payable by the Borrower)) all of its interests, rights  and obligations under this Agreement and the related Transaction Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all

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other amounts payable to it hereunder and under the other Transaction Documents (including any amounts under Section 2.7) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(ii)    in the case of any such assignment resulting from a claim for compensation under Section 3.2(a) or payments required to be made pursuant to Section 13.8, such assignment will result in a reduction in such compensation or payments thereafter;
(iii)    such assignment does not conflict with Applicable Law; and
(iv)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
Each party hereto agrees that (a) an assignment required pursuant to this Section 12.2 may be effected pursuant to an Assignment Agreement executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

12.3    Application of Payments. To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other Applicable Law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Administrative Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Administrative Agent. Except as specifically provided in this Agreement, any payments with respect to the Obligations received shall be credited and applied in such manner and order as Administrative Agent shall decide in its sole discretion.
12.4    Indemnity. Each Loan Party shall indemnify each of the Administrative Agent, the Facility Agent, each Lender, each Participant, its Affiliates and managers, members, officers, employees, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, taxes and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) (“Damages”), which Damages may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any

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transaction contemplated by, or any matter related to this Agreement, the Term Loans (or the use of proceeds thereof), any other Transaction Document or any act of or omission by any Loan Party or any of their officers, directors, agents, including, without limitation (i) any willful misrepresentation with respect to any Loan Party or the Collateral, (ii) any acts of fraud by any Loan Party related to the Term Loans or made in connection with this Agreement or any Transaction Document, (iii) any theft of any Collateral by any Loan Party or any of their Affiliates, (iv) any misappropriation of funds or use of the proceeds of the Term Loans that is not in accordance with the terms of the Loan Agreement or any other Transaction Document, (v) any transfer, sale, encumbrance or other disposal of the Collateral not permitted by the Loan Agreement or the other Transaction Document or (vi) to the extent related to the foregoing, any liability of the Loan Parties arising under Environmental Law, in each case expressly excluding (i) any special, consequential or punitive damages (except to the extent such special, consequential or punitive damages are paid or payable to any third party) or (ii) those damages arising solely from the gross negligence or willful misconduct of any Indemnified Person as determined by a court of competent jurisdiction in a final and non-appealable judgement. The Loan Parties shall be entitled to participate in the defense of any matter for which indemnification may be required under this Section 12.4 (other than any matter in which the Administrative Agent or any of its Agent Related Parties is subject) and to employ counsel at their own expense to assist in the handling of such matter. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral, subject to (other than any such litigation, proceeding or matter involving the Administrative Agent or any of its Agent Related Parties) the Loan Parties’ prior approval of any settlement, which shall not be unreasonably withheld or delayed. To the extent that Administrative Agent obtains recovery from a third party other than an Indemnified Person of any of the amounts that any Loan Party has paid to Administrative Agent pursuant to the indemnity set forth in this Section 12.4 (and no amounts are then due and owing to the Administrative Agent from any Loan Party), then Administrative Agent shall promptly pay to such Loan Party the amount of such recovery. Without limiting any of the foregoing, each Loan Party indemnifies the Indemnified Parties for all claims for brokerage fees or commissions (other than claims of a broker with whom such Indemnified Party has directly contracted in writing) which may be made in connection with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Transaction Document or any agreement, document or transaction contemplated thereby. No Indemnified Person shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Transaction Document or arising out of its activities in connection herewith or therewith. For avoidance of doubt, this Section 12.4 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
12.5    Notices.
(a)    Except as otherwise expressly set forth in any other Transaction Document, all notices and other communications provided for herein and in the other Transaction Documents shall be in writing (including by electronic communication) and shall be

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delivered as follows: (x) if to the Borrower, any other Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 12.5; and (y) if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower). Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”): (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) electronic transmission, in each case upon further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(d)    The Borrower hereby acknowledges that (a) the Borrower or the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, DebtDomain or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of United States federal and state securities laws) and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials

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“PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) prior to distributing any Borrower Materials that contain material non-public information (i.e., not marked “PUBLIC”), the Borrower will notify each Public Lender that such information constitutes material non-public information and will not distribute such materials to the Administrative Agent to be distributed on the Platform without the consent of all Public Lenders or directly to any Public Lender without the consent of such Lender.  The Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”; provided, however, that the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Transaction Documents, (2) any notification of changes in the terms of the Facilities and (3) all information delivered pursuant to Section 6.1(a).
(e)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF ANY PLATFORM, AND THE ADMINISTRATIVE AGENT EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE BORROWER MATERIALS OR ANY PLATFORM. In no event shall any Administrative Agent or any of its Related Parties have any liability to any Loan Party or any of their respective Subsidiaries, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet.
12.6    Severability; Captions; Counterparts; Electronic Signatures. If any provision of any Transaction Document is adjudicated to be invalid under Applicable Laws, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Transaction Documents which shall be given effect so far as possible. The captions in the Transaction Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Transaction Documents. The Transaction Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and portable document format (.pdf), or other electronic transmission, which signatures shall be considered original executed

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counterparts. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Transaction Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved in writing (which may be by electronic mail) by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, upon the request of Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.
12.7    Expenses. The Loan Parties shall pay, whether or not the transactions contemplated hereby shall be consummated or any proposed Term Loan after the Closing Date occurs, all fees, costs and expenses incurred or earned, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other charges and expenses (including, without limitation, UCC and judgment and tax Lien searches and UCC filings and fees for post-closing UCC and judgment and tax Lien searches and wire transfer fees and audit expenses), and external attorneys’ fees and expenses (limited to the reasonable and documented or invoiced legal fees and expenses of a single lead counsel to the Administrative Agent, and a single lead counsel to the Lenders, taken as a whole, and of a single local counsel to the Administrative Agent, a single local counsel to the Facility Agent and a single local counsel to the Lenders, taken as a whole, in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with the prior written consent of the Borrower), by (a) the Administrative Agent, the Facility Agent and/or its or their respective Affiliates, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Transaction Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Transaction Documents and/or any related agreements, documents or instruments (including without limitation in conjunction with any proposed Term Loan to be made after the Closing Date), (iii) arising in any way out of administration of the Obligations or the taking or refraining from taking by Administrative Agent or the Facility Agent of any action under the Transaction Documents, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Administrative Agent’s Liens in any of the Collateral or securities pledged under the Transaction Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to the Administrative Agent’s, the Facility Agent’s or any Lender’s transactions with Borrower or any other Loan Party, (vi) arising out of or relating to any Default or Event of Default or occurring thereafter or as a result thereof, (vii) in connection with all actions, visits, audits and inspections undertaken by Administrative Agent or its Affiliates pursuant to the Transaction Documents, and/or (viii) in connection with

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any modification, restatement, supplement, amendment, waiver or extension of any Transaction Document and/or any related agreement, document or instrument and (b) any Lender and/or its Affiliates, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Transaction Document or any related agreement, document or instrument, (ii) in defending or prosecuting any actions, claims or proceedings arising out of or relating to any Lender’s transactions with Borrower or any other Loan Party and/or (iii) arising out of or relating to any Default or Event of Default or occurring thereafter or as a result thereof. All of the foregoing shall be part of the Obligations. Without limiting the foregoing, Borrower shall pay all Taxes, if any, in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
12.8    Entire Agreement. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT BETWEEN BORROWER, THE OTHER LOAN PARTIES, AGENT AND THE LENDERS AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS BETWEEN ANY PARTIES HERETO. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THERE ARE NO ORAL AGREEMENTS BETWEEN ANY LOAN PARTY AND ANY OTHER PARTY HERETO. EACH OF THE PARTIES HERETO UNDERSTANDS AND AGREES THAT ORAL AGREEMENTS AND ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE.
12.9    Approvals and Duties. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Administrative Agent with respect to any matter that is subject of any Transaction Document may be granted or withheld by Administrative Agent and Lenders, as applicable, in their sole and absolute discretion. Administrative Agent shall have no responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.
12.10    Publicity and Confidentiality.
(a)    [Reserved].
(b)    Each of the Agents, the Account Bank, the Verification Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors, including any numbering, administration or settlement service providers who need to know such information in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential (provided that the Administrative Agent and the Lenders, as applicable,

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shall be responsible for such Persons’ compliance with this Section 12.10(b)), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners) having jurisdiction, as applicable, over the Administrative Agent or the Lenders (in which case such Persons agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure and to use commercially reasonable efforts to ensure that any such information disclosed is accorded confidential treatment), (c) to the extent required by applicable laws or regulations or by any subpoena or similar compulsory legal process (in which case such Persons agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure and to use commercially reasonable efforts to ensure that any such information disclosed is accorded confidential treatment), (d) in connection with the exercise of any remedies hereunder or under the other Transaction Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 12.10(b), to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Transaction Documents (in each case, other than any Competitor) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party or any of their respective obligations (in each case, other than any Competitor), (f) with the consent of the Borrower, (g) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Person or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to any Loan Party (including those set forth in this paragraph), (h) in coordination with any Loan Party, to rating agencies or (i) to any other party to this Agreement. For the purposes of this Section, “Information” shall mean all information received by the Administrative Agent or a Lender, as applicable, from or on behalf of any Loan Party and related to the Loan Parties or their respective business. Each of the Administrative Agent and the Lenders agrees to be fully responsible for any breach of this Section 12.10(b) by any officer, director, employee or agent, including accountants, legal counsel and other advisors, of it or its Affiliates that has not entered into a separate written confidentiality agreement with the Borrower in form and substance satisfactory to the Borrower and having substantially the same requirements as this Section 12.10(b). For the avoidance of doubt, in no event shall any disclosure of such Information be made to any Competitor known to the Administrative Agent or the applicable Lender, as applicable. For the avoidance of doubt, nothing in this Section 12.10 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 12.10 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
12.11    Cooperation. In any litigation, arbitration or other dispute resolution proceeding relating to any Transaction Document, each Loan Party waives any and all defenses, objections and counterclaims (other than mandatory or compulsory counterclaims) it may have or could

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interpose with respect to (i) any of its directors, officers, employees or agents being deemed to be employees or managing agents of such Loan Party for purposes of all Applicable Law regarding the production of witnesses by notice for testimony (whether in a deposition, at trial or otherwise) and (ii) using all commercially reasonable efforts to produce in any such dispute resolution proceeding, at the time and in the manner requested by Administrative Agent or such other Lender, all Persons, documents (whether in tangible, electronic or other form) and other things under its control and relating to the dispute.
12.12    [Reserved].
12.13    Recognition of U.S. Special Resolution Regimes.
(a)    To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    For purposes of this Section 12.13:
“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

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“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
12.14    Acknowledgement and Consent to Bail-In of Affected Financial Institutions
. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
For purposes of this Section 12.14:
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law,

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regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person), as in effect from time to time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other

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person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
12.15    Original Issue Discount Legend.
THE TERM LOANS HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE AMOUNT OF ISSUE PRICE, ORIGINAL ISSUE DISCOUNT, YIELD TO MATURITY AND ISSUE DATE OF THE TERM LOANS MAY BE OBTAINED BY WRITING TO THE BORROWER AT ITS ADDRESS AS SPECIFIED IN THIS AGREEMENT.
XIII.    AGENT PROVISIONS; SETTLEMENT
13.1    Administrative Agent.
(a)    Appointment. Each Lender hereby designates and appoints Wilmington as the Administrative Agent under this Agreement and the other Transaction Documents, and each Lender hereby irrevocably authorizes Wilmington, as Administrative Agent for such Lender, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are delegated to Administrative Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent agrees to act as such on the conditions contained in this Article XIII. The provisions of this Article XIII are solely for the benefit of Administrative Agent and Lenders, and no Loan Party shall have rights as third-party beneficiaries of any of the provisions of this Article XIII. Regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Transaction Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
The Administrative Agent shall also act as the “collateral agent” under the Transaction Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the collateral agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 13.1(k) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Transaction Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XIII, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Transaction Documents as if set forth in full herein with respect thereto, and all

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references to Administrative Agent in this Article XIII shall, where applicable, be read as including a reference to the Administrative Agent acting as collateral agent.

Any corporation or association into which the Administrative Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Administrative Agent is a party, will be and become the successor Administrative Agent to the Administrative Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

(b)    Nature of Duties. In performing its functions and duties under this Agreement, Administrative Agent is acting solely on behalf of Lenders, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Lenders or any Loan Party. Administrative Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Transaction Documents. Administrative Agent shall not have by reason of this Agreement or any other Transaction Document a fiduciary relationship in respect of any Lender.
Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.
(c)    Rights, Exculpation, Etc. Neither Administrative Agent nor any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable for any action taken or omitted by them hereunder or under any of the other Transaction Documents, or in connection herewith or therewith; provided, that the foregoing shall not prevent Administrative Agent from being liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable

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basis. Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree promptly to return to such Lender any such erroneous payments received by them). Administrative Agent shall not be responsible for, or have any duty to ascertain or inquire into, (i) any recitals, statements, representations or warranties made by any Loan Party herein, (ii) the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any of the other Transaction Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party, (iii) the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Transaction Documents, (iv) the financial condition of any Loan Party, (v) the existence or possible existence of any Default or Event of Default, (vi) the creation, validity, priority or perfection of any Lien securing or purporting to secure the Obligations or the existence, value or sufficiency of any of the Collateral or (vii) the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Transaction Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Requisite Lenders (or such other number of Lenders as may be expressly required hereby) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Requisite Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Without limiting the foregoing, no Lender or Loan Party shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Transaction Documents in accordance with the instructions of the applicable percentage of Lenders and, notwithstanding the instructions of Lenders, Administrative Agent shall have no obligation to take any action if it, in the opinion of the Administrative Agent or its counsel, is contrary to any Transaction Document, or applicable Law, or if it believes that such action exposes Administrative Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless Administrative Agent receives an indemnification satisfactory to it from Lenders with respect to such action.
The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or

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that is contrary to any Transaction Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law.

The Administrative Agent shall not be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond the Administrative Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Administrative Agent’s control whether or not of the same class or kind as specified above.

The Administrative Agent shall not be obligated to calculate or confirm the calculations of any financial covenants set forth herein or the other Transaction Documents or in any of the financial statements of the Loan Parties.

Nothing in this Agreement or any other Transaction Document shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers under the Transaction Documents.

The Administrative Agent shall have no obligation for (a) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Transaction Document, or any agreement or instrument contemplated hereby or thereby; (b) the filing, re-filing, recording, re-recording, or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance, or other instrument in any public office at any time or times; or (c) providing, maintaining, monitoring, or preserving insurance on or the payment of taxes with respect to any Collateral.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Competitors. Without limiting the generality of the foregoing, Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Competitor or (y) have any liability with respect to or arising out of any assignment or participation of Term Loans or Commitments, or disclosure of confidential information, to any Competitors.

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The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default and/or Event of Default, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”

The Administrative Agent shall not be required to provide any direction or instruction under any Account Control Agreement or securities account control agreement to which it is a party, unless the Administrative Agent has received a direction from the Requisite Lenders directing it to provide such direction or instruction.

(d)    Reliance. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Transaction Documents. The Administrative Agent may consult with legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(e)    Indemnification. Each Lender, severally and not (i) jointly, or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless Administrative Agent and its Agent Related Parties (to the extent not reimbursed by the Loan Parties), ratably according to their respective Ratable Shares (as defined below) in effect on the date on which indemnification is sought under this clause (e) (or, if indemnification is sought after the date upon which the Term Loans shall have been paid in full and the Commitments have been terminated, ratably in accordance with their Ratable Shares immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Transaction Documents or any action taken or omitted by Administrative Agent under this Agreement or any of the other Transaction Documents; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis, provided, however, that no action taken in furtherance of the directions of the Requisite Lenders (or such other number or percentage of the Lenders as shall be required by the Transaction Documents) shall be deemed to constitute gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and its Agent Related Parties upon demand for its Ratable Share on the date on which reimbursement is sought (or, if reimbursement is sought after the date upon which the Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with their respective Ratable Shares in effect immediately prior to such date) of any documented out-of-

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pocket costs or expenses incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein. The obligations of the Lenders hereunder shall not diminish the obligations of the Borrower to indemnify and reimburse the Administrative Agent for such amounts. For purposes hereof, a Lender’s “Ratable Share” shall mean a fraction, the numerator of which is the sum of (x) the aggregate unused Commitments of such Lender at such time and (y) aggregate outstanding principal amount of the Term Loans of such Lender at such time, and the denominator of which is the sum of the (x) the aggregate outstanding unused Commitments of all Lenders at such time and (y) the aggregate outstanding principal amount of the Term Loans held by all Lenders at such time. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document against any amount due to the Administrative Agent and its Agent Related Parties under this Section 13.1(e). The obligations of Lenders under this Article XIII shall survive the payment in full of the Obligations and the termination of this Agreement.
(f)    Administrative Agent in its Individual Capacity. With respect to the Loans made by it, if any, Wilmington and its successors as Administrative Agent shall have, and may exercise, the same rights and powers under the Transaction Documents, and is subject to the same obligations and liabilities, as and to the extent set forth in the Transaction Documents, as any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms shall include, if applicable, Administrative Agent in its individual capacity as a Lender. Administrative Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of lending, banking, trust, financial advisory or other business with, Borrower or any Subsidiary or Affiliate of Borrower as if it were not acting as Administrative Agent pursuant hereto.
(g)    Successor Administrative Agent.
(i)    Resignation. Administrative Agent may resign as Administrative Agent at any time by giving at least thirty (30) calendar days’ prior written notice to Borrower and Lenders.
(ii)    Appointment of Successor. Upon any such notice of resignation pursuant to clause (i) above, Requisite Lenders shall appoint a successor Administrative Agent. If a successor Administrative Agent shall not have been so appointed within said thirty (30) calendar day period referenced in clause (i) above, the retiring Administrative Agent, may (but shall not be obligated to), on behalf of Lenders, appoint a successor Administrative Agent who shall serve as Administrative Agent until such time as Requisite Lenders appoint a successor Administrative Agent as provided above. Prior to the occurrence of a Default or Event of Default, Borrower shall be entitled to approve (such approval not to be unreasonably withheld, conditioned or delayed) any successor Administrative Agent appointed in accordance with the foregoing to the extent such successor Administrative Agent is not an affiliate of retiring Administrative Agent. If no

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successor administrative agent has accepted appointment as the Administrative Agent by the date thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and (ii) the Requisite Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor administrative agent as provided for above.
(iii)    Successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent under the Transaction Documents by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and, upon the earlier of such acceptance or the effective date of the retiring Administrative Agent’s resignation, the retiring Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents; provided, that any indemnity and expense rights or other rights in favor of such retiring Administrative Agent shall continue after and survive such resignation and succession. After any retiring Administrative Agent’s resignation as Administrative Agent under the Transaction Documents, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Transaction Documents.
(h)    Collateral Matters.
(i)    Collateral. Each Lender agrees that any action taken by Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater number of Lenders) in accordance with the provisions of this Agreement or of the other Transaction Documents relating to the Collateral, and the exercise by Administrative Agent or the Requisite Lenders (or, where so required, such greater number of Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and Administrative Agent. Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection herewith and with the Transaction Documents in connection with the Collateral; (ii) execute and deliver each Transaction Document relating to the Collateral and accept delivery of each such agreement delivered by Borrower or any other Loan Party; (iii) act as verification agent for Lenders; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Transaction Documents relating to the Collateral; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Transaction Document, exercise all right and remedies given to such Administrative

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Agent and Lenders with respect to the Collateral under the Transaction Documents relating thereto, Applicable Law or otherwise.
(ii)    Release of Collateral. Lenders hereby irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by Administrative Agent, for the benefit the of Lenders, upon any Collateral covered by the Transaction Documents (A) upon termination of this Agreement in writing, cancellation of any remaining Commitments and the payment and satisfaction in full in cash of all Obligations (other than indemnity obligations under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) or (B) in accordance with Section 2.13.
(iii)    Absence of Duty. Administrative Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral covered by this Agreement or the other Transaction Documents exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Administrative Agent, on behalf of the Lenders, herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent in this Section 13.1(h) or in any of the Transaction Documents.
(i)    Agency for Perfection. Each Lender hereby appoints Administrative Agent as agent for the purpose of perfecting Lenders’ security interest in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Administrative Agent) obtain possession of any such Collateral, such Lender shall hold such Collateral for purposes of perfecting a security interest therein for the benefit of the Lenders, notify Administrative Agent thereof and, promptly upon Administrative Agent’s request therefor, deliver such Collateral to Administrative Agent or otherwise act in respect thereof in accordance with Administrative Agent’s instructions.
(j)    Exercise of Remedies. Except as set forth in Section 13.3, each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Transaction Document or to realize upon any Collateral security for the Term Loans or other Obligations; it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent in accordance with the terms of the Transaction Documents.
(k)    Delegation of Duties.    The Administrative Agent may perform any of its duties and exercise any of its rights and powers under this Agreement or any other Transaction Document by or through one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any of its duties and exercise any its rights and powers by or through their respective Related Parties, and the Administrative Agent shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of

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any sub-agent or attorney-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent or attorney-in-fact.
13.2    Lender Consent.
(a)    In the event Administrative Agent requests the consent of a Lender and does not receive a written denial thereof within five (5) Business Days after such Lender’s Receipt of such request, then the Commitment of, and Total Outstandings held by, such Lender will be disregarded for the purposes of determining whether the Requisite Lenders have given consent thereto; provided that this Section 13.2(a) shall not apply to any action that requires the consent of every Lender or each Lender affected thereby.
(b)    In the event Borrower requests the consent of a Lender in a situation where such Lender’s consent would be required and such consent is denied (or no response is given by such Lender as set forth in Section 13.2(a)), then Borrower may, at its option, require such Lender to assign its outstanding Term Loans and its Commitments to an assignee lender for a price equal to the then outstanding principal amount thereof due such Lender plus accrued and unpaid interest and fees due such Lender, which principal, interest and fees will be paid to the Lender when collected from Borrower. In the event that Borrower elects to require any Lender to assign its interest pursuant to this Section 13.2, the Borrower will so notify such Lender and the Administrative Agent in writing within five (5) Business Days following such Lender’s denial, and such Lender will assign its interest in accordance with the terms hereof no later than five (5) calendar days following Receipt of such notice.
13.3    Set-off and Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain, on account of any Term Loan held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Term Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Term Loan pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in this Section 13.3 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Applicable Law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.3), with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Each Lender that purchases a participation pursuant to this Section 13.3 shall from

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and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
13.4    Disbursement of Funds. Administrative Agent may, on behalf of Lenders, disburse funds to Borrower for the Term Loans or any other Loan. Each Lender shall reimburse Administrative Agent on demand for its Pro Rata Share of all funds disbursed on its behalf by Administrative Agent, or if Administrative Agent so requests, each Lender shall remit to Administrative Agent its Pro Rata Share of any Loan before Administrative Agent disburses such Loan to or on account of Borrower. If Administrative Agent shall have disbursed funds to Borrower on behalf of any Lender and such Lender fails to pay the amount of its Pro Rata Share forthwith upon Administrative Agent’s demand, Administrative Agent shall promptly notify Borrower, and Borrower shall as promptly as reasonably possible, but in no event less than one (1) Business Day after such notice, repay such amount to Administrative Agent. Any repayment by Borrower required pursuant to this Section 13.4 shall be without prepayment fee, premium or penalty. Nothing in this Section 13.4 or elsewhere in this Agreement or the other Transaction Documents, including, without limitation, the provisions of Section 13.5, shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.
13.5    Availability of Lenders’ Pro Rata Share; Return of Payments.
(a)    Availability of Lenders’ Pro Rata Share.
(i)    Unless Administrative Agent has been notified by a Lender prior to any proposed funding date of such Lender’s intention not to fund its Pro Rata Share of a Loan, Administrative Agent may assume that such Lender will make such amount available to Administrative Agent on the proposed funding date; provided, however, that nothing contained in this Agreement shall obligate a Lender to make a Loan at any time any Default or Event of Default exists. If such amount is not, in fact, made available to Administrative Agent by such Lender when due, Administrative Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind.
(ii)    Nothing contained in this Section 13.5(a) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Administrative Agent or Borrower may have against such Lender as a result of any default by such Lender under this Agreement.
(b)    Return of Payments.
(i)    If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received

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by Administrative Agent from any Loan Party and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.
(ii)    If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Borrower, any other Loan Party or paid to any other Person pursuant to any Debtor Relief Law or otherwise, then, notwithstanding any other term or condition of this Agreement, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower, such other Loan Party or such other Person, without set-off, counterclaim or deduction of any kind.
13.6    Dissemination of Information. Promptly following its receipt thereof, Administrative Agent will distribute promptly to each Lender, unless previously provided by Borrower or any other Loan Party to such Lender, copies of all notices, schedules, reports, projections, financial statements, agreements and other material and information provided to the Administrative Agent for distribution to the Lenders, including, without limitation, financial and reporting information received by the Administrative Agent (in its capacity as such) from Borrower, any other Loan Party or a third party (and excluding only internal information generated by Wilmington for its own use as a Lender or as Administrative Agent and any attorney-client privileged communications or work product), as provided for in this Agreement and the other Transaction Documents as received by Administrative Agent. Administrative Agent shall not be liable to any of the Lenders for any failure to comply with its obligations under this Section 13.6, except to the extent that such failure is attributed to Administrative Agent’s gross negligence or willful misconduct and results in demonstrable damages to such Lender as determined, in each case, by a court of competent jurisdiction on a final and non-appealable basis.
13.7    Defaulting Lender. The failure of any Lender to make any Term Loan on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Term Loan, but neither any Other Lender nor Administrative Agent shall be responsible for the failure of any Defaulting Lender to make a Term Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Transaction Document or constitute a “Lender” for any voting or consent rights under or with respect to any Transaction Document and shall not be entitled to any fees based on unused commitments. At Borrower’s request, any Lender shall have the right (but shall have no obligation) to purchase from any Defaulting Lender, and each Defaulting Lender agrees that it shall sell and assign to such Person pursuant to an Assignment Agreement, all of the rights of such Defaulting Lender (including all of such Defaulting Lender’s Term Loans and Commitments) for an amount equal to the then outstanding principal amount thereof due to such Defaulting Lender plus accrued and unpaid interest and fees due to such Defaulting Lender,

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which principal, interest and fees will be paid to such Defaulting Lender when collected from Borrower.
13.8    Taxes.
(a)    Subject to clause (g) and (i) below, any and all payments by or on account of any obligations of Borrower or any other Loan Party to each Lender or Administrative Agent under this Agreement or any other Transaction Document shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings (including backup withholding), and all liabilities with respect thereto (including penalties, interest and additions to tax), imposed by any Governmental Authority, excluding, in the case of each Lender and Administrative Agent, such taxes as (x) are imposed on or measured by net income, (y) are franchise taxes or (z) are branch profits taxes, in each case, of such Lender or Administrative Agent, respectively, that (i) are imposed as a result of such Lender or Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) are Other Connection Taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being referred to as “Taxes”).
(b)    In addition, each Loan Party shall pay to the relevant Governmental Authority any present or future stamp, court, documentary, intangible, recording or filing taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.2(h)) (hereinafter referred to as “Other Taxes”).
(c)    Subject to clause (g) and (i) below, each Loan Party shall jointly and severally indemnify and hold harmless each Lender and Administrative Agent for the full amount of any and all Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 13.8) paid or payable by such Lender or Administrative Agent or required to be withheld or deducted from a payment to such Lender or Administrative Agent and any liability arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. Payments under this indemnification shall be made within ten (10) days from the date any Lender or Administrative Agent makes written demand therefor.
(d)    If any Loan Party or Administrative Agent shall be required by Applicable Law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable by any Loan Party to any Lender or Administrative Agent under this Agreement or any other Transaction Document, then, subject to clause (g) and (i) below:
(i)    the sum payable by such Loan Party shall be increased to the extent necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13.8), such Lender or

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Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;
(ii)    such Loan Party or Administrative Agent shall make such deductions, as applicable; and
(iii)    such Loan Party or Administrative Agent, as applicable, shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
(e)    Within thirty (30) days after the date of any payment by any Loan Party of Taxes or Other Taxes to a Governmental Authority, such Loan Party shall furnish to Administrative Agent (and the applicable Lender) the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Administrative Agent (and the applicable Lender).
(f)    Each Lender that is not a U.S. Lender (as defined below), or that is otherwise a “foreign person” within the meaning of Treasury Regulation Section 1.1441-1(c) (a “Non-U.S. Lender”), shall deliver to Borrower and Administrative Agent two (2) copies of an applicable U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, Form W-8IMY or Form W-8ECI, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from United States federal withholding tax on all payments by Borrower under this Agreement and the other Transaction Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. In addition to properly completing and duly executing an applicable U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, Form W-8IMY or Form W-8ECI (or any subsequent versions thereof or successors thereto), if such Non-U.S. Lender is claiming an exemption from withholding of United States federal income tax under section 871(h) or 881(c) of the Code, such Lender shall provide Borrower and Administrative Agent with a certificate to the effect that (A) it is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) it is not a “10-percent shareholder” of Borrower within the meaning of section 871(h)(3)(B) of the Code, and (C) it is not a controlled foreign corporation receiving interest from a related person within the meaning of section 881(c)(3)(C) of the Code. Each Non-U.S. Lender shall promptly notify Borrower and Administrative Agent (and each Participant (as described below) shall promptly notify the Lender from which the related participation shall have been purchased) at any time it determines that it is no longer in a position to provide any previously delivered form or certificate (or any other form of certification adopted by the U.S. taxing authorities for such purpose). On or before the date on which a U.S. Lender (described below) becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), any Lender that is an individual citizen or resident of the United States of America, a corporation or partnership (or other entity taxed as such for United States federal income tax

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purposes) created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to United States federal income taxation regardless of the source of its income (a “U.S. Lender”) shall deliver to Borrower and Administrative Agent (i) a properly prepared and duly executed U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, certifying that such Lender is exempt from United States federal backup withholding tax, and (ii) such other reasonable documentation as will enable Borrower and/or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Person that shall become a Participant pursuant to Section 12.2 shall, on or before the date of the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this clause (f) and clauses (h) and (i) below, and shall, if required, make the certifications set forth above in sub-clauses (A) through (C) of this Section 13.8(f); provided, that the obligations of such Participant, pursuant to this clause (f) and clauses (h) and (i) below, shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased. Notwithstanding any other provision of this section, a Lender or Participant shall not be required to deliver any form or certificate pursuant to this clause (f) that such Lender or Participant is not legally able or eligible to deliver.
(g)    No Loan Party will be required to pay any additional amounts pursuant to clause (d) above to any Lender or Administrative Agent or to indemnify any Lender or Administrative Agent pursuant to clause (c) above to the extent that the obligation to pay such additional amounts or to make such indemnity payments would not have arisen but for a failure by the relevant Lender to comply with its obligations under Section 13.8(f) for any reason. In addition, no Loan Party will be required to pay any additional amounts in respect of United States federal withholding tax pursuant to clause (d) above to any Lender or Administrative Agent or to indemnify any Lender or Administrative Agent pursuant to clause (c) above in respect of any United States federal withholding tax to the extent that, with respect to a Lender, the obligation to withhold amounts with respect to United States federal tax existed on the date such Lender acquires its interest in a Loan or Commitment (other than pursuant to an assignment request by Borrower pursuant to Section 12.2(h)) or, with respect to payments to a lending office newly designated by a Lender (a “New Lending Office”), the date such Lender designated such New Lending Office with respect to the applicable Term Loan; provided, however, that this sentence shall not apply to the extent the additional amounts any Lender, or Lender through a New Lending Office, would be entitled to receive (without regard to this sentence) do not exceed the additional amounts that the Lender making the transfer, or Lender making the designation of such New Lending Office, would have been entitled to receive in the absence of such transfer or designation.
(h)    Each Non-U.S. Lender agrees to provide Borrower and Administrative Agent, upon the reasonable request of Borrower, such other forms or documents as may be reasonably required under Applicable Law in order to establish an exemption from or eligibility for a reduction in the rate or imposition of Taxes or Other Taxes with respect to payments under this Agreement or any other Transaction Document; provided, the provision of such forms or documents shall not be required if in the Non-U.S. Lender’s reasonable judgment such provision

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would subject such Non-U.S. Lender to any material unreimbursed cost of expense or would materially prejudice the legal or commercial position of such Non-U.S. Lender. If, at any time, Borrower requests any Non-U.S. Lender to deliver any such additional forms or other documentation, then Borrower shall, on demand of such Non-U.S. Lender through Administrative Agent, reimburse such Non-U.S. Lender for any out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred by such Non-U.S. Lender in the preparation or delivery of such forms or other documentation.
(i)    If a payment to be made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower, Account Bank, and Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by Borrower, Account Bank or Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower, Account Bank or Administrative Agent as may be necessary for Borrower, Account Bank and Administrative Agent to comply with their respective obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA, and to determine the amount of Tax (if any) to deduct and withhold from such payment. Solely for purposes of this Section 13.8(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Upon request from the Account Bank, Borrower will provide such additional information that it may have to assist the Account Bank in making any withholdings or informational reports. For avoidance of doubt, no Loan Party will be required to pay any additional amounts pursuant to clause (d) above to any Lender or to indemnify any Lender pursuant to clause (c) above for any U.S. federal withholding Taxes imposed under FATCA.
(j)    Notwithstanding anything herein to the contrary, if Administrative Agent is required by Applicable Law to deduct or withhold any Taxes or Other Taxes or any other taxes from or in respect of any sum payable to any Lender by any Loan Party or Administrative Agent, Administrative Agent shall not be required to make any gross-up payment to or in respect of such Lender, except to the extent that a corresponding gross-up payment is actually received by Administrative Agent from such Loan Party, as applicable.
(k)    Any Lender claiming reimbursement or compensation pursuant to this Section 13.8 shall deliver to the Loan Parties (with a copy to Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Loan Parties in the absence of manifest error.
(l)    The agreements and obligations of the Loan Parties in this Section 13.8 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the repayment of all obligations under any Transaction Document and the payment of all other Obligations.
(m)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has

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been indemnified pursuant to this Section 13.8 (including by the payment of additional amounts pursuant to this Section 13.8), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 13.8 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (m) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (m), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (m) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (m) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
13.9    Patriot Act and other KYC Requirements. Each Lender that is subject to the requirements of the Patriot Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow Administrative Agent and each Lender to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
13.10    Manager and Managing Standard. Subject to the terms and conditions contained in the Management Agreement, as of the Closing Date, each Lender shall engage Uniti Fiber Holdings Inc. as the manager under this Agreement and the other Transaction Documents, to perform the services described therein.
13.11    Withholding Tax. To the extent required by any applicable law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Each Lender shall indemnify and hold harmless the Administrative Agent, within ten (10) days after demand thereof, for (i) any Taxes attributable to such Lender that are Other Taxes or Taxes that are imposed on or with respect to any payments made by or on account of any obligations of Borrower or any other Loan Party under this Agreement or any other Transaction Document (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties for such Taxes pursuant to Section 13.8 and without limiting any obligation of the Loan Parties to do

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so pursuant to Section 13.8), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(e) relating to the maintenance of a Participant Register, and (iii) any Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, together with all reasonable expenses, incurred in connection therewith, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Transaction Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this Section 13.11. The agreements in this Section 13.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, any assignment of rights by a Loan Party, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations under any Transaction Document.
13.12    Interest Rate Protection Agreements. Except as otherwise expressly set forth herein, no Counterparty that obtains the benefits conferred herein by virtue of the provisions hereof or any other Transaction Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Transaction Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Transactions Documents. Notwithstanding any other provision of this Article XIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Swap Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Counterparty. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Swap Obligations in the case of a release of liens and guarantees in connection with the payment in full of the Secured Obligations (other than (x) Secured Swap Obligations and (y) contingent indemnification obligations and other contingent obligations not yet accrued and payable).
13.13    Erroneous Payments.
(a)    If the Administrative Agent (x) notifies a Lender or Counterparty, or any Person who has received funds on behalf of a Lender or Counterparty (any such Lender, Counterparty or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Counterparty or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees,

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distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 13.13 and held in trust for the benefit of the Administrative Agent, and such Lender or Counterparty shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting the immediately preceding clause (a), each Lender, Counterparty or any Person who has received funds on behalf of a Lender or Counterparty (and each of their respective successors and assigns), agrees that if it (or a Payment Recipient on its behalf) receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Counterparty, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender or Counterparty shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 13.13(b).

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For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 13.13(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 13.13(a) or on whether or not an Erroneous Payment has been made.
(c)    Each Lender or Counterparty hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Counterparty under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Counterparty under any Transaction Document or from any other source against any amount that the Administrative Agent has demanded to be returned under the immediately preceding clause (a).
(d)    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Counterparty, to the rights and interests of such Lender or Counterparty, as the case may be) under the Transaction Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 13.13 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(e)    Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or the existence of any Erroneous Payment Subrogation Rights or other rights of the Administrative Agent in respect of an Erroneous Payment) result in the Administrative Agent becoming, or being deemed to be, a Lender hereunder or the holder of any Term Loans or Loans hereunder.
(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 13.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the

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repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.
13.14    Facility Agent.
(a)    Appointment. (a) Each Lender hereby designates and appoints Barclays Bank PLC as the Facility Agent under this Agreement and the other Transaction Documents, and each Lender hereby irrevocably authorizes Barclays Bank PLC, as Facility Agent for such Lender, to verify and ensure (x) satisfaction of the applicable documentary conditions precedent to the Closing Date set forth in Section 4.1 and (y) each Interest Rate Protection Agreement is executed in accordance with Section 6.19 herein. The Facility Agent agrees to act as such on the conditions contained in this Section 13.14. The provisions of this Section 13.14 are solely for the benefit of Facility Agent and Lenders, and no Loan Party shall have rights as third-party beneficiaries of any of the provisions of this Section 13.14. Regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Transaction Documents with reference to the Facility Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
Any corporation or association into which the Facility Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Facility Agent is a party, will be and become the successor Facility Agent to the Facility Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

(b)    Nature of Duties. In performing its functions and duties under this Agreement, the Facility Agent is acting solely on behalf of Lenders, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Lenders or any Loan Party. The Facility Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Transaction Documents. The Facility Agent shall not have by reason of this Agreement or any other Transaction Document a fiduciary relationship in respect of any Lender.
Each Lender acknowledges that the Facility Agent has not made any representation or warranty to it, and that no act by the Facility Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Facility Agent to any Lender as to any matter, including whether the Facility Agent has disclosed material information in their possession. Each Lender represents to the Facility Agent that it has, independently and without

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reliance upon the Facility Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into each Interest Rate Protection Agreement.
(c)    Rights, Exculpation, Etc. Neither the Facility Agent nor any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable for any action taken or omitted by them hereunder or under any of the other Transaction Documents, or in connection herewith or therewith. Without limiting the foregoing, no Lender or Loan Party shall have any right of action whatsoever against the Facility Agent as a result of the Facility Agent acting or refraining from acting under this Agreement or any of the other Transaction Documents in accordance with the instructions of the applicable percentage of Lenders and, notwithstanding the instructions of Lenders, the Facility Agent shall have no obligation to take any action if it, in the opinion of the Facility Agent or its counsel, is contrary to any Transaction Document, or applicable Law, or if it believes that such action exposes Facility Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless the Facility Agent receives an indemnification satisfactory to it from Lenders with respect to such action. The Facility Agent shall not have any duty to take any discretionary action or exercise any discretionary powers. The Facility Agent shall not be required to provide any direction or instruction with respect to any Interest Rate Protection Agreement.
The Facility Agent shall not be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond the Facility Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Facility Agent’s control whether or not of the same class or kind as specified above.

(d)    Reliance. The Facility Agent shall be entitled to rely, and shall be fully protected in relying, upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Transaction Documents. The Facility Agent may consult with legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Facility Agent and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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(e)    Indemnification. Each Lender, severally and not (i) jointly, or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless the Facility Agent and its Agent Related Parties (to the extent not reimbursed by the Loan Parties), ratably according to their respective Ratable Shares (as defined below) in effect on the date on which indemnification is sought under this clause (e) (or, if indemnification is sought after the date upon which the Term Loans shall have been paid in full and the Commitments have been terminated, ratably in accordance with their Ratable Shares immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Facility Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Transaction Documents or any action taken or omitted by the Facility Agent under this Agreement or any of the other Transaction Documents; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from the Facility Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis, provided, however, that no action taken in furtherance of the directions of the Requisite Lenders (or such other number or percentage of the Lenders as shall be required by the Transaction Documents) shall be deemed to constitute gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Facility Agent and its Agent Related Parties upon demand for its Ratable Share on the date on which reimbursement is sought (or, if reimbursement is sought after the date upon which the Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with their respective Ratable Shares in effect immediately prior to such date) of any documented out-of-pocket costs or expenses incurred by the Facility Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein. The obligations of the Lenders hereunder shall not diminish the obligations of the Borrower to indemnify and reimburse the Facility Agent for such amounts. For purposes hereof, a Lender’s “Ratable Share” shall mean a fraction, the numerator of which is the sum of (x) the aggregate unused Commitments of such Lender at such time and (y) aggregate outstanding principal amount of the Term Loans of such Lender at such time, and the denominator of which is the sum of the (x) the aggregate outstanding unused Commitments of all Lenders at such time and (y) the aggregate outstanding principal amount of the Term Loans held by all Lenders at such time. Each Lender hereby authorizes the Facility Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document against any amount due to the Facility Agent and its Agent Related Parties under this Section 13.14(e). The obligations of Lenders under this Article XIII shall survive the payment in full of the Obligations and the termination of this Agreement.
(f)    Successor Facility Agent; Replacement Facility Agent.

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(i)    Resignation. Facility Agent may resign as Facility Agent at any time by giving at least thirty (30) calendar days’ prior written notice to Borrower and Lenders.
(ii)    Appointment of Successor. Upon any such notice of resignation pursuant to clause (i) above, Requisite Lenders shall appoint a successor Facility Agent. If a successor Facility Agent shall not have been so appointed within said thirty (30) calendar day period referenced in clause (i) above, the retiring Facility Agent, may (but shall not be obligated to), on behalf of Lenders, appoint a successor Facility Agent who shall serve as Facility Agent until such time as Requisite Lenders appoint a successor Facility Agent as provided above. Prior to the occurrence of a Default or Event of Default, Borrower shall be entitled to approve (such approval not to be unreasonably withheld, conditioned or delayed) any successor Facility Agent appointed in accordance with the foregoing to the extent such successor Facility Agent is not an affiliate of retiring Facility Agent. If no successor Facility Agent has accepted appointment as the Facility Agent by the date thirty (30) days following a retiring Facility Agent’s notice of resignation, the retiring Facility Agent’s resignation shall nevertheless thereupon become effective and (i) the retiring or removed Facility Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and (ii) the Requisite Lenders shall perform all of the duties of the Facility Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Facility Agent as provided for above.
(iii)    Successor Facility Agent. Upon the acceptance of any appointment as Facility Agent under the Transaction Documents by a successor Facility Agent, such successor Facility Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Facility Agent and, upon the earlier of such acceptance or the effective date of the retiring Facility Agent’s resignation, the retiring Facility Agent shall be discharged from its duties and obligations under the Transaction Documents; provided, that any indemnity and expense rights or other rights in favor of such retiring Facility Agent shall continue after and survive such resignation and succession. After any retiring Facility Agent’s resignation as Facility Agent under the Transaction Documents, the provisions of this Section 13.14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Facility Agent under the Transaction Documents.
(g)    Delegation of Duties.     The Facility Agent may perform any of its duties and exercise any of its rights and powers under this Agreement or any other Transaction Document by or through one or more sub-agents appointed by the Facility Agent. The Facility Agent and any such sub-agent may perform any of its duties and exercise any its rights and powers by or through their respective Related Parties, and the Facility Agent shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Facility Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction

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determines in a final and non-appealable judgment that the Facility Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

XIV.    GUARANTY.
14.1    Guaranty of the Guaranteed Obligations. Each Guarantor, jointly and severally, hereby irrevocably and unconditionally guarantees to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Secured Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), but subject to any applicable cure periods, and excluding, in each case, with respect to any Guarantor at any time, Excluded Swap Obligations with respect to such Guarantor at such time (such obligations, collectively, the “Guaranteed Obligations”).
14.2    Payment by Guarantors. Each Guarantor hereby agrees, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against such Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), but subject to any applicable cure periods, such Guarantor will within ten (10) Business Days after written demand therefor, pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid. Notwithstanding anything to the contrary, this Article XIV shall not require or result in the application of any amount received from any Loan Party to any Excluded Swap Obligation of such Loan Party.
14.3    Liability of Each Guarantor Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)    this Guaranty is a guaranty of payment when due and not of collectability; this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
(b)    upon five (5) Business Days prior written notice to the Borrower, the Administrative Agent may enforce this Guaranty upon the occurrence and continuation of an

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Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;
(c)    the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other Guarantors and whether or not the Borrower is joined in any such action or actions;
(d)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
(e)    any Beneficiary, upon such terms as it deems appropriate, without notice or demand (but, in each case, subject to the terms of this Agreement and the other Transaction Documents) and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable; and (vi) exercise any other rights available to it under the Transaction Documents; and
(f)    this Guaranty and the obligations of each Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge

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or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not such Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce, or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Transaction Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Transaction Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Transaction Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Transaction Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
14.4    Waivers by the Guarantors. Each Guarantor hereby waives, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other Guarantor or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d)

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any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e)(i) any rights to set-offs, recoupments and counterclaims and (ii) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or Lien or any property subject thereto; and (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 14.3 and any right to consent to any thereof.
14.5    Each Guarantor’s Rights of Subrogation, Contribution, etc. Until the Termination Date, each Guarantor hereby subordinates any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any Collateral or security now or hereafter held by any Beneficiary. In addition, until the Termination Date, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other Guarantor of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other Guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest such Beneficiary may have in any such collateral or security, and to any right such Beneficiary may have against such other Guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time prior to the Termination Date, such amount shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
14.6    Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by such Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the benefit of the Administrative Agent and the other Beneficiaries and, following notice thereof from the Administrative Agent (acting at the direction of the Requisite Lenders), shall forthwith be paid over to the Administrative Agent for the

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benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
14.7    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until the Termination Date. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
14.8    Authority of the Guarantors or the Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
14.9    Financial Condition of the Borrower. Any Loan may be made to the Borrower without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such Loan. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or such Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Transaction Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.
14.10    Bankruptcy, etc.
(a)    So long as the Termination Date has not occurred, no Guarantor shall, without the prior written consent of the Administrative Agent, acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of each Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of each Guarantor and the Beneficiaries that the Guaranteed Obligations which are guaranteed by each Guarantor pursuant hereto should be determined without regard to any

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Applicable Law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Each Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
XV.    THE ACCOUNT BANK
15.1    Duties of the Account Bank.
(a)    The Account Bank undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. Any permissive right of the Account Bank contained in this Agreement and any other Transaction Document shall not be construed as a duty. The Account Bank shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Account Bank.
(b)    The Account Bank shall not be responsible or liable for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Borrower, the Lenders, or the Administrative Agent, and accepted by the Account Bank in good faith, pursuant to this Agreement or any other Transaction Document. Except as otherwise provided herein, the Account Bank shall not be responsible for recomputing, recalculating or verifying any information provided by the Borrower pertaining to any report, distribution statement or officer’s certificate.
(c)    No provision of this Agreement shall be construed to relieve the Account Bank from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:
(i)    The Account Bank shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Account Bank.
(ii)    In the absence of bad faith on the part of the Account Bank, the Account Bank may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Account Bank and conforming to the requirements of this Agreement.
(iii)    The Account Bank shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Account Bank unless it shall be proved that the Account Bank was negligent in ascertaining the pertinent facts.
(iv)    The Account Bank shall not be liable with respect to any action taken, suffered or omitted to be taken by the Account Bank, in good faith in accordance with this Agreement or the direction of Requisite Lenders relating to the time, method

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and place of conducting any proceeding for any remedy available to the Account Bank, or exercising any power conferred upon the Account Bank, under this Agreement.
(v)    The Account Bank shall not be required to take notice or be deemed to have notice or knowledge of any event, Event of Default, or other information hereunder or under any other Transaction Document unless either (1) a Responsible Officer shall have actual knowledge of such event, Event of Default, or other information or (2) written notice of such event, Event of Default, or other information referring to the Notes or this Agreement shall have been received by a Responsible Officer in accordance with the provisions of this Agreement. In the absence of receipt of such actual knowledge or written notice, the Account Bank may conclusively assume that no event, or Event of Default shall have occurred and have no duty to otherwise determine whether such event, or Event of Default shall have occurred.
(vi)    Subject to the other provisions of this Agreement, and without limiting the generality of this Section 15.1, the Account Bank shall not have any duty, except as expressly provided in the Transaction Documents, (A) to cause any recording, filing, or depositing of this Agreement or any agreement referred to herein or therein or any financing statement or continuation statement evidencing a security interest, or to cause the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof, (B) to see to or cause the maintenance of any insurance, (C) to confirm or verify the truth, accuracy or contents of any reports, resolutions, certificates, statements, instruments, opinions, notices, requests, consents, orders, approvals or other documentation of the Borrower, the Lenders, or the Administrative Agent, delivered to the Account Bank pursuant to this Agreement reasonably believed by the Account Bank to be genuine, absent manifest error, and to have been signed or presented by the proper party or parties (provided, however, the Account Bank may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Account Bank shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Borrower personally or by agent or attorney), and (D) to see to the payment of any assessment or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral other than from funds available in the Facility Collection Account (provided, that such assessment, charge, lien or encumbrance did not arise out of the Account Bank’s willful misconduct, or gross negligence). Neither the Account Bank nor any of its officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any of the Collateral, for the legality, enforceability, effectiveness or sufficiency of the Transaction Documents for the creation, perfection, continuation, priority, sufficiency or protection of any of the liens, or for any defect or deficiency as to any such matters, or for monitoring the status of any lien or performance of any of the Collateral.
(d)    The Account Bank is hereby directed to execute and deliver any Transaction Document to which it is a party.

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(e)    The Account Bank shall not be liable for interest on any money received by it except as the Account Bank may agree in writing with the Borrower.
(f)    Money held in trust by the Account Bank need not be segregated from other funds except to the extent required by law or this Agreement.
(g)    Every provision in this Agreement that in any way relates to the Account Bank is subject to paragraphs (a) through (f) of this Section 15.1.
15.2    Certain Matters Affecting the Account Bank. Except as otherwise provided in Section 15.1:
(a)    the Account Bank may conclusively rely upon and shall be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine, absent manifest error, and to have been signed or presented by the proper party or parties;
(b)    the Account Bank may consult with counsel and any advice or opinion of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;
(c)    the Account Bank shall be under no obligation to exercise any of the powers vested in it by this Agreement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Lenders, unless such Lenders shall have provided to the Account Bank security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby; the Account Bank shall not be required to expend or risk its own funds (except to pay overhead expenses, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses) or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it;
(d)    the Account Bank shall not be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;
(e)    the Account Bank shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Requisite Lenders; provided, however, that if the payment within a reasonable time to the Account Bank of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Account Bank, not reasonably assured to the Account

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Bank by the security afforded to it by the terms of this Agreement, the Account Bank may require an indemnity reasonably satisfactory to the Account Bank against such cost, expense or liability as a condition to taking any such action;
(f)    the Account Bank may execute any of the powers vested in it by this Agreement and may perform any its duties hereunder, either directly or by or through agents, attorneys, nominees or custodians, and the Account Bank shall not be responsible for any misconduct or negligence on the part of any such agent, attorney, nominee or custodian appointed by the Account Bank with due care; provided, that the use of agents, attorneys, nominees or custodians shall not be deemed to relieve the Account Bank of any of its duties and obligations hereunder (except as expressly set forth herein);
(g)    the Account Bank shall not be responsible for any act or omission of any other party to the Transaction Documents or any related document (or any agent thereof) and the Account Bank shall not be liable for any action or inaction of any other party to the Transaction Documents or any related document (or agent thereof) and may assume compliance by such parties with their obligations under the Transaction Documents or any related document, unless a Responsible Officer of the Account Bank shall have received written notice to the contrary;
(h)    [Reserved];
(i)    neither the Account Bank nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted under this Agreement hereto or in connection therewith except to the extent caused by the Account Bank’s gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review;
(j)    the Account Bank shall not be liable for any losses on investments except for losses resulting from the failure of the Account Bank to make an investment in accordance with instructions given in accordance herewith;
(k)    in order to comply with laws, rules, regulation and executive orders in effect from time to time including those relating to the funding of terrorist activities and money laundering, the Account Bank may be required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Account Bank, and accordingly, each of the parties hereto agrees to provide the Account Bank upon its reasonable request from time to time such identifying information and documentation as may be reasonably available for such party in order to enable the Account Bank to comply with the foregoing;
(l)    the rights, protections, immunities and indemnities afforded to the Account Bank pursuant to this Agreement shall also be afforded to the Account Bank under the other Transaction Documents;
(m)    whenever in the administration of the provisions of this Agreement hereto the Account Bank shall deem it necessary (in good faith) that a matter be proved or established

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as a matter of fact prior to taking or suffering any action or refraining from taking any action, the Account Bank may require a certificate from an executive officer of the Borrower or an opinion of counsel from the party requesting that the Account Bank act or refrain from acting. The Account Bank shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion of counsel;
(n)    in no event shall the Account Bank be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond the Account Bank’s control, including a failure, termination, or suspension of, or limitations or restrictions in respect of post-payable adjustments through, a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Account Bank’s control whether or not of the same class or kind as specified in this Section 15.2(n); it being understood that the Account Bank shall use commercially reasonable efforts to resume performance of its obligations hereunder as soon as practicable under the circumstances;
(o)    the Account Bank shall not be required to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties, or the exercise of any of its rights or powers;
(p)    delivery of any reports, information and documents to the Account Bank provided for herein is for informational purposes only and the Account Bank’s receipt of such reports and any publicly available information, shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, (x) other than written notice or directions to the Account Bank expressly provided for in this Agreement or any other Transaction Document, or (y) unless the Account Bank shall have an explicit duty to review such content;
(q)    knowledge of the Account Bank shall not be attributed or imputed to Wilmington’s other roles in the transaction and knowledge of the Verification Agent shall not be attributed or imputed to each other or to the Account Bank (other than those where the roles are performed by the same group or division within Wilmington or otherwise share the same Responsible Officers), or any affiliate, line of business, or other division of Wilmington (and vice versa);
(r)    notwithstanding anything to the contrary in this Agreement, the Account Bank shall not be required to take any action that is not in accordance with applicable law;

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(s)    the Account Bank shall have no liability or obligation with respect to the applicability (or otherwise) of any risk retention rules; and
(t)    The Account Bank shall have no duty to see to, or be responsible for the correctness or accuracy of, any recording, filing or depositing of this Indenture or any agreement referred to herein, or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refilling or re-depositing of any thereof.
15.3    Account Bank’s Disclaimer. The Account Bank (i) shall not be responsible for, and makes no representation as to, the validity or adequacy of this Agreement, the Collateral or the Notes and (ii) shall not be accountable for the Borrower’s use of the proceeds from the Notes, nor responsible for any statement of the Borrower in this Agreement, or in any document issued in connection with the sale of the Notes or in the Notes. The Account Bank shall not be responsible for, and makes no representation or warranty as to, the validity, legality, enforceability, sufficiency or adequacy of this Agreement, the Notes or any related document, or as to the correctness of any statement contained in any thereof. The recitals contained herein and in the Notes shall be construed as the statements of the Borrower.
15.4    [Reserved].
15.5    Fees and Expenses of Account Bank and Verification Agent; Indemnification of the Account Bank and Verification Agent.
(a)    On each Payment Date, the Account Bank shall withdraw from the Facility Collection Account and pay to itself and the Verification Agent pursuant to Section 2.8, the Account Bank Fee and Verification Agent Fee due on such Payment Date as compensation for all services rendered by the Account Bank and the Verification Agent, as applicable, hereunder.
(b)    The Account Bank and the Verification Agent and any of their respective affiliates, directors, officers, employees or agents shall be entitled to be reimbursed for, and indemnified and held harmless out of the funds available therefor pursuant to Section 2.8 from and against, any loss, liability, claim or expense (including reasonable costs and expenses of litigation, and of investigation, reasonable counsel’s fees and expenses, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with, this Agreement, the Notes or any act or omission of the Account Bank or the Verification Agent relating to the exercise and performance of any of the rights and duties of the Account Bank or the Verification Agent hereunder and under any other Transaction Document, including in connection with any action, claim or suit brought to enforce the Account Bank’s or the Verification Agent’s right to indemnification; provided, however, that none of the Account Bank or any of the other above specified Persons shall be entitled to indemnification or reimbursement pursuant to this Section 15.5(b) for (1) any expense that constitutes allocable overhead, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, (2) any loss, liability, damage, claim or expense specifically required to be borne by the Account Bank pursuant to this Agreement or (3) any loss, liability, damage, claim or expense incurred by reason of any breach on the part of the Account Bank of

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any of its representations or warranties contained herein or any willful misconduct, or gross negligence in the performance of, the Account Bank’s or the Verification Agent’s obligations and duties hereunder as determined by a court of competent jurisdiction in a final, non-appealable order. Without limiting the foregoing, the Borrower agrees to indemnify and hold harmless the Account Bank and the Verification Agent and their respective Affiliates from and against any liability (including for taxes, penalties or interest asserted by any taxing jurisdiction) arising from any failure to withhold taxes from amounts payable in respect of payments from the Facility Collection Account. The Account Bank and the Verification Agent shall notify the Borrower promptly of any claim for which it may seek indemnity. Failure by the Account Bank or the Verification Agent to so notify the Borrower shall not relieve the Borrower of its obligations hereunder.
(c)    Notwithstanding anything in this Agreement to the contrary, in no event shall the Account Bank be liable for special, indirect or consequential damages of any kind whatsoever (including lost profits), even if the Account Bank has been advised of the likelihood of such loss or damage and regardless of the form of action.
(d)    This Section 15.5 shall survive the discharge or termination of this Agreement or the resignation or removal of the Account Bank as regards rights and obligations prior to such discharge, termination, resignation or removal.
15.6    [Reserved].
15.7    Resignation and Removal of Account Bank.
(a)    The Account Bank may at any time resign and be discharged from its obligations and duties created hereunder with respect to one or more or all Series of Notes by giving not less than thirty (30) days prior written notice thereof to the other parties to this Agreement. Upon receiving such notice of resignation, the Borrower shall use its commercially reasonable efforts to promptly appoint a successor Account Bank by written instrument, in duplicate, which instrument shall be delivered to the resigning Account Bank and to the successor Account Bank. A copy of such instrument shall be delivered to the other parties to this Agreement by the Borrower. If no successor Account Bank shall have been so appointed and have accepted appointment within thirty (30) days after the giving of such notice of resignation, the resigning Account Bank may petition any court of competent jurisdiction for the appointment of a successor Account Bank.
(b)    If at any time the Account Bank shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Account Bank or of its property shall be appointed, or any public officer shall take charge or control of the Account Bank or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Borrower, or the Requisite Lenders will, upon ten (10) days’ prior written notice, be authorized to remove the Account Bank and appoint a successor Account Bank by written instrument, in duplicate, which instrument shall be delivered to the Account Bank so removed and to the successor Account Bank. A copy of such instrument shall be delivered to the other parties to this Agreement by the Borrower. If no successor Account Bank has accepted an appointment within

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ten (10) days after such removal, the retiring Account Bank may petition any court of competent jurisdiction to appoint a successor Account Bank.
(c)    Requisite Lenders may at any time upon thirty (30) days advance written notice (with or without cause) remove the Account Bank and appoint a successor Account Bank by written instrument or instruments, in triplicate, signed by such lenders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Borrower, one complete set to the Account Bank so removed, and one complete set to the successor Account Bank so appointed. All expenses incurred by the Account Bank in connection with its transfer of all documents relating to the Notes to a successor Account Bank following the removal of the Account Bank without cause pursuant to this Section 15.7(c) shall be reimbursed to the removed Account Bank within fifteen (15) days of demand therefor, such reimbursement to be made by the Lenders that terminated the Account Bank; provided, however, that if such Lenders do not reimburse the Account Bank within such thirty (30) day period, such expenses shall be reimbursed pursuant to Section 2.8. A copy of such instrument shall be delivered to the other parties to this Agreement by the successor Account Bank so appointed.
(d)    Any resignation or removal of the Account Bank and appointment of a successor Account Bank pursuant to any of the provisions of this Section 15.7 shall not become effective until acceptance of appointment by the successor Account Bank as provided in Section 15.8.
15.8    Successor Account Bank.
(a)    Any successor Account Bank appointed as provided in Section 15.7 shall execute, acknowledge and deliver to the Borrower and its predecessor Account Bank an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Account Bank shall become effective and such successor Account Bank, without any further act, deed or conveyance, shall become fully vested with all of the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Account Bank herein. The predecessor Account Bank shall deliver to the successor Account Bank all documents relating to the Notes held by it hereunder, and the Borrower and the predecessor Account Bank shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor Account Bank all such rights, powers, duties and obligations, and to enable the successor Account Bank to perform its obligations hereunder.
(b)    Upon acceptance of appointment by a successor Account Bank as provided in this Section 15.8, such successor Account Bank shall mail notice of the succession of such Account Bank hereunder to the Borrower.
15.9    Merger or Consolidation of Account Bank. Any entity into which the Account Bank may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Account Bank shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Account Bank shall be the successor of the Account Bank hereunder, without the execution or filing of any

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paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.
15.10    Multiple Roles.    The parties expressly acknowledge and consent to Wilmington acting in the multiple capacities of Verification Agent, Account Bank and in the capacity as Administrative Agent. Wilmington may, in such multiple capacities, discharge its separate functions fully, without hindrance or regard to conflict of interest principles or other breach of duties to the extent that any such conflict or breach arises from the performance by Wilmington of express duties set forth in this Agreement in any of such capacities, all of which defenses, claims or assertions are hereby expressly waived by the other parties hereto except in the case of negligence (other than errors in judgment) and willful misconduct by Wilmington.
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WITNESS WHEREOF, each of the parties has duly executed this Bridge Loan and Security Agreement as of the date first written above.
BORROWER:
UNITI FIBER BRIDGE BORROWER LLC
By:
Name:
Title:
HOLDINGS:
UNITI FIBER BRIDGE HOLDCO LLC
By:
Name:
Title:
SUBSIDIARY GUARANTOR:
UNITI FIBER GULFCO LLC
By:
Name:
Title:

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ADMINISTRATIVE AGENT:
WILMINGTON TRUST, NATIONAL ASSOCIATION
By:
Name:
Title:

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ACCOUNT BANK:
WILMINGTON TRUST, NATIONAL ASSOCIATION
By:
Name:
Title:
VERIFICATION AGENT:
WILMINGTON TRUST, NATIONAL ASSOCIATION
By:
Name:
Title:

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LENDERS:
BARCLAYS BANK PLC
By:
Name:
Title:
DEUTSCHE BANK AG, NEW YORK BRANCH
By:
Name:
Title:
By:
Name:
Title:

CITIBANK, N.A.
By:
Name:
Title:
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ANNEX 1

COMMITMENTS

Lender	Commitment	Pro Rata Share
Barclays Bank PLC	$175,350,000	50.1%
Deutsche Bank AG, New York Branch	$99,750,000	28.5%
Citibank, N.A.	$74,900,000	21.4%
Total	$350,000,000	100%

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